   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 2000

                                                          REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               THE O'GARA COMPANY
             (Exact name of registrant as specified in its charter)

                OHIO                                 3711                              31-1726886
  (State or other jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer Identification
   incorporation or organization)        Classification Code Number)                    Number)

                               9113 LeSaint Drive
                             Fairfield, Ohio 45014
                                 (513) 881-9800

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Wilfred T. O'Gara
                            Chief Executive Officer
                               The O'Gara Company
                               9113 LeSaint Drive
                             Fairfield, Ohio 45014
                                 (513) 881-9800

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   Copies to:
                             ABRAM S. GORDON, ESQ.
                       Vice President and General Counsel
                               The O'Gara Company
                               9113 LeSaint Drive
                             Fairfield, Ohio 45014
                                 (513) 881-9800
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE       OFFERING PRICE PER   AGGREGATE OFFERING     REGISTRATION
            TO BE REGISTERED                 REGISTERED             SHARE(1)             PRICE(1)               FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
  share.................................  6,000,000 shares           $7.785           $46,712,000.00        $12,332.00
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) based on the book value per share of the registrant's common stock as of June 30, 2000.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          SUBJECT TO COMPLETION OR AMENDMENT, DATED SEPTEMBER 21, 2000

PROSPECTUS

                                6,000,000 SHARES

                                     [LOGO]

                               THE O'GARA COMPANY

                                  COMMON STOCK
                            ------------------------

     This prospectus covers shares of the common stock of The O'Gara Company that will be issued in a reorganization and split-up of The Kroll-O'Gara Company. The O'Gara Company currently is a wholly owned subsidiary of Kroll-O'Gara. After the split-up, The O'Gara Company will be an independent public company that continues Kroll-O'Gara's security products and services business.

     As part of the split-up you will receive a distribution of approximately
0.27 shares of O'Gara Company common stock for each share of Kroll-O'Gara common stock owned by you on the record date for the distribution. You will receive only whole shares of O'Gara Company common stock and cash in payment for any fractional share. In the split-up you also will receive shares of the common stock of Kroll Risk Consulting Services, Inc., as described in KRCS' separate prospectus.

     There currently is no public market for O'Gara Company common stock. We have applied to list the common stock on the Nasdaq National Market under the symbol "OGAR."

     OWNERSHIP OF O'GARA COMPANY COMMON STOCK INVOLVES RISKS. PLEASE SEE THE INFORMATION UNDER "RISK FACTORS" BEGINNING ON PAGE 7 IN THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                           , 2000.

                               TABLE OF CONTENTS

Prospectus Summary..................     3
Risk Factors........................     7
Forward-Looking Statements..........    10
The Split-Up........................    11
Dividend Policy.....................    14
Financing...........................    14
Use of Proceeds.....................    14
Capitalization......................    15
Selected Historical and Unaudited
  Pro Forma Financial Information...    16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    19
Business............................    31
Management..........................    43
Executive Compensation and Benefit
  Plans.............................    45
Certain Relationships and Related
  Party Transactions................    49
Relationship With KRCS..............    51
Principal Shareholders and Holdings
  of Management.....................    53
Description of Capital Stock........    54
Legal Matters.......................    57
Independent Public Accountants......    57
Where You Can Find More
  Information.......................    57
Financial Statements................   F-1

                               PROSPECTUS SUMMARY

     This summary highlights information from this prospectus. It may not contain all the information that is important to you. You should read this entire prospectus carefully, including the financial statements and related notes. For additional information, see "Where You Can Find More Information" on page 57.

                                  THE COMPANY

     The O'Gara Company is a leading provider of armored products, including ballistic and blast protected armoring systems for commercial and military vehicles, aircraft and missile components, and security services. Our O'Gara-Hess & Eisenhardt Armoring Company subsidiary has a long and distinguished history dating back to 1876 as a horse-drawn carriage builder. In the 1940s, OHE designed and built one of the earliest armored presidential limousines, which was used by President Harry S Truman. Since then, OHE's armored commercial vehicles have been used by U.S. Presidents, other heads of state, business executives and VIPs worldwide. OHE also has been the sole source provider of armoring systems for the U.S. Military's Up-Armored High Mobility Multi-Purpose Wheeled Vehicles, commonly known as HMMWVs, since their introduction in 1994. Additionally, through ITI, our International Training, Incorporated subsidiary, The O'Gara Company offers driver training, firearms training, threat recognition and avoidance training and other security related services.

     In 1996 our predecessor, also then named The O'Gara Company, completed an initial public offering and embarked on a strategy of rapid growth, primarily through acquisitions. In late 1997, a subsidiary of that company merged into Kroll Holdings, Inc. and the parent company's name was changed to The Kroll-O'Gara Company. Kroll-O'Gara continued the strategy of rapid growth; however, early in 1999, management disagreements arose over the appropriate method of managing Kroll-O'Gara and the strategic directions in which the company should proceed. When it became evident that these disagreements could not be eliminated, Kroll-O'Gara's Board of Directors directed management to explore alternatives for the company to improve operations and thereby enhance shareholder value. Ultimately this led to the decision by Kroll-O'Gara's Board to reorganize the company and to split it into two new public companies which will continue separately the principal historical Kroll and O'Gara businesses.

     The O'Gara Company is the new corporation organized to become the public holding company for, and to continue, Kroll-O'Gara's security products and services business.

BUSINESS STRATEGY

     The key elements of The O'Gara Company's business strategy will be to:

     Continue to expand armored passenger vehicle sales in the U.S. and foreign markets. We intend to increase sales in countries where we already have manufacturing locations by expanding our product offering, growing our dealer networks, expanding our relationships and armoring agreements with original vehicle manufacturers, expanding our involvement in the market for used armored vehicles and offering alternative financing arrangements for our vehicles. Also, we intend to continue to review opportunities to acquire or establish manufacturing operations in additional countries.

     Expand our cash-in-transit vehicle sales. The money transport industry has been consolidating and increasingly is served by a few large and global companies. We believe that our ability to produce armored commercial vehicles in several countries around the world will appeal to the major companies involved in the money transport industry as they seek operating efficiencies through fleet standardization and volume purchasing on a global, rather than a local, basis. Additionally, we are exploring the feasibility of high technology non-armor security solutions as an addition or a replacement to traditional means of protecting cash shipments.

     Expand our services to armored vehicle customers in each of our geographic locations. The installed base of our armored commercial and passenger vehicles continues to increase. As this trend continues, we intend to expand our after-sale service offerings. Additionally, we intend to offer our customers other services such as vehicle tracking, incident response and, for our commercial customers, logistics and information system supports as they pertain to fleet management.

     Grow our training and security services. Through ITI we offer driver training, firearms training, threat recognition and avoidance training and various other security related services. We intend to increase our sales in this area to the U.S. Government, capitalizing on its practice of increasingly outsourcing services to proven suppliers, and aggressively to expand our offering of these services in foreign markets where we have a presence as well as in countries in which personal safety concerns are the highest.

     Expand military sales. We are working with AM General, the manufacturer of the HMMWV, and with manufacturers of other tactical wheeled vehicles to market a variety of armored tactical wheeled vehicles to the U.S. Government as well as foreign governments. We also are expanding our efforts to work with the U.S. Government and with other government contractors to develop armoring solutions for vehicles that traditionally have been unprotected. Additionally, as the fleet of fielded Up-Armored HMMWVs grows, the requirements for spare parts and technical support will continue to expand. Finally, we are developing and implementing sophisticated integrations of hardware and electronic components for the HMMWV as well as other vehicles.

     Improve efficiencies. As we increase our sales around the world, we intend continually to increase our efficiencies by leveraging our global purchasing capabilities, standardizing our production and engineering efforts and taking advantage of economies of scale.

     Pursue strategic acquisition opportunities. The fragmented nature of the global security industry provides ample opportunities for strategic acquisitions. We believe that we are well positioned to consolidate companies in the armoring and security training sectors of the industry as well as to broaden the scope of our business through acquisitions.

     The O'Gara Company's principal executive offices are located at 9113 LeSaint Drive, Fairfield, Ohio 45014. Our telephone number is (513) 881-9800.

                      SUMMARY FINANCIAL AND OPERATING DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     You should read the following summary data in conjunction with our combined financial statements and related notes, including the unaudited interim and pro forma combined financial information, and other financial information which appear later in this prospectus. The pro forma information gives effect to the split-up of Kroll-O'Gara.

THE O'GARA COMPANY SELECTED COMBINED FINANCIAL INFORMATION(1)

                                                                                              SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                      JUNE 30,
                                        --------------------------------------------------   -------------------
                                         1995      1996       1997       1998       1999       1999       2000
                                        -------   -------   --------   --------   --------   --------   --------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.............................  $30,773   $75,008   $100,739   $131,690   $118,507   $ 56,962   $ 53,335
Cost of sales.........................   23,579    55,865     72,383     95,290     83,620     38,434     40,347
                                        -------   -------   --------   --------   --------   --------   --------
  Gross profit........................    7,194    19,143     28,356     36,400     34,887     18,528     12,988
Selling, general and administrative
  expenses, including amortization....    6,783    11,167     16,668     20,738     29,438     11,119     16,039
Restructuring expenses................       --        --         --         --        292        292         --
Failed merger related costs...........       --        --         --         --        704         --        830
Separation expenses...................       --        --         --         --         --         --        280
Merger related expenses...............       --        --      2,933      1,137        145         36         --
                                        -------   -------   --------   --------   --------   --------   --------
  Operating income (loss).............      411     7,976      8,755     14,525      4,309      7,081     (4,161)
Interest expense......................     (779)   (1,077)    (2,967)    (2,415)    (1,995)      (799)    (1,167)
Other income (expense), net...........      (78)      (56)      (249)        53       (158)        28       (134)
                                        -------   -------   --------   --------   --------   --------   --------
  Income (loss) before minority
    interest, provision for income
    taxes, extraordinary item and
    cumulative effect of change in
    accounting principle..............     (446)    6,843      5,538     12,163      2,156      6,310     (5,462)
Minority interest.....................       --        --       (156)        --         --         --         --
                                        -------   -------   --------   --------   --------   --------   --------
  Income (loss) before provision for
    income taxes, extraordinary item
    and cumulative effect of change in
    accounting principle..............     (446)    6,843      5,382     12,163      2,156      6,310     (5,462)
Provision for income taxes............       --       518      2,822      5,016      2,303      2,454        327
                                        -------   -------   --------   --------   --------   --------   --------
  Income (loss) before extraordinary
    item and cumulative effect of
    change in accounting principle....     (446)    6,325      2,560      7,147       (147)     3,856     (5,789)
Extraordinary item, net of tax
  benefit.............................       --        --       (194)        --         --         --         --
                                        -------   -------   --------   --------   --------   --------   --------
  Income (loss) before cumulative
    effect of change in accounting
    principle.........................     (446)    6,325      2,366      7,147       (147)     3,856     (5,789)
Cumulative effect of change in
  accounting principle................       --        --         --         --       (778)      (778)        --
                                        -------   -------   --------   --------   --------   --------   --------
Net income (loss).....................  $  (446)  $ 6,325   $  2,366   $  7,147   $   (925)  $  3,078   $ (5,789)
                                        =======   =======   ========   ========   ========   ========   ========
Basic and diluted earnings (loss) per
  share...............................  $ (0.07)  $  1.05   $   0.39   $   1.19   $  (0.15)  $   0.51   $  (0.96)
                                        =======   =======   ========   ========   ========   ========   ========
Basic and diluted weighted average
  shares outstanding..................    6,000     6,000      6,000      6,000      6,000      6,000      6,000
                                        =======   =======   ========   ========   ========   ========   ========

                                                          AS OF DECEMBER 31,                   AS OF JUNE 30,
                                            ----------------------------------------------   -------------------
                                             1995      1996     1997      1998      1999       1999       2000
                                            -------   ------   -------   -------   -------   --------   --------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit).................  $(2,036)  $6,266   $19,102   $49,685   $36,443   $ 42,049   $ 26,496
Net property, plant and equipment.........    3,171    4,925    10,292    13,318    19,159     16,464     19,818
Total assets..............................   24,674   41,872    77,743   120,802   118,272    119,101    111,028
Long-term debt, including line-of-credit
  and current portion.....................   10,529   12,241    26,202    17,155    27,628     28,151     34,014
Shareholder's equity......................      665   12,749    23,171    68,771    58,098     60,076     46,712

---------------

(1) See Note 1 to our combined financial statements for discussion regarding the basis of presentation.

THE O'GARA COMPANY
SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION(1)

                                                              YEAR ENDED          SIX MONTHS ENDED
                                                           DECEMBER 31, 1999       JUNE 30, 2000
                                                           -----------------      ----------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales................................................      $118,507               $ 53,335
Cost of sales............................................        83,620                 40,347
                                                               --------               --------
  Gross profit...........................................        34,887                 12,988
Selling and marketing expenses...........................         8,854                  4,390
General and administrative expenses......................        20,584                 11,649
Restructuring expenses...................................           292                     --
Separation expenses......................................            --                    280
Merger related expenses..................................           145                     --
Failed merger related costs..............................           704                    830
                                                               --------               --------
  Operating income (loss)................................         4,308                 (4,161)
Interest expense.........................................        (1,995)                (1,167)
Other income (expense)...................................          (157)                  (134)
                                                               --------               --------
  Income (loss) from continuing operations before
     minority interest, provision for income taxes,
     extraordinary item and cumulative effect of change
     in accounting principle.............................         2,156                 (5,462)
Minority interest........................................           719                  1,881
                                                               --------               --------
  Income (loss) from continuing operations before
     provision for income taxes, extraordinary item and
     cumulative effect of change in accounting
     principle...........................................         2,875                 (3,581)
Provision for income taxes...............................         2,591                    327
                                                               --------               --------
  Income (loss) from continuing operations...............      $    284               $ (3,908)
                                                               ========               ========
Basic and diluted earnings (loss) per share from
  continuing operations..................................      $   0.05               $  (0.65)
                                                               ========               ========
Basic and diluted weighted average shares outstanding....         6,000                  6,000
                                                               ========               ========

                                                                                       AS OF
                                                                                   JUNE 30, 2000
                                                                                  ----------------
BALANCE SHEET DATA:
Working capital.............................................................          $ 25,727
Net property, plant and equipment...........................................            19,818
Total assets................................................................           109,997
Long-term debt, including line-of-credit and current portion................            34,014
Shareholders' equity........................................................            44,202

----------------

(1) See the unaudited pro forma combining condensed financial statements beginning on page F-44 for information regarding basis of presentation for our unaudited pro forma financial data as well as for a discussion of applicable pro forma entries.

                                    RISK FACTORS

     You should carefully consider the following risks relating to the shares of O'Gara Company common stock that you will receive as a result of the split-up of Kroll-O'Gara. Some of the risks relate principally to establishing The O'Gara Company as independent from Kroll-O'Gara. Others relate principally to our business. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect our business. If any of the following risks and uncertainties develop into actual events, it could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our common stock could decline.

THE RISKS INHERENT IN OUR BUSINESS WILL BE ACCENTUATED AFTER THE SPLIT-UP. DOWNTURNS IN OUR BUSINESS WILL BE MORE LIKELY TO AFFECT NEGATIVELY OUR FINANCIAL RESULTS AND CONDITION.

     The O'Gara Company will have a narrower business focus and business base after the split-up than does Kroll-O'Gara. Because Kroll-O'Gara carries on a wide variety of risk-management activities, business fluctuations in any one area have tended to be smoothed out by opposite fluctuations in another. Similar fluctuations in the business of The O'Gara Company after the split-up will have a much more significant impact on our results of operations and cash flows than previously.

WE MAY BE UNSUCCESSFUL IN DEVELOPING AND IMPLEMENTING A GROWTH STRATEGY AFTER THE SPLIT-UP.

     The O'Gara Company will be substantially smaller than Kroll-O'Gara and will need to grow after the split-up. Therefore, we will need to develop and implement successfully a strategy of internal and/or external growth. To the extent that our strategy involves acquisitions, we may not be able to integrate or manage the acquired businesses so as to produce returns that justify the investment and issues relating to acquisitions may divert management's attention from existing operations. Additionally, acquisitions using our common stock will be limited for two years following the split-up in order to preserve the split-up's tax-free status. If we cannot generate growth, or manage our growth, there could be a material adverse effect on our operations and earnings.

THE O'GARA COMPANY WILL NEED CAPITAL FOR GROWTH. WE CANNOT BE SURE THAT WE WILL BE ABLE TO SECURE THE CAPITAL WE WILL NEED OR TO SECURE THAT CAPITAL ON ACCEPTABLE TERMS.

     In order to grow, we eventually will require additional capital. The O'Gara Company may not be able to generate adequate cash from operations or obtain adequate financing from external sources for this purpose. Because we will be smaller than Kroll-O'Gara was before the split-up, the financing available to us is likely to be more limited and also may be more expensive. The issuance of additional common stock by us to raise capital or to finance acquisitions may result in dilution to holders of our common stock. Additionally, issuances of common stock by either company will be limited for two years following the split-up in order to preserve the split-up's tax-free status. Any debt financing by The O'Gara Company may increase significantly our leverage and may impose restrictive covenants which limit our operations or ability to make future acquisitions.

THE O'GARA COMPANY WILL NEED TO USE A SIGNIFICANT PORTION OF OUR CASH FLOW TO SERVICE OUR DEBT.

     After the split-up, and based on its June 30, 2000 pro forma balance sheet, The O'Gara Company expects to have total indebtedness of approximately $34 million and total shareholders' equity of approximately $44 million, resulting in a debt to equity ratio of approximately 0.77. We will have to use a significant percentage of our cash flow from operations to pay the principal and interest on this debt, which will limit the cash available for existing operations and future growth and will make it more difficult for us to obtain additional debt financing for these purposes. This, in turn, may adversely affect the price of our common stock. Additionally, current credit agreements contain, and future credit agreements will contain, financial and operating covenants that will limit our ability to take various corporate actions. These restrictions may limit our ability to pursue future growth plans.

OUR STOCK PRICE MAY BE HIGHLY VOLATILE AFTER THE SPLIT-UP. YOU MAY LOSE ALL OR PART OF THE VALUE OF YOUR O'GARA COMPANY COMMON STOCK.

     There currently is no public market for O'Gara Company common stock. After the split-up, trading prices for our common stock will be established by the public markets, and an active trading market may not develop or be sustained. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

     - sale of our common stock by shareholders immediately after the split-up because our business profile does not fit their investment objectives;

     - actual or anticipated fluctuations in our operating results;

     - changes in earnings estimated by securities analysts or our ability to meet those estimates;

     - the operating and stock price performance of other comparable companies;

     - developments and publicity regarding our industry; and

     - general economic conditions.

     In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual performance, and could enhance the effect of any fluctuations that do relate to our operating results.

OUR STOCK PRICE MAY BE DEPRESSED BECAUSE OF OUR SMALLER CAPITALIZATION.

     Because we will have a smaller market capitalization after the split-up than did Kroll-O'Gara, it is possible that we will be less widely followed by analysts and disfavored by institutional investors. The lack of a significant following by either or both of these two groups may result in lower trading volumes and depressed or stagnant stock prices for these companies, which may be unrelated to operating performance.

THE LOSS OF, OR A SIGNIFICANT REDUCTION IN, THE O'GARA COMPANY'S U.S. MILITARY BUSINESS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     U.S. Military contracts account for a significant portion of our business. On a pro forma basis, these contracts represented 43%, 45% and 33% of net sales for 1997, 1998 and 1999, respectively. The U.S. Military funds these contracts in annual increments, and the contracts require subsequent authorization and appropriation which may not occur or which may provide less than the total amount of the contract. Fluctuations in spending by the U.S. Government for national defense could adversely affect our ability to receive future contracts. Also, the U.S. Government generally may cancel its contracts unilaterally, at its convenience.

WE ARE DEPENDENT ON SINGLE SOURCE SUPPLIERS OF COMPONENTS FOR OUR UP-ARMORED HMMWVs, WHICH ACCOUNT FOR ALMOST 33% OF OUR NET SALES.

     We are the prime contractor to the U.S. Military for the supply of armoring and blast protection for High Mobility Multi-Purpose Wheeled Vehicles, commonly known as HMMWVs. HMMWVs armored by us are manufactured by AM General Corporation under separate U.S. Military contracts. Should deliveries of HMMWVs be significantly interrupted, or should other single source suppliers significantly interrupt deliveries of components for the Up-Armored HMMWV, we probably would not be able to deliver Up-Armored HMMWVs to the U.S. Military on schedule, which could have a material adverse effect on our company.

THE O'GARA COMPANY'S OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY FROM PERIOD TO PERIOD BECAUSE OF THE LARGE PERCENTAGE OF OUR NET SALES THAT COME FROM GOVERNMENTAL CONTRACTS.

     We derived approximately 33% of our pro forma net sales for 1999 from U.S. Military contracts and an additional 14% from commercial contracts with U.S. governmental agencies or foreign governments. Because these contracts generally are awarded on a periodic and/or sporadic basis, we have significant fluctuations from time to time in our business. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full year.

     Additionally, most of these contracts are fixed price contracts. We attempt to cover anticipated increases in labor, material and other costs in the original prices of these contracts. However, due to unexpected events over the life of a fixed-price contract, the results actually realized often will vary from that originally expected. Depending on the size of a contract, these variations from estimated contract performance could have a material adverse effect on our results of operations for any quarter or year.

OUR BUSINESS OUTSIDE THE UNITED STATES EXPOSES US TO NUMEROUS RISKS WHICH, SINGLY OR TOGETHER, COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     In addition to our U.S. facilities, we have operations and assets in Brazil, Colombia, France, Hungary, Italy, Mexico, the Philippines, Russia and Switzerland. We also sell our products and services in other foreign countries and will seek to increase our level of international business activity. Our international business exposes us to various risks. These include exchange rate fluctuations, foreign currency restrictions, expropriation of assets, war, civil uprisings and riots, government instability, the vagaries of foreign legal systems, and unanticipated taxes, duties or other governmental assessments. Any of these could result in a loss of business, significant unexpected write-offs of assets or other unexpected costs, which could have a material adverse effect on our company.

THE O'GARA COMPANY'S FAILURE TO COMPLY WITH GOVERNMENTAL REGULATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     As a government contractor, our operations are subject to routine audit to assure compliance with a variety of regulations. We may be subject to investigations as a result of an audit or for other causes. Adverse findings in an audit or other investigation, including violations of environmental or labor laws, could result in fines or other penalties up to and including disqualification as a U.S. Government contractor. Our subsidiary, O'Gara-Hess & Eisenhardt Armoring Company, currently is the subject of a qui tam suit, which is described under "Legal Proceedings" and which will be our responsibility after the split-up.

THE O'GARA COMPANY'S EARNINGS MAY BE AFFECTED ADVERSELY BY OUR SUBSTANTIAL OWNERSHIP PERCENTAGE IN SECURIFY INC., WHICH HAS A HISTORY OF SIGNIFICANT LOSSES.

     After the split-up, we will own 60% of the portion of the common stock of Securify previously held by Kroll-O'Gara and will be required to include a percentage of any losses incurred by Securify in reporting its income. Securify had net losses of approximately $1.1 million in 1999 and approximately $4.7 million in the first six months of 2000. On a pro forma basis, after giving effect to the split-up, our portion of these losses would have been $0.6 million, or $(0.11) per share, for 1999 and $2.8 million, or $(0.47) per share, for the first six months of 2000.

THE LOSS OF ANY OF OUR EXECUTIVE OFFICERS AFTER THE SPLIT-UP COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR COMPANY.

     The efforts of our executive officers, particularly Wilfred T. O'Gara, our President and Chief Executive Officer, will be especially important to ensure a smooth transition after the reorganization. Our business could be materially and adversely affected if any of our executive officers unexpectedly become unable or decide not to continue in their present positions.

MANAGEMENT'S VOTING POWER WILL INFLUENCE SIGNIFICANTLY THE RESULTS OF SHAREHOLDER VOTES AFTER THE SPLIT-UP. THIS COULD IMPEDE A CHANGE IN CONTROL AND COULD LIMIT THE PRICE INVESTORS ARE WILLING TO PAY FOR OUR STOCK.

     After the split-up, our executive officers and directors will control approximately 29% of The O'Gara Company's voting power. Therefore, management will be able to influence significantly most matters requiring shareholder approval, including the election of directors. The Board of Directors, in turn, has authority to issue 100,000 shares of preferred stock and to determine the rights, preference and other terms of those shares without shareholder approval. In addition, Ohio law contains provisions that may discourage takeover bids that have not been negotiated with the Board. Singly or together these factors could delay or prevent a change in control of the company and have an adverse effect on our stock price.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

     We expect to retain any future earnings to finance our operations and for the growth and development of our business. Additionally, the terms of our financing arrangements after the reorganization will limit the funds available for cash dividends.

IF THE SPLIT-UP IS NOT TAX-FREE, WE COULD BE LIABLE TO KRCS FOR THE RESULTING TAXES, WHICH WOULD SIGNIFICANTLY HARM OUR BUSINESS.

     The O'Gara Company and KRCS have agreed to enter into a tax sharing agreement under which each company will indemnify the other in the event the split-up is not tax-free as a result of various actions taken by or with respect to that company or the company's failure to take various actions. KRCS and The O'Gara Company may not be able to control some of the events that could trigger this liability. In particular, any acquisition of us by a third party within two years of the split-up could result in the split-up becoming a taxable transaction and give rise to our obligation to indemnify KRCS for any resulting tax liability. If we were to become obligated to indemnify KRCS for this tax liability, our financial condition and business would be affected materially and adversely. In addition, if the split-up otherwise failed to qualify for tax-free treatment, we would be subject to a substantial tax liability and our financial condition and business would be affected materially and adversely.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus, including some statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are forward-looking statements about what may happen in the future. They include statements regarding our current beliefs, goals and expectations and address many topics, including our expected financial position and operating results, our business strategy and our financial plans. These statements can sometimes be identified by our use of forward-looking words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "will" and similar expressions. We cannot guarantee that our forward-looking statements will turn out to be correct or that our beliefs, goals and expectations will not change. Our actual results could be very different from and worse than our expectations for various reasons, including those discussed in "Risk Factors."

     Our fiscal year ends on December 31st. Our consolidated financial statements and other financial information contained in this prospectus have been prepared from the records maintained by Kroll-O'Gara and are not necessarily indicative of the conditions or results that would have existed if we had been operated as an unaffiliated company during the periods indicated. Portions of certain transactions during the periods covered by these financial statements and other financial information represent allocations made from Kroll-O'Gara for items applicable to Kroll-O'Gara and its subsidiaries as a whole.

                                  THE SPLIT-UP

     The information given below highlights the principal features of the split-up of The Kroll-O'Gara Company. The split-up is described in detail in Kroll-O'Gara's proxy statement, which has been sent to shareholders of Kroll-O'Gara and also has been filed with the SEC. You should read the proxy statement with care.

Parent Company................   The Kroll-O'Gara Company, an Ohio corporation

Separated Companies...........   The O'Gara Company, an Ohio corporation
                                 Kroll Risk Consulting Services, Inc., a
                                 Delaware corporation

Reasons for the Split-up......   The purpose of the split-up is to resolve
                                 internal management conflicts by separating the principal historical O'Gara and Kroll businesses into two new public companies: The
                                 O'Gara Company, which will be led by Thomas M.
                                 and Wilfred T. O'Gara, and KRCS, which will be led by Jules B. Kroll. Kroll-O'Gara's board of directors believes that the separation of these businesses will permit the management of each company to focus exclusively on its business plan and that it is the best available means to enhance the future success and efficiency of each business.

Mechanics of the Split-Up.....   In the reorganization, Kroll-O'Gara will
                                 transfer its security products and services business to The O'Gara Company and its investigations and intelligence and its voice and data communications businesses to KRCS.
                                 Each of The O'Gara Company and KRCS will assume and then repay a portion of Kroll-O'Gara's indebtedness and assume a portion of its liabilities that are not attributable to a particular business group.

                                 Messrs. O'Gara and two other members of The
                                 O'Gara Company's management will exchange all of their Kroll-O'Gara common stock for O'Gara Company common stock. Mr. Kroll and sixteen other members of management of KRCS and its subsidiaries will exchange all of their Kroll-O'Gara common stock for KRCS common stock.

                                 Kroll-O'Gara then will distribute, on a pro rata basis, all remaining shares of O'Gara Company common stock and KRCS common stock to the remaining holders of Kroll-O'Gara common stock, and The O'Gara Company and KRCS will become separate, independent publicly-held companies.

                                 As a result of the split-up, Mr. Kroll will have no interest in The O'Gara Company and Messrs. O'Gara will have no interest in KRCS. Kroll-O'Gara's public shareholders will own approximately 71% of each of The O'Gara Company and KRCS, the same percentage they now own of Kroll-O'Gara.

                                 After the split-up, Kroll-O'Gara will be dissolved.

What You Will Receive in the
  Distribution................   You will receive approximately 0.27 shares of
                                 O'Gara Company common stock and approximately
                                 0.38 shares of KRCS
                                 common stock for each share of Kroll-O'Gara common stock owned by you on the record date for the distribution.

Record Date for the
Distribution..................   We currently expect that the record date for
                                 the distribution will be the close of business,
                                 New York time, on              , 2000, although
                                 the actual record date could be different.

Mailing of Share
Certificates..................   We expect to begin mailing certificates for the
                                 shares of O'Gara Company common stock and KRCS common stock distributed approximately ten business days after the record date.

No Fractional Shares..........   We will not issue any fractional shares in the
                                 distribution. If you are entitled to receive a fractional share of O'Gara Company common stock or KRCS common stock, you will receive cash in payment for that fractional share.

Total Shares to be Outstanding
After the Split-up............   The O'Gara Company -- 6,000,000
                                 KRCS -- 8,500,000

Trading Market and Listings...   There currently is no trading market for O'Gara
                                 Company common stock or KRCS common stock. Each
                                 company has applied for listing of its common
                                 stock on the Nasdaq National Market, with the
                                 following proposed symbols:
                                 O'Gara Company Common Stock -- "OGAR"
                                 KRCS Common Stock           -- "KRCS"

                                 Trading of O'Gara Company common stock and KRCS common stock is expected to begin on a "when-issued" basis on the record date for the distribution.

Tax Consequences..............   We expect that you will not recognize any gain
                                 or loss for U.S. federal income tax purposes as a result of the split-up, except in connection with any cash that you receive instead of a fractional share. Kroll-O'Gara has requested a tax ruling from the Internal Revenue Service that this is the case. Your tax treatment will depend on your specific situation, however, and you should consult your tax advisor for a full understanding of the tax consequences of the split-up to you.

Relationship with KRCS after
the Split-up..................   As a part of the split-up, Kroll-O'Gara, The
                                 O'Gara Company and KRCS have entered into an agreement for the reorganization and dissolution of Kroll-O'Gara and will enter into a cross-indemnification agreement. In addition,
                                 The O'Gara Company, KRCS and Securify Inc. (a subsidiary of Kroll-O'Gara) will enter into a tax sharing agreement. The ongoing relationship between The O'Gara Company and KRCS will be governed by these agreements.

Management of The O'Gara
  Company.....................   Thomas M. O'Gara -- Chairman of the Board
                                 Wilfred T. O'Gara -- President and Chief
                                 Executive Officer

                                 Nicholas P. Carpinello -- Vice President and
                                 Chief Financial Officer
                                 Abram S. Gordon -- Vice President, General
                                 Counsel and Secretary

Management of KRCS............   Jules B. Kroll -- Chairman of the Board
                                 Michael G. Cherkasky -- President and Chief
                                 Executive Officer
                                 Michael Shmerling -- Chief Operating Officer
                                 Nazzareno E. Paciotti -- Chief Financial
                                 Officer

Distribution Agent............   Fifth Third Bank, Cincinnati, Ohio

Transfer Agents and
Registrars....................   The O'Gara Company common stock -- Fifth Third
                                 Bank
                                 KRCS common stock --

                                DIVIDEND POLICY

     We anticipate that any future earnings will be retained to finance The O'Gara Company's operations and for the growth and development of our business. Accordingly, we do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. Additionally, the terms of the credit agreement with our bank require maintenance of specific financial ratios and other covenants which may limit the funds available for cash dividends. The payment of any future dividends will be subject to the discretion of the Board of Directors and will depend on our results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors our Board deems relevant.

                                   FINANCING

     We expect to obtain debt funding prior to completion of the split-up to repay the portion of Kroll-O'Gara's third party financing obligations we assumed as well as a working capital and letter of credit facility.

                                USE OF PROCEEDS

     Our common stock is being issued in connection with the split-up of Kroll-O'Gara. Neither Kroll-O'Gara nor The O'Gara Company will receive any proceeds from the distribution of our stock.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000 (1) on an historical basis and (2) as adjusted to give pro forma effect to the split-up. This information should be read in conjunction with "Selected Historical and Unaudited Pro Forma Financial Information", our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited combined financial statements and related notes included elsewhere in this prospectus.

                                                                 AT JUNE 30, 2000
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $ 2,597      $ 2,597
                                                              =======      =======
Short-term debt and current maturities of long-term
  debt(1)...................................................  $ 1,671      $ 1,671
Current portion of allocated Kroll-O'Gara long-term debt....   15,652       15,652
Long-term debt, less current maturities(1)..................      966          966
Allocation of Kroll-O'Gara long-term debt...................   15,725       15,725
Shareholders' equity:
     Preferred Stock, 1,000,000 shares authorized; no shares
      issued or outstanding.................................       --           --
     Common Stock, $0.01 par value, 15,000,000 shares
      authorized; 6,000,000 shares issued and outstanding on
      June 30, 2000, as adjusted............................       --           60
     Additional paid-in capital.............................       --       48,722
     Retained earnings (deficit)............................       --       (1,465)
     Advances from Kroll-O'Gara.............................   50,653           --
     Deferred compensation..................................     (826)          --
     Accumulated other comprehensive income (loss)..........   (3,115)      (3,115)
                                                              -------      -------
          Total shareholders' equity........................   46,712       44,202
                                                              -------      -------
          Total capitalization..............................  $80,726      $78,216
                                                              =======      =======

---------------

(1) For a description of our debt, see our "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

       SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

INFORMATION PRESENTED

     The following pages contain tables which present historical selected financial information and unaudited summary pro forma financial information for The O'Gara Company. The pro forma financial information gives effect to the split-up of Kroll-O'Gara.

     The historical selected financial information, except as discussed below, is derived from the audited financial statements and notes set forth elsewhere in this prospectus. You should read the selected historical financial information for The O'Gara Company together with its full historical financial statements and their notes. The selected unaudited pro forma financial information, except as discussed below, is derived from the unaudited pro forma financial statements and notes set forth elsewhere in this prospectus. You should read the selected unaudited pro forma financial information for The O'Gara Company together with the full unaudited pro forma financial statements and their notes, beginning on page F-44.

     Some of the financial information presented in the following tables is derived from financial statements that are not included in this prospectus. Specifically, the selected historical financial information for The O'Gara Company as of December 31, 1995, 1996 and 1997 and for the years ended December 31, 1995 and 1996 is derived from The O'Gara Company's unaudited financial statements.

     You also should read our selected historical financial information together with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is included elsewhere in this prospectus.

     The unaudited pro forma combining condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the split-up had been consummated as of the beginning of the periods indicated, nor are they indicative of future financial position or results of operations.

THE O'GARA COMPANY SELECTED COMBINED FINANCIAL INFORMATION(1)

                                                                                              SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                      JUNE 30,
                                        --------------------------------------------------   -------------------
                                         1995      1996       1997       1998       1999       1999       2000
                                        -------   -------   --------   --------   --------   --------   --------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.............................  $30,773   $75,008   $100,739   $131,690   $118,507   $ 56,962   $ 53,335
Cost of sales.........................   23,579    55,865     72,383     95,290     83,620     38,434     40,347
                                        -------   -------   --------   --------   --------   --------   --------
  Gross profit........................    7,194    19,143     28,356     36,400     34,887     18,528     12,988
Selling, general and administrative
  expenses, including amortization....    6,783    11,167     16,668     20,738     29,438     11,119     16,039
Restructuring expenses................       --        --         --         --        292        292         --
Failed merger related costs...........       --        --         --         --        704         --        830
Separation expenses...................       --        --         --         --         --         --        280
Merger related expenses...............       --        --      2,933      1,137        145         36         --
                                        -------   -------   --------   --------   --------   --------   --------
  Operating income (loss).............      411     7,976      8,755     14,525      4,309      7,081     (4,161)
Interest expense......................     (779)   (1,077)    (2,967)    (2,415)    (1,995)      (799)    (1,167)
Other income (expense), net...........      (78)      (56)      (249)        53       (158)        28       (134)
                                        -------   -------   --------   --------   --------   --------   --------
  Income (loss) before minority
    interest, provision for income
    taxes, extraordinary item and
    cumulative effect of change in
    accounting principle..............     (446)    6,843      5,538     12,163      2,156      6,310     (5,462)
Minority interest.....................       --        --       (156)        --         --         --         --
                                        -------   -------   --------   --------   --------   --------   --------
  Income (loss) before provision for
    income taxes, extraordinary item
    and cumulative effect of change in
    accounting principle..............     (446)    6,843      5,382     12,163      2,156      6,310     (5,462)
Provision for income taxes............       --       518      2,822      5,016      2,303      2,454        327
                                        -------   -------   --------   --------   --------   --------   --------
  Income (loss) before extraordinary
    item and cumulative effect of
    change in accounting principle....     (446)    6,325      2,560      7,147       (147)     3,856     (5,789)
Extraordinary item, net of tax
  benefit.............................       --        --       (194)        --         --         --         --
                                        -------   -------   --------   --------   --------   --------   --------
  Income (loss) before cumulative
    effect of change in accounting
    principle.........................     (446)    6,325      2,366      7,147       (147)     3,856     (5,789)
Cumulative effect of change in
  accounting principle................       --        --         --         --       (778)      (778)        --
                                        -------   -------   --------   --------   --------   --------   --------
Net income (loss).....................  $  (446)  $ 6,325   $  2,366   $  7,147   $   (925)  $  3,078   $ (5,789)
                                        =======   =======   ========   ========   ========   ========   ========
Basic and diluted earnings (loss) per
  share...............................  $ (0.07)  $  1.05   $   0.39   $   1.19   $  (0.15)  $   0.51   $  (0.96)
                                        =======   =======   ========   ========   ========   ========   ========
Basic and diluted weighted average
  shares outstanding..................    6,000     6,000      6,000      6,000      6,000      6,000      6,000
                                        =======   =======   ========   ========   ========   ========   ========

                                                          AS OF DECEMBER 31,                   AS OF JUNE 30,
                                            ----------------------------------------------   -------------------
                                             1995      1996     1997      1998      1999       1999       2000
                                            -------   ------   -------   -------   -------   --------   --------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit).................  $(2,036)  $6,266   $19,102   $49,685   $36,443   $ 42,049   $ 26,496
Net property, plant and equipment.........    3,171    4,925    10,292    13,318    19,159     16,464     19,818
Total assets..............................   24,674   41,872    77,743   120,802   118,272    119,101    111,028
Long-term debt, including line-of-credit
  and current portion.....................   10,529   12,241    26,202    17,155    27,628     28,151     34,014
Shareholder's equity......................      665   12,749    23,171    68,771    58,098     60,076     46,712

---------------

(1) See Note 1 to our combined financial statements for discussion regarding the basis of presentation.

THE O'GARA COMPANY
SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION(1)

                                                              YEAR ENDED          SIX MONTHS ENDED
                                                           DECEMBER 31, 1999       JUNE 30, 2000
                                                           -----------------      ----------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales................................................      $118,507               $ 53,335
Cost of sales............................................        83,620                 40,347
                                                               --------               --------
  Gross profit...........................................        34,887                 12,988
Selling and marketing expenses...........................         8,854                  4,390
General and administrative expenses......................        20,584                 11,649
Restructuring expenses...................................           292                     --
Separation expenses......................................            --                    280
Merger related expenses..................................           145                     --
Failed merger related costs..............................           704                    830
                                                               --------               --------
  Operating income (loss)................................         4,308                 (4,161)
Interest expense.........................................        (1,995)                (1,167)
Other income (expense)...................................          (157)                  (134)
                                                               --------               --------
  Income (loss) from continuing operations before
     minority interest, provision for income taxes,
     extraordinary item and cumulative effect of change
     in accounting principle.............................         2,156                 (5,462)
Minority interest........................................           719                  1,881
                                                               --------               --------
  Income (loss) from continuing operations before
     provision for income taxes, extraordinary item and
     cumulative effect of change in accounting
     principle...........................................         2,875                 (3,581)
Provision for income taxes...............................         2,591                    327
                                                               --------               --------
  Income (loss) from continuing operations...............      $    284               $ (3,908)
                                                               ========               ========
Basic and diluted earnings (loss) per share from
  continuing operations..................................      $   0.05               $  (0.65)
                                                               ========               ========
Basic and diluted weighted average shares outstanding....         6,000                  6,000
                                                               ========               ========

                                                                                       AS OF
                                                                                   JUNE 30, 2000
                                                                                  ----------------

BALANCE SHEET DATA:
Working capital.............................................................          $ 25,727
Net property, plant and equipment...........................................            19,818
Total assets................................................................           109,997
Long-term debt, including line-of-credit and current portion................            34,014
Shareholders' equity........................................................            44,202

----------------

(1) See the unaudited pro forma combining condensed financial statements beginning on page F-44 for information regarding basis of presentation for our unaudited pro forma financial data as well as for a discussion of applicable pro forma entries.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of results of operations and financial condition is based upon and should be read in conjunction with The O'Gara Company's Combined Financial Statements and Notes. As a result of the acquisitions made by The O'Gara Company's parent, The Kroll-O'Gara Company, in 1997 and 1998, financial results from period-to-period may lack comparability.

RECENT DEVELOPMENTS

     In the third quarter of 2000, The O'Gara Company began implementation of a plan to reduce costs and anticipates incurring a total non-recurring pre-tax restructuring charge of less than $1.0 million. The primary component of the restructuring charge is severance related to the termination of employees.

GENERAL

     We are a wholly owned holding company subsidiary of The Kroll-O'Gara Company and currently operate most of the businesses formerly in Kroll-O'Gara's Security Products and Services Group as well as Kroll-O'Gara's Information Security Group, operating as Securify.

     In April 2000, Kroll-O'Gara decided to explore the split-up of its principal businesses into two independent public companies; we are a newly incorporated company organized in preparation for the split-up. Under an agreement and plan of reorganization and dissolution of Kroll-O'Gara adopted by Kroll-O'Gara's Board of Directors on August 30, 2000, the completion of which is subject to a number of conditions including the receipt of a favorable tax ruling and the approval by Kroll-O'Gara's shareholders, we will receive substantially all of the assets and liabilities of Kroll-O'Gara's Security Products and Services Group, and 60% of Kroll-O'Gara's ownership interest in the common stock of Securify, as well as a portion of Kroll-O'Gara's assets and liabilities that are not attributable to a particular business group. The remaining business of Kroll-O'Gara, primarily the Investigations and Intelligence Group, the Voice and Data Communications Group and 40% of Kroll-O'Gara's ownership interest in the common stock of Securify, as well as the other assets and liabilities that are not attributable to a particular business group, will be transferred to and assumed by another newly incorporated company, Kroll Risk Consulting Services, Inc. After these transfers, certain management shareholders of Kroll-O'Gara will exchange all of their shares of Kroll-O'Gara common stock for shares of our common stock and other management shareholders of Kroll-O'Gara will exchange all their shares of Kroll-O'Gara common stock for shares of KRCS common stock. Kroll-O'Gara then will distribute, on a pro rata basis, all remaining shares of our common stock and KRCS common stock held by it to the remaining holders of Kroll-O'Gara common stock. The exchanging management shareholders will not participate in this distribution. Concurrent with the completion of these transactions, we and KRCS will become separate publicly-traded companies. Subsequent to the reorganization and split-up, Kroll-O'Gara will be dissolved. In the six months ended June 30, 2000, costs associated with this separation were approximately $0.3 million ($0.05 per diluted share) and consisted primarily of fees for attorneys, accountants and other related charges. We anticipate additional expenses will be incurred in the second half of 2000.

     We are a leading provider of a broad range of specialized products and services that are designed to provide solutions to a variety of security needs. We report our revenue from operations through two groups. The Security Products and Services Group markets ballistic and blast protected vehicles and security services. Securify offers information and computer security services, including network and system security review and repair.

     Failed Merger. On November 15, 1999, Kroll-O'Gara announced that it had entered into a definitive agreement with Blackstone Capital Partners III Merchant Banking Fund L.P. pursuant to which shares held by all Kroll-O'Gara shareholders, other than certain members of management, would be acquired by Blackstone for $18.00 per share in cash. On April 12, 2000, Kroll-O'Gara announced that Blackstone had withdrawn its offer to acquire Kroll-O'Gara shares. Costs associated with this separation that have been allocated from Kroll-O'Gara to The O'Gara Company for the year ended December 31, 1999 and the six months ended June 30, 2000 were approximately $0.7 million and $0.8 million, respectively, and consisted primarily of fees for attorneys, accountants and other related charges.

     Other Acquisitions. Kroll-O'Gara has pursued a strategy of aggressive growth and has completed several acquisitions in 1997 and 1998 which benefited us, one of which was accounted for as a pooling of interest and others of which have been accounted for as purchases. These acquisitions are listed in the chart which follows.

POOLINGS(1)

       COMPANY              BUSINESS                GROUP            DATE ACQUIRED              PRICE
       -------              --------                -----            -------------              -----
Securify Inc.          Information            Information          December 31, 1998     1,430,936 shares
                       security services      Security

PURCHASES(2)

       COMPANY              BUSINESS                GROUP            DATE ACQUIRED              PRICE
       -------              --------                -----            -------------              -----
Labbe, S.A.            Armors commercial      Security Products    January 1, 1997       $10.7 million in
                       vehicles and builds    and Services                               cash and 376,597
                       truck bodies in                                                   shares
                       France

International          Advanced security      Security Products    March 1, 1997         $0.5 million in
Training,              training               and Services                               cash, 68,086 shares
Incorporated                                                                             and $1.2 million in
                                                                                         financing

ZAO IMEA               Armors cash-in         Security Products    December 1, 1997      $0.6 million in
                       transit vehicles       and Services                               cash and 138,889
                       and distributes                                                   shares
                       commercial bank
                       equipment in Russia

Protec S.A.            Armors cars in         Security Products    September 30, 1998    $3.2 million in
                       Colombia               and Services                               cash and 38,788
                                                                                         shares

---------------

(1) Pooling of interest accounting requires the restating of all prior period financial information as though the acquired entity had always been a part of The O'Gara Company.

(2) The O'Gara Company's combined financial statements include the reported results of each entity from its effective date of acquisition forward.

     Revenue recognition. We recognize net sales from most military and certain commercial armoring contracts using the percentage-of-completion method calculated utilizing the cost-to-cost approach. Under this method, we accrue estimated contract revenues based generally on the percentage that costs to date bear to total estimated costs and recognizes estimated contract losses in full when it becomes likely that a loss will occur. Accordingly, we periodically review and revise contract revenues and total cost estimates as the work progresses and as change orders are approved. We reflect adjustments in contract revenues, based upon the percentage of completion, in the period when the estimates are revised. To the extent that these adjustments result in an increase, a reduction or an elimination of previously reported contract revenues, we recognize a credit or a charge against current earnings, which could be material. Contract costs include all direct material and labor costs, along with certain direct overhead costs related to contract production. We record provisions for any estimated total contract losses on uncompleted contracts in the period in which it concludes that the losses will occur. Changes in estimated total contract costs result in revisions to contract revenue. The revisions are recognized when determined.

     We recognize information security service revenues, which consist of consulting fees on information security projects, ratably over the period of the agreement or according to the completed contract method of accounting for contract revenues, depending on the nature of the agreement.

RESTRUCTURING OF OPERATIONS

     Due to the acquisitions Kroll-O'Gara completed in 1997 and 1998, integration of the operations of the acquired companies with existing operations was a strategic initiative for Kroll-O'Gara's management. As part of this initiative, The O'Gara Company's management evaluated its business to ensure that its core businesses were operating efficiently and concluded that a cost savings initiative was required and would be achieved largely through operating process improvements and a corresponding decrease in personnel.

     In the first quarter of 1999, we began implementation of a plan to reduce costs and improve operating efficiencies and recorded a non-recurring pre-tax restructuring charge of approximately $0.2 million. In the second quarter of 1999, we completed the restructuring plan with an additional non-recurring pre-tax restructuring charge of $0.1 million. The principal elements of the restructuring plan were the elimination of approximately 55 employees. The primary components of the restructuring charge were severance costs. See Note 4 to the Notes to Combined Financial Statements for more information.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the items noted as a percentage of net sales:

                                                                                        FOR THE
                                                                                    SIX MONTHS ENDED
                                              FOR THE YEAR ENDED DECEMBER 31,           JUNE 30,
                                             ---------------------------------      ----------------
                                              1997         1998         1999        1999       2000
                                             -------      -------      -------      -----      -----
Security Products and Services
  Military.................................    43.4%        45.4%        33.4%       31.4%      28.7%
  Commercial...............................    56.6%        54.5%        62.9%       64.3%      67.9%
Information Security.......................      --          0.1%         3.7%        4.4%       3.4%
                                              -----        -----        -----       -----      -----
          Total net sales..................   100.0%       100.0%       100.0%      100.0%     100.0%
Cost of sales..............................    71.9         72.4         70.6        67.5       75.6
                                              -----        -----        -----       -----      -----
     Gross profit..........................    28.1         27.6         29.4        32.5       24.4

Operating expenses:
  Selling and marketing....................     6.5          5.8          7.5         7.2        8.2
  General and administrative...............    10.1          9.9         17.4        12.3       21.8
  Spin-off expenses........................      --           --           --          --        0.5
  Failed merger expenses...................      --           --          0.6          --        1.6
  Merger expenses..........................     2.9          0.9          0.1         0.1         --
  Restructuring charge.....................      --           --          0.2         0.5         --
                                              -----        -----        -----       -----      -----
     Operating income (loss)...............     8.7         11.0          3.6        12.4       (7.8)

Other income (expense):
  Interest expense.........................    (2.9)        (1.8)        (1.7)       (1.4)      (2.2)
  Other, net...............................    (0.4)          --         (0.1)         --       (0.3)
                                              -----        -----        -----       -----      -----
Income (loss) before provision for income
  taxes, extraordinary item and cumulative
  effect of accounting change..............     5.3          9.2          1.8        11.1      (10.2)
  Provision (benefit) for income taxes.....     2.8          3.8         (1.9)        4.3        0.6
                                              -----        -----        -----       -----      -----
Income (loss) before extraordinary item and
  cumulative effect of accounting change...     2.5          5.4         (0.1)        6.8      (10.9)
Extraordinary item.........................    (0.2)          --           --          --         --
Cumulative effect of accounting change, net
  of tax benefit...........................      --           --         (0.7)       (1.4)        --
                                              -----        -----        -----       -----      -----
Net income (loss)..........................     2.3%         5.4%        (0.8)%       5.4%     (10.9)%
                                              =====        =====        =====       =====      =====

Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

     NET SALES. Net sales for the six months ended June 30, 2000 decreased $3.6 million, or 6%, from $57.0 million in 1999 to $53.3 million in 2000.

     Security Products and Services Group. Net sales for the Security Products and Services Group for the six months ended June 30, 2000 decreased $3.0 million, or 5%, from $54.5 million in 1999 to $51.5 million in 2000. The decrease results from a decrease in net sales of military products and services of $2.6 million, or 14%, from $17.9 million in 1999 to $15.3 million in 2000. The decrease in net sales of military products and services was a result of the completion in the fourth quarter of 1999 of a contract with the U.S. Military to supply 738 armored High Mobility Multi-Purpose Wheeled Vehicles ("HMMWVs") to the U.S. Army and the U.S. Air Force (the "738 Contract"). The 738 Contract, which began in 1998, resulted in higher levels of production and net sales as a result of an aggressive delivery schedule required by the U.S. Air Force. In 2000, our military product sales were based solely on a newer contract for 245 Up-Armored HMMWVs, which does not provide for an aggressive delivery schedule.

     Also included in net sales for the Security Products and Services Group are sales of commercial armoring products and services, which decreased $0.4 million, or 1%, from $36.6 million in 1999 to $36.2 million in 2000. Commercial armoring sales decreased approximately $2.7 million from $34.8 million in 1999 to $32.1 million in 2000. In one foreign location, net sales of armoring products in the second quarter of 2000 decreased because base units needed to start production on signed contracts were not available due to recalls by the original equipment manufacturer in order to fix safety defects. However, security service revenue increased $2.3 million from $1.8 million in 1999 to $4.1 million in 2000. This increase was primarily related to increases in driver training revenues in Texas and Virginia.

     Securify. Net sales for Securify decreased $0.7 million, or 27%, from $2.5 million in 1999 to $1.8 million in 2000. Net sales decreased due to a continuing focus on development of Securify's service capabilities and the related inability to establish a firm customer base until the development of the business is complete.

     COST OF SALES AND GROSS PROFIT. Cost of sales for the six months ended June 30, 2000 increased $1.9 million, or 5%, from $38.4 million in 1999 to $40.3 million in 2000. Cost of sales increased approximately $1.1 million in the Security Products and Services Group primarily as a result of increased engineering costs associated with new vehicle models introduced by original equipment manufacturers in 2000. Securify's cost of sales increased approximately $0.8 million as a result of an increase in client consulting personnel to prepare for future growth of Securify's service business.

     Gross margin for the six months ended June 30, 2000 was 24.4% compared with 32.5% for the same period in 1999. Approximately 2.1 percentage points of this decrease were the result of Securify's loss of $0.2 million included in gross profit. Gross margin for the Security Products and Services Group decreased approximately 6.0 percentage points from 31.7% in 1999 to 25.7% in 2000. In the second quarter of 2000, new vehicle models caused additional costs as prototypes for the new models had to be completed before full production could begin. All prototype costs were expensed as incurred. In 1999, there were no substantial prototype expenses. In addition, commercial armoring margins were impacted by the previously mentioned original equipment manufacturer recalls as well as competitive pricing pressures and pricing concessions necessitated by poor foreign economic conditions in certain locations.

     OPERATING EXPENSES. Operating expenses for the six months ended June 30, 2000 increased $5.7 million, or 50%, from $11.4 million in 1999 to $17.1 million in 2000. This increase includes an increase in non-recurring expenses of $0.8 million, from $0.3 million in 1999 to $1.1 million in 2000. Non-recurring charges in the first six months of 2000 consisted of approximately $0.8 million of costs associated with the failed recapitalization merger with Blackstone allocated to the Security Products and Services Group as well as $0.3 million of costs associated with the split-up of Kroll-O'Gara allocated to the Security Products and Services Group. In the first six months of 1999, non-recurring expenses included a restructuring charge of $0.3 million.

     Excluding non-recurring expenses, operating expenses increased $4.9 million. Included in this increase were $0.8 million for depreciation and amortization of fixed and intangible assets, including goodwill. In addition, Securify's operating expenses increased $3.3 million as a result of the continuing focus on development of Securify's software products capabilities including an increase in professional and administrative personnel to support the increased development. The remaining increase relates to additional legal, accounting, insurance and information system costs.

     As a percent of net sales, operating expenses, before non-recurring charges, increased from 19.5% in 1999 to 30.0% in 2000. As mentioned previously, the increase in operating expenses as a percentage of net sales is primarily a result of increased fixed costs to develop Securify's software products capabilities and to administer the growth which we experienced due to the acquisitions completed since 1998.

     INTEREST EXPENSE. Interest expense for the six months ended June 30, 2000 increased $0.4 million, or 46%, from $0.8 million in 1999 to $1.2 million in 2000. This increase was the result of increased borrowings on the Security Products and Services Group's allocated portion of Kroll-O'Gara's revolving credit facility. For most of the first six months of 1999, Kroll-O'Gara had excess funds as a result of a public offering of stock completed in May 1998. As a result, we experienced lower allocated interest expense from Kroll-O'Gara throughout 1999. However, in 2000, borrowings on the Kroll-O'Gara line of credit increased partially as a result of funding the development of Securify's software products capabilities. This resulted in an increase in the allocation of interest to us from Kroll-O'Gara.

     PROVISION FOR INCOME TAXES. The provision for income taxes for the six months ended June 30, 2000 was $0.3 million compared to $2.5 million in 1999. Despite a pre-tax loss in the first six months of 2000, The O'Gara Company recorded a provision for income taxes for certain foreign subsidiaries which generated income in the period. In addition, certain foreign jurisdictions realized losses during the first six months of 2000 from which we were not able to benefit for tax purposes due to the uncertainty relating to the future realizability of the net operating loss carryforward.

     CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE. We had previously capitalized costs associated with the start-up of activities, including pre-operating costs, organization costs and other start-up costs. These capitalized costs were amortized over periods ranging from one to five years. The capitalized amount, $1.2 million before tax, was expensed in 1999 in accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities." The amount expensed is shown net of applicable tax benefit of $0.4 million.

  1999 COMPARED TO 1998

     Net Sales. Net sales for the year ended December 31, 1999 decreased $13.2 million, or 10%, from $131.7 million in 1998 to $118.5 million in 1999.

     Security Products and Services Group. Net sales for the Security Products and Services Group decreased $17.4 million, or 13%, from $131.6 million in 1998 to $114.2 million in 1999. The decrease related to a decrease in net sales of military products and services of $20.2 million, or 34%, from $59.8 million in 1998 to $39.6 million in 1999. In April 1998, we began work on the 738 Contract. In addition, we continued work on a previous contract with the U.S. Military for 360 Up-Armored HMMWVs through July of 1998. The combination of production on the two contracts as well as an aggressive delivery schedule required by the U.S. Air Force relating to the 738 Contract resulted in unusually high levels of production and net sales in 1998. In 1999, levels of production and net sales more nearly approximated those of 1997.

     Also included in net sales for the Security Products and Services Group are sales of commercial armoring products and services, which increased $2.8 million, or 4%, from $71.7 million in 1998 to $74.6 million in 1999. Increases in net sales for security services accounted for the increase in commercial net sales as these services increased $2.7 million, or 65%, for the year ended December 31, 1999 in comparison with 1998. The increase in net sales of security services was primarily the result of increased sales associated with the introduction of driver training operations in Texas and Mexico in 1999.

     Securify. Net sales for Securify increased $4.2 million from $0.1 million in 1998 to $4.3 million in 1999. Securify initiated operations in February 1998 but had minimal sales as it was involved in start-up activities for most of the year.

     COST OF SALES AND GROSS PROFIT. Cost of sales decreased $11.7 million, or 12%, from $95.3 million in 1998 to $83.6 million in 1999. The decrease in cost of sales was due to the decrease in sales in the Security Products and Services Group. Gross margin was 27.6% and 29.4% for 1998 and 1999, respectively. The overall increase in gross profit as a percent of net sales was primarily the result of a shift in sales mix in which higher margin Securify net sales increased as a percentage of total net sales.

     Gross margins for the Security Products and Services Group were 28.0% and 28.5% in 1998 and 1999, respectively. Gross margin increased as a result of a planned shift in sales mix in the Security Products and Services Group's domestic operations to increased commercial armoring sales and military spare parts sales, both of which have higher margins. However, this gross margin increase was partially offset by poor gross margin performance experienced in all foreign operations as a result of competitive pricing pressures and pricing concessions necessitated by foreign economic conditions. A transition to higher levels of armoring in Latin and South America also slowed sales and required some inventory writeoffs. Additionally, currency devaluations in South America hurt margins and slowed sales.

     Gross margin at Securify reflects a full year of operations and was 52.9% in 1999.

     OPERATING EXPENSES. Operating expenses increased $8.7 million, or 40%, to $30.6 million in 1999 from $21.9 million in 1998. The increase is partially due to the acquisition of Protec assets completed in 1998. Operating expenses of this company represented $1.1 million of total operating expenses in 1999 and $0.3 million of total operating expenses in 1998. Excluding operating expenses of this acquisition and non-recurring charges, operating expenses increased $7.9 million. Included in this increase was $1.3 million for depreciation and amortization of intangible assets, including goodwill. In addition, approximately $2.7 million of the increase relates to increased operating expenses at Securify as it was a start-up operation in 1998 and did not begin full operations until 1999. An additional $2.1 million of the increase in expenses relates to the additional legal, accounting, insurance and information systems costs required to administer the growth which we have experienced since the beginning of 1998. A key component of these costs was the implementation of a new enterprise system at one of the Security Products and Services Group's subsidiaries as well as new financial consolidation reporting software. The implementation of additional modules of the new enterprise system is still in process and is currently expected to be completed by December 31, 2000. The remaining increase, $1.8 million, related to overall compensation and benefits increases, an increase in the level of personnel working to administer the growth which we have experienced since the beginning of 1998 and other administrative, marketing and facility costs.

     In 1998, we recorded approximately $1.1 million in non-recurring expenses related to the merger with Securify. In 1999, we recorded approximately $1.1 million in non-recurring charges as well. Approximately, $0.1 million related to merger expenses associated with the above mentioned merger. In addition, we recorded approximately $0.7 million in failed merger expenses associated with the failed recapitalization merger with Blackstone and an additional $0.3 million for a restructuring charge.

     As a percent of net sales, operating expenses, before non-recurring charges, were 15.8% in 1998 and 24.8% in 1999. As mentioned previously, the increase in operating expenses as a percentage of net sales is primarily a result of increased fixed costs to administer the growth which we have experienced since the beginning of 1998.

     INTEREST EXPENSE. Interest expense decreased $0.4 million, or 17%, to $2.0 million in 1999 from $2.4 million in 1998. With the completion of a stock offering by Kroll-O'Gara in May 1998, a portion of Kroll-O'Gara's debt was repaid. As a result, lower interest expense was allocated to us from Kroll-O'Gara starting in the third quarter of 1998 and continuing throughout 1999.

     INTEREST INCOME. Interest income decreased $0.5 million, or 86%, to $0.1 million in 1999, compared to $0.6 million in 1998. Net proceeds of the May 1998 Kroll-O'Gara stock offering that were not used to repay debt were invested in short-term instruments with maturities of three months or less. The return on these investments was responsible for the increased allocation of interest income to us in 1998. In 1999, the remaining investments were liquidated to fund acquisitions by Kroll-O'Gara and increases in working capital needs as a result of acquisitions and growth.

     PROVISION FOR INCOME TAXES. The provision for income taxes was $2.3 million in 1999 in comparison with $5.0 million in 1998. The effective tax rates for the periods were 41% in 1998 and 107% in 1999. In 1999, we booked taxes at an effective rate significantly higher than we had previously experienced largely due to the non-deductibility of some of the merger related expenses incurred in the period as well as increases in nondeductible goodwill and intangible amortization. In 1998, we determined that certain of the Kroll Holdings merger expenses qualified for future deductibility which favorably impacted the effective tax rate in 1998.

     CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE. We had previously capitalized costs associated with the start-up of activities, including pre-operating costs, organization costs and other start-up costs. These capitalized costs were amortized over periods ranging from one to five years. The capitalized amount, $1.2 million before tax, was expensed in 1999 in accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities." The amount expensed is shown net of applicable tax benefit of $0.4 million.

     NET INCOME. Net income decreased $8.1 million from $7.1 million in 1998 to a loss of $0.9 million in 1999. The decrease was due primarily to an $8.7 million increase in operating expenses, as discussed above.

  1998 COMPARED TO 1997

     Net Sales. Net sales for the year ended December 31, 1998 increased $31.0 million, or 31%, from $100.7 million in 1997 to $131.7 million in 1998.

     Security Products and Services Group. Net sales for the Security Products and Services Group increased $30.8 million, or 31%, from $100.7 million in 1997 to $131.6 million in 1998. The increase includes net sales of commercial products and security services, which increased $14.7 million, or 26%, from $57.0 million in 1997 to $71.7 million in 1998. The increase in commercial net sales was primarily due to continued growth in our international armoring divisions. During 1996, 1997 and 1998, we initiated start-up armoring operations in Mexico, Brazil and the Philippines, and acquired Labbe, IMEA and the assets of Protec.

     Increases in net sales for security services also contributed to the increase in commercial net sales for the Security Products and Services Group. Net sales of these services increased $1.7 million, or 67%, for the year ended December 31, 1998 in comparison with 1997.

     Net sales for the Security Products and Services Group include sales of military products and services, which increased $16.1 million, or 37%, from $43.7 million in 1997 to $59.8 million in 1998. In April 1998, we began work on the 738 Contract. Production on our previous contract with the U.S. Military for 360 Up-Armored HMMWVs continued through July 1998. The combination of production on the two contracts was a factor in the increase in net sales.

     The U.S. Air Force dictated an aggressive delivery schedule for the 738 Contract. This delivery schedule required us to maintain an increased level of production in 1998 for the Up-Armored HMMWV in comparison with production levels in previous periods.

     Securify. Securify initiated operations in 1998, recording net sales of $0.1 million.

     COST OF SALES AND GROSS PROFIT. Cost of sales increased $22.9 million, or 32%, from $72.4 million in 1997 to $95.3 million in 1998. The increase in cost of sales was due to the increased level of business activity experienced in 1998. Gross margin was 28.1% and 27.6% for 1997 and 1998, respectively. The slight decrease in gross margin is primarily the result of Securify's loss of $0.4 million included in gross profit. This loss was a result of an increase in client consulting personnel to prepare for future growth as Securify's service business was developed.

     Gross margins for the Security Products and Services Group were 28.1% and 28.0% in 1997 and 1998, respectively.

     OPERATING EXPENSES. Operating expenses increased $2.3 million, or 12%, to $21.9 million in 1998 from $19.6 million in 1997. Included in operating expenses in 1997 were approximately $2.9 million in expenses related to the merger with Kroll Holdings. In 1998, we recorded approximately $1.1 million in merger related expenses primarily associated with the Securify merger.

     Before merger related expenses, operating expenses increased $4.1 million, or 24%, from $16.7 million in 1997 to $20.7 million in 1998. A portion of this increase was attributable to the start-up of Securify in February 1998. Operating expenses related to Securify were $1.8 million in 1998. The remaining increase was primarily attributable to an increase in the level of personnel and professional services required to administer the business growth which we experienced in 1998.

     As a percent of net sales, operating expenses, before merger related costs, were 16.5% in 1997 and 15.7% in 1998. Although we did experience an increase in fixed costs associated with Securify's start-up of operations, the increased level of production and net sales in the Security Products and Services Group in 1998 caused operating expenses as a percentage of net sales to decline overall.

     INTEREST EXPENSE. Interest expense decreased $0.6 million, or 19%, to $2.4 million in 1998 from $3.0 million in 1997. With the completion of the previously mentioned stock offering by Kroll-O'Gara, a significant portion of Kroll-O'Gara's indebtedness was repaid. As a result, interest expense allocated to us from Kroll-O'Gara decreased starting in the third quarter of 1998.

     The allocation of interest expense from Kroll-O'Gara was also affected by a decrease in interest expense related to the Senior Notes. On May 30, 1997, Kroll-O'Gara entered into an agreement with institutional investors to issue and sell $35.0 million worth of Senior Notes. This agreement contained a provision for a reduction of the interest rate if specified criteria were met. Kroll-O'Gara complied with the criteria and the step down of rates commenced in the second quarter of 1998. The reduction changed the interest rate from 9.56% to 8.56% and contributed to the decrease in interest expense in 1998.

     INTEREST INCOME. Interest income increased $0.6 million, or 600%, to $0.6 million in 1998. Net proceeds of the previously mentioned stock offering that were not used to repay debt were invested in short-term instruments with maturities of three months or less. The return on these investments was responsible for the increase in allocated interest income from Kroll-O'Gara in 1998.

     PROVISION FOR INCOME TAXES. The provision for income taxes was $5.0 million for the year ended December 31, 1998 in comparison with $2.8 million for the same period in 1997. The effective tax rates for the periods were 52% in 1997 and 41% in 1998. In 1997, we booked taxes at an effective rate significantly higher than it had previously experienced largely due to the non-deductibility of some of the merger related expenses incurred in the period. In 1998, we determined that certain of the Kroll

Holdings merger expenses qualified for future deductibility which favorably impacted the effective tax rate in 1998.

     In addition, the 1998 tax provision also reflects the favorable impact of foreign locations with statutory tax rates at levels below U.S. tax rates and the reversal of the valuation allowance related to certain foreign net operating loss carryforwards.

     NET INCOME. Net income increased $4.8 million from $2.4 million in 1997 to $7.1 million in 1998. The increase was due primarily to an $8.0 million increase in gross profit, offset by $2.3 million in increased operating expenses and an increased provision for income taxes, as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     General. We historically have met our operating cash needs by utilizing advances from Kroll-O'Gara to supplement cash provided by operations and other financing activities, excluding non-cash charges such as depreciation and amortization.

     Financing. We expect to obtain debt funding prior to completion of the split-up to repay the portion of Kroll-O'Gara's third party financing obligations assumed by us as well as to establish a working capital and letter of credit facility.

     Kroll-O'Gara's currently existing credit agreements include certain financial covenant restrictions. Kroll-O'Gara was not in compliance with certain of these covenants as of December 31, 1999 and as of June 30, 2000. On September 12, 2000, all the events of non-compliance were amended or waived by the lenders. Had the lenders not provided a waiver or amendment, all amounts outstanding under the credit agreements would have been subject to acceleration by the lenders.

     On September 14, 2000, Kroll-O'Gara amended its credit agreement to provide for an extension of its temporary increase in its revolving line of credit from $25.0 million to $40.0 million. Pursuant to the amended credit agreement, the increase in the revolving line of credit is effective until January 1, 2001, at which time all borrowings in excess of $25.0 million must be repaid. The credit facility continues to provide for a letter of credit facility of approximately $7.6 million. Both the letter of credit facility and the line of credit mature on May 31, 2001. Advances under the revolving line of credit bear interest at rates ranging from prime to prime plus 0.75%, or, at Kroll-O'Gara's option, LIBOR plus 1.50% to LIBOR plus 2.50%, dependent upon a defined financial ratio.

     Cash flows from operating activities. Cash which we used in operating activities was $0.2 million in the first six months of 1999. Cash provided by operating activities was $0.9 million in 2000. In the first six months of 1999, cash was used primarily to fund working capital investments offset by net income. In the first six months of 2000, cash was provided by working capital investments but was partially offset by the net loss incurred by Securify.

     Operating activities used $1.8 million in net cash in 1999 in comparison with $11.4 million in net cash used in operating activities in 1998. From the inception in 1993 of our contract with the U.S. Government to armor the HMMWV through the first quarter of 1998, we were designated a Small Business according to U.S. Government procurement regulations. Thereafter, our designation was changed to Large Business for government procurement purposes.

     The change in designation has affected contract progress payments from the government, and our cash flow, in two ways. First, since the change, the progress payments have been determined using a smaller percentage of total cost committed than before. Second, we have been reimbursed for vendor invoices paid instead of expenses incurred. Although these changes do not affect the total amount ultimately collected, they defer some of the amounts previously included as part of a progress payment until the vehicles are delivered.

     The majority of these adjustments to the way we are reimbursed for our military business were applied to the HMMWV contracts in 1998. This resulted in a significant increase in the balance of Cost and Estimated Earnings in Excess of Billings on Uncompleted Contracts and its related effect on cash flows from operating activities.

     We will continue to absorb the effect of the change in procurement designation throughout the life of the HMMWV contract. Although there will be no effect on Cash Flows from Operating Activities on a cumulative basis, the change in payment terms will impact accounts receivable and Cost and Estimated Earnings in Excess of Billings on Uncompleted Contracts from period-to-period.

     Cash used in operating activities decreased approximately $9.6 million in 1999 as compared to 1998. Unlike the large increase from 1997 to 1998 as a result of the change in timing of progress payments for Kroll-O'Gara's HMMWV contracts, Cost and Estimated Earnings in Excess of Billings on Uncompleted Contracts account decreased slightly in 1999. This, combined with the increase in non-cash expenses, partially offset by a $7.0 million increase in cash used for accrued liabilities, long-term liabilities and customer deposits and the overall net loss experienced in 1999, contributed to the decreased use of cash from operating activities.

     Cash flows from investing activities. In the six months ended June 30, 2000, we incurred $2.3 million of capital expenditures primarily for upgrades of general information systems as well as additional capitalized internal software development costs associated with Securify. In the six months ended June 30, 1999, we incurred capital expenditures of $4.2 million primarily related to the acquisition and implementation of a new enterprise system at its Security Products and Services Group. In the first six months of 1999, capital expenditures were funded by the sale of $6.0 million of marketable securities.

     In 1999, we incurred capital expenditures of $8.0 million. Approximately $2.7 million related to the acquisition and implementation of a new enterprise system at one of its locations, as well as upgrades of general information systems unrelated to our Year 2000 compliance efforts. The Information Security Group incurred approximately $1.3 million of internal use software development costs which were capitalized in 1999. Additional capital expenditures of $4.0 million were made for machinery and equipment. In 1998, we incurred normal periodic capital expenditures of $4.1 million. In 1999, we sold $6.6 million of its marketable securities in order to fund its increased capital expenditure requirements.

     The levels of total capital expenditures made by Kroll-O'Gara in 1999 were in excess of the amounts permitted by its credit agreement with KeyBank. KeyBank has provided Kroll-O'Gara a waiver from the requirements of this covenant.

     Cash flows from financing activities. Cash which we used in financing activities for the first six months of 1999 was $0.9 million. In the first six months of 2000, cash provided by financing activities was $0.7 million. In the first six months of 2000, cash was provided by borrowings under Kroll-O'Gara's credit agreement, net of repayments of advances from Kroll-O'Gara. In the first six months of 1999, cash used to reduce advances from Kroll-O'Gara exceeded cash provided by borrowings under Kroll-O'Gara's credit agreements.

     Net cash provided to us by financing activities was $28.5 million and $0.4 million for the years ended December 31, 1998 and 1999, respectively. Cash provided by financing activities for 1999 was primarily provided by borrowings under Kroll-O'Gara's credit agreement, net of repayments of advances from Kroll-O'Gara. Cash from financing activities in 1998 included proceeds from the May offering. A portion of these proceeds, $5.2 million, were used to repay indebtedness of Kroll-O'Gara.

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

     Foreign operations. We attempt to mitigate the risks of doing business in foreign countries by separately incorporating its operations in those countries; maintaining reserves for credit losses; maintaining insurance on equipment to protect against losses related to political risks and terrorism, and using financial instruments to hedge our risk from translation gains and losses.

     We utilize derivative financial instruments, in the form of forward contracts, to hedge some of its exposure to foreign currency rate fluctuations. At June 30, 2000, five such contracts, maturing between July 2000 and January 2002, were outstanding in connection with an intercompany demand note with a subsidiary. These contracts are intended to hedge our exposure to deterioration in the amount outstanding due to changes in currency translation rates. The notional amount, together with amortized premium, and the fair market value associated with these forward contracts were $14.6 million and $1.9 million, respectively. Gains or losses on existing forward instruments are offset against the translation effects reflected in shareholders' equity. The fair value of forward contracts is not recognized in the consolidated financial statements since they are accounted for as hedges. We do not hold or issue derivative financial instruments for trading purposes.

     Quarterly fluctuations. Our operations may fluctuate on a quarterly basis as a result of the timing of contract costs and revenues, particularly from its military and governmental contracts which are generally awarded in a periodic and/or sporadic basis. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year.

     Forward-looking Statements. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains statements which we believe are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are based upon management's estimates, assumptions and projections and are subject to substantial risks and uncertainties. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things: contract delays, reductions or cancellations; cost overruns with regard to fixed price contracts; problems and costs associated with integrating past and future business combinations; various political and economic risks of conducting business outside the United States, including foreign economic conditions and currency rate fluctuations; changes in laws and regulations; adjustments associated with percentage-of-completion accounting; inability of subcontractors to perform on schedule and meet demand; unexpected competitive pressures resulting in lower margins and volumes; uncertainties in connection with start-up operations and opening new offices; higher-than-anticipated costs of financing the business; loss of senior personnel; and changes in the general level of business activity.

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

                                    BUSINESS

GENERAL

     The O'Gara Company is a leading provider of armored products and security services. Through facilities in 10 countries, The O'Gara Company provides:

     - ballistic and blast protected armoring systems for commercial and military vehicles, aircraft and missile components; and

     - security services, including advanced driver training, threat recognition and avoidance training and training in firearms safety and use.

     Our O'Gara-Hess & Eisenhardt Armoring Company subsidiary (OHE) has a long and distinguished history dating back to 1876 as a horse-drawn carriage builder. In the 1940s, OHE designed and built one of the earliest armored presidential limousines, which was used by President Harry S Truman. Since then, OHE's armored commercial vehicles have been used by U.S. Presidents, other heads of state, business executives and VIPs worldwide. OHE has also been the sole source provider of armoring systems for the U.S. Military's Up-Armored High Mobility Multi-Purpose Wheeled Vehicles, commonly known as HMMWVs, since their introduction in 1994. Additionally, through ITI, our International Training, Incorporated subsidiary, we offer driver training, firearms training, threat recognition and avoidance training and other security related services.

BUSINESS STRATEGY

     Continue to expand armored passenger vehicle sales in the U.S. and foreign markets. We will continue to expand our domestic and foreign market position as the leading provider of armored passenger vehicles by leveraging our well recognized name, high quality reputation and global network of customer relationships. Since 1996, we have established or acquired manufacturing operations in Brazil, Colombia, France, Hungary, Mexico, the Philippines and Russia. We have experienced significant growth as a result of these foreign locations. We intend to increase sales in countries where we already have manufacturing locations by expanding our product offering, growing our dealer networks, expanding our relationships and armoring agreements with original vehicle manufacturers (OEMs), expanding our involvement in the market for used armored vehicles and offering alternative financing arrangements for our vehicles. Also, we intend to continue to review opportunities to acquire or establish manufacturing operations in additional countries.

     Expand our cash-in-transit vehicle sales. We currently produce commercial armored vehicles for the money transport industry in France, Hungary and Russia. Our sales growth has been driven primarily by three factors. First, cash transport transport industry has been consolidating and increasingly is served by a few large and global companies. This has resulted in larger orders being placed by fewer buyers who have focused on companies such as ours that can meet their volume and quality specifications. Second, several countries in Europe, most notable Belgium and France, have recently enacted laws requiring higher levels of ballistic protection for cash-in-transit vehicles. This has caused the major companies to upgrade their entire fleets to meet these new specifications. Third, the economies of many underdeveloped countries are expanding, resulting in a rapid increase of cash in circulation and a corresponding increase in the need of banks and other merchants safely to move cash. We believe that our ability to produce armored commercial vehicles in several countries around the world will appeal to the major companies involved in the money transport industry as they seek operating efficiencies through fleet standardization and volume purchasing on a global, rather than a local, basis. Additionally, we are exploring the feasibility of high technology non-armor security solutions as an addition or a replacement to traditional means of protecting cash shipments.

     Expand our services to armored vehicle customers in each of our geographic locations. The installed base of our armored commercial and passenger vehicles continues to increase. For instance, our installed base of armored passenger vehicles in Sao Paulo, Brazil is now estimated at approximately 2,000 vehicles. As this trend continues, we intend to expand our after-sale service offerings. Due to the specialized nature of armored vehicles, many more of our customers as well as customers of our competitors have begun to look to us to provide service and parts. Additionally, we intend to offer our customers other services such as vehicle tracking, incident response and, for our commercial customers, logistics and information system supports as they pertain to fleet management.

     Grow our training and security services. Through our International Training, Incorporated subsidiary we offer driver training, firearms training, surveillance detection training, executive protection training and various other security related services. To date, most of our revenue in this area has been derived from the U.S. Government and from U.S. corporations with personnel based abroad. We intend to increase our sales to the U.S. Government, capitalizing on its practice of increasingly outsourcing services to proven suppliers. Additionally, we intend aggressively to expand our offering of these services in foreign markets where we have a presence as well as in countries in which personal safety concerns are high. We also will offer driver training for our armored commercial cash-in-transit products.

     Expand military sales. As the nature of armored conflicts has changed, worldwide military budgets have been cut and high technology has become ever present, we have seen at least three modifications to historical military patterns. First, heavily armored tracked vehicles continue to be replaced with lighter, more mobile and less expensive tactical wheeled vehicles, such as the HMMWV and the U.S. Army's High Mobility Artillery Rocket System (HIMARS). Second, wheeled vehicles, which traditionally have remained well behind the front lines, now are being used in areas of conflict and thus are exposed to hostile fire. Third, the military increasingly is looking for ways to integrate sophisticated high technology communication, weapon and other systems into its wheeled vehicles. To take advantage of these trends, we are working with AM General, the manufacturer of the HMMWV, and with manufacturers of other tactical wheeled vehicles to market a variety of armored tactical wheeled vehicles to the U.S. Government as well as foreign governments. We also are expanding our efforts to work with the U.S. Government and with other government contractors to develop armoring solutions for wheeled vehicles that traditionally have been unprotected. Additionally, as the fleet of fielded Up-Armored HMMWVs grows, the requirements for spare parts and technical support will continue to expand. Finally, we have greatly improved our engineering capabilities and are developing and implementing sophisticated integrations of hardware and electronic components for the HMMWV as well as other vehicles.

     Improve efficiencies. As we increase our sales around the world, we intend continually to increase our efficiencies by leveraging our global purchasing capabilities, standardizing our production and engineering efforts and taking advantage of economies of scale.

     Pursue strategic acquisition opportunities. The fragmented nature of the global security industry provides ample opportunities for strategic acquisitions. We believe that we are well positioned to consolidate companies in the armoring and security training sectors of the industry as well as to broaden the scope of our business through acquisitions. However, our ability to use our stock as consideration in potential acquisitions will be limited for two years following the split-up in order to preserve the split-up's tax-free status.

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

PRODUCTS AND SERVICES

     The following table presents the aggregate net sales for our product and services categories for the periods indicated.

                                                 YEAR ENDED DECEMBER 31,
                                             --------------------------------
                                               1997        1998        1999
                                             --------    --------    --------
                                                      (IN THOUSANDS)
Commercial products........................  $ 54,541    $ 67,594    $ 67,727
Military products..........................    43,719      59,839      39,602
Security services..........................     2,479       4,257      11,178
                                             --------    --------    --------
                                             $100,739    $131,690    $118,507
                                             ========    ========    ========

In addition to the information presented above, see the Notes to our Combined Financial Statements, included elsewhere in this document, for business segment data and for information concerning foreign and domestic operations and export sales.

COMMERCIAL PRODUCTS

     We armor a variety of vehicles, including limousines, sedans, sport utility vehicles, commercial trucks and money transport vehicles, to protect against varying degrees of ballistic and blast threats. The armoring process begins with the disassembly of a new base vehicle. This disassembly normally involves the removal of the interior trim, seats, doors and windows. The passenger compartment then is armored with both opaque and transparent armor. Other features, such as run flat tires and non-exploding gas tanks, also may be added. Finally, the vehicle is reassembled as close to its original appearance as possible. The types of commercial products produced are described below. During 1999, The O'Gara Company shipped approximately 2,720 commercial armored vehicles.

     Armored vehicles. We produce fully armored vehicles and light armored vehicles. Fully armored vehicles, such as limousines, large sedans or sport utility vehicles, typically are armored to protect against attacks from military assault rifles such as AK-47s and M16s. These vehicles also can be blast protected by enhancing the ballistic and underbody protection with proprietary materials and installation methods that protect the occupants against a defined blast threat. Blast protected vehicles defend against threats such as pipe bombs attached to the exterior of the vehicle and nondirectional charges of 20 kg of TNT detonated approximately five meters from the vehicle. Fully armored vehicles typically sell for $70,000 to $200,000 exclusive of the cost of the base vehicle.

     Fully armored vehicles also include Parade Cars, which are formal limousines used predominantly for official functions by a president or other head of state. These vehicles are usually customized based upon a commercially available chassis which The O'Gara Company essentially rebuilds from the ground up. Because the threat of organized assassination attempts is greater for heads of state, these vehicles normally incorporate more advanced armor and sophisticated protection features. These features can include supplemental air and oxygen systems, air purification systems to protect against chemical or biological contamination, underbody fire suppressant systems, tear gas launchers, anti-explosive self-sealing fuel tanks, electric deadbolt door locks, gun ports and bomb scanners. Parade Cars normally sell for $300,000 to in excess of $1.0 million inclusive of the cost of the base vehicle.

     Light armored vehicles are similar in all respects to fully armored vehicles except that substantially less total weight of armoring is added. Therefore, it is possible to armor smaller vehicles such as the Volkswagen Jetta and the General Motors Omega, as well as larger vehicles such as the Mercedes Benz S600 and the Jeep Cherokee. Light armored vehicles are designed to protect against attacks from handguns, such as a 9 mm or .357 Magnum. The price of a light armored vehicle ranges from $5,000 to $60,000 exclusive of the cost of the base vehicle.

     Other vehicles. We also produce specialty vehicles, cash-in-transit money transport vehicles and commercial truck bodies. Specialty vehicles are custom built for a specific mission. Examples of specialty vehicles are Escort Cars, usually convertibles, and Chase Cars, usually closed-top vehicles, in which security personnel ride while in a head of state motorcade. Cash-in-transit vehicles are used by banks or other businesses to transport currency and other valuables. After starting with a van or small truck, we modify the base vehicle to provide protection for the cargo and passengers from ballistic and blast threats. We also build commercial truck bodies. The truck bodies are manufactured primarily for 3.5 ton trucks and are installed on chassis produced by a variety of manufacturers.

MILITARY PRODUCTS

     Up-Armored HMMWVs. We are the prime contractor to the U.S. Military for the supply of armoring and blast protection for HMMWVs. The HMMWV chassis are produced by AM General Corporation and shipped directly to our facility in Fairfield, Ohio where armor and blast protection components are added. A number of these components are purchased from single source suppliers. The Up-Armored HMMWVs provide exterior protection against various levels of armor-piercing ammunition, overhead airburst protection and underbody blast protection against anti-tank and anti-personnel mines. In addition, we install other features designed to enhance crew safety, comfort and performance, such as air conditioning, weapon turrets and mounts, door locks and shock-absorbing seats. We charge $70,000 to $110,000 for these ballistic and blast protective systems. During 1999, we shipped 557 Up-Armored HMMWVs. We also supply engineering design and prototype services in support of the Up-Armored HMMWV Program, and supplies spare parts and logistic support.

     HIMARS. We are serving as a subcontractor to develop a ballistically armored and sealed truck cab for the High Mobility Artillery Rocket System, which will be used by the U.S. Army. The HIMARS truck is used to fire missiles which are a part of either the Multiple Launch Rocket System (MLRS) or the Army Tactical Missile System (ATACM).

     Other armor systems. We market armor sub-systems for other tactical wheeled vehicles, such as 2.5 ton and 5.0 ton trucks. We also produce various armor systems as a subcontractor to larger defense contractors, such as Lockheed Martin Corporation. These products include armor for containers for fuels and missile launchers and for pilot protection, and typically involve the use of materials or methods which are unique to us.

SECURITY SERVICES

     We offer comprehensive security training programs in advanced driving, ballistics, counterintelligence and surveillance both at our facilities near Washington, D.C., San Antonio, Texas and Mexico City, Mexico and at customer designated locations. We offer ballistics training in a progressive and realistic shooting house, encompassing 6,800 square feet of training space, at our facility near Washington, D.C. Ballistics training consists of a wide spectrum of combat marksmanship skills which focuses on realistic situations, exposing students to stress while under difficult firing situations. We also offer security and counterintelligence training courses for both U.S. Government agencies and clients in the private sector. The training includes instruction on methods of recognizing and deterring security risks. Students learn methodologies utilized by terrorists, what information is needed by terrorists in order to plan an attack and how to block or manipulate this flow of intelligence.

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

OWNERSHIP OF SECURIFY INC.

     We will own approximately      % of the stock of Securify Inc., which will
operate as a private company under separate management. Securify provides objective information security services, including:

     - network and system security assessment;

     - product evaluation and assessment;

     - security policy creation and implementation;

     - security architecture and design; and

     - public key infrastructure (PKI) consulting services.

     Although we will not participate actively in the day-to-day management of Securify, we will have one seat on Securify's Board of Directors.

CUSTOMERS

  Commercial products

     Our armored commercial vehicle customers include governmental and private buyers. U.S. and foreign governmental buyers purchase both fully and light-armored vehicles. Governmental buyers also comprise the market for Parade Cars. Typically, governmental buyers consist of ministries of foreign affairs, defense and internal affairs and offices of presidential security. These customers are not constrained in their purchasing decisions by considerations such as import duties and taxes and are free to search globally for the best product available. The procurement cycles of governmental buyers can range from relatively rapid, when the vehicles are for the use of the head of state or in response to a particular crisis, to prolonged bureaucratic bids and evaluations for normally budgeted items. Our private customers for armored commercial vehicles include corporations and individuals. Private buyers are much more sensitive to cost, of which import duties and taxes may be a substantial part, and, therefore, often will buy a locally produced product, if one exists that meets their needs. Local servicing of the vehicle is also a critical concern to private buyers. Our customers for cash-in-transit vehicles are generally financial institutions. Purchasing decisions for cash-in-transit vehicles depend on many criteria including whether the financial institution is private or governmental, insurance and regulatory requirements and cost. The geographic distribution of 1999 sales of our commercial armored vehicles, as a percentage of total 1999 sales for those products, was as follows:

             PERCENTAGE OF 1999 COMMERCIAL SALES BY GEOGRAPHIC AREA

  Europe......................................................    43.4%
  Central and South America...................................    27.6%
  North America...............................................    21.9%
  Middle East.................................................     2.4%
  Far East....................................................     3.4%
  Other.......................................................     1.4%

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

  Military Products

     Our market for military hardware products is worldwide in scope, including the U.S. Military and foreign defense forces. Our major contracts for delivery of Up-Armored HMMWVs are with the U.S. Military. We also are serving as a subcontractor to develop a ballistically armored and sealed truck cab for the HIMARS, to be used by the U.S. Army. Additionally, we provide protected container systems, typically used to protect missile systems from small arms fire, to the U.S. Military under a subcontract with Lockheed Martin. We are seeking to expand our sales of armored tactical wheeled vehicles to foreign defense forces.

  Training

     We offer advanced driver training, firearms training and surveillance detection training courses. Many private sector clients are drawn to our training courses due to our reputation of providing these services to various governmental agencies. Because the protection afforded by armored vehicles is greatly enhanced by their proper operation, we market our various courses to our armored commercial vehicle customers and vice versa.

MARKETING AND SALES

  Commercial

     On a worldwide basis, we have 25 full-time sales professionals, who operate out of Washington, D.C.; Miami, Florida; Fairfield, Ohio; Sao Paulo, Brazil; Lamballe, France; Paris, France; Mexico City, Mexico; Manila, the Philippines; Moscow, Russia; Bogota, Colombia; and Geneva, Switzerland. All personnel have a geographic and/or product-specific responsibility. In most cases, the sales personnel also recruit and maintain sales agents or distributors. The agents or distributors have geographic and product-specific agreements, and compensation in most cases is based upon a commission arrangement. The sales personnel use a consultative approach when offering solutions to customers' security problems. Sales cycles for commercial physical security products can range from several months to a matter of days, depending upon the product and the urgency associated with the security problem being addressed. Physical security products which are readily available, such as the fully armored Chevrolet Suburban, allow us to assist customers who have, or believe they have, developed an immediate threat. We are working with various cash transportation companies to create joint ventures in order to supply all of these companies' armored cash-in-transit vehicles in specific countries or regions.

  Military

     We have positioned ourselves in the marketplace as a commercial company with a military production capability. As such, we emphasize our ability to develop new products, or product adaptations, quickly and more cost-effectively than traditional defense contractors. In marketing our products to the military, we also place strong emphasis on our superior antitank and antipersonnel mine protection for the occupants of tactical wheeled vehicles. We market our military products through a combination of trade show exhibitions, print advertising in military-related periodicals and direct customer visits. We emphasize the cross-marketing of military and commercial products, which we believe strengthens the image of each product group. We also have entered into exclusive teaming and joint marketing agreements with AM General, the manufacturer of the basic HMMWV, for sales in the military and commercial arenas. These agreements designate us as the exclusive armorer to AM General for HMMWVs and allow us to benefit from the AM General distribution network and save on certain costs, such as exhibitions where AM General and we otherwise both would show products. Additionally, we currently are working with other military vehicle manufacturers whose products are more popular in other areas of the world to develop armored configurations for their vehicles.

     Our military sales activities are directed toward identifying contract bid opportunities with various U.S. Government agencies and private enterprises acting as prime contractors on government contracts and to making sales through the Foreign Military Sales Program and directly to foreign military organizations. We have two full-time business development managers who are responsible for this activity and also have contractual arrangements with several outside consultants who assist the business development managers in their activities. Proposal preparation and presentation for government projects is done by a team which normally consists of program managers, a contracting officer, a cost accountant and various manufacturing and engineering personnel.

ENGINEERING AND DEVELOPMENT

     We emphasize engineering excellence and has an extensive engineering staff. Design engineers use state-of-the-art two-dimensional and three-dimensional computer aided design and engineering (CAD/ CAE) systems in conjunction with coordinate measuring machines to develop electronic models which generally are converted to solid models or prototypes. Manufacturing engineers concentrate on improvements in the production process and on overall cost reductions from better methods, fewer components and less expensive materials with equal or superior quality. Applying these techniques, over the years we have been able to reduce both the time and cost necessary to produce our armored vehicles. Our ballistic engineer, in conjunction with our design and manufacturing engineers, develops and tests new ballistic and blast protection systems that meet ever-changing threats. Advanced engineering is responsible for new product development in conjunction with design engineering, manufacturing engineering and ballistic engineering.

     We estimate that we expended approximately $2.9 million, $3.7 million and $3.5 million in 1997, 1998 and 1999, respectively, on our engineering and development efforts. These amounts include expensed amounts reimbursed under a Systems Technical Support contract described below under "U.S. Government Contracts."

U.S. GOVERNMENT CONTRACTS

     We serve as the U.S. Military's sole source contractor for armoring the HMMWV fleet. Since our initial contract in August 1993 to armor 59 HMMWVs, we have been awarded contracts to armor a total of 2,297 HMMWVs. Of these, 2,055 Up-Armored HMMWVs have been shipped, as follows:

                                                                NUMBER OF
                        YEAR SHIPPED                             HMMWVs
                        ------------                            ---------
1993........................................................          0
1994........................................................        139
1995........................................................         26
1996........................................................        507
1997........................................................        366
1998........................................................        460
1999........................................................        557
                                                                  -----
          Total.............................................      2,055
                                                                  =====

     Prior to March 2000, our most recent HMMWV contract with the U.S. Military was entered into in 1998 and included an option for additional vehicles which was exercised on April 30, 1999. The 245 Up-Armored HMMWVs for the U.S. Army and the U.S. Navy covered by the option were delivered through August 2000. On March 30, 2000 we were awarded a new contract by the U.S. Military. The contract, with options, has a five-year duration with a baseline quantity of 360 Up-Armored HMMWVs per year and a potential to reach 3,060 vehicles over the life of the contract. The range of the contract's total value is between $125 million and $215 million. The initial order is for 360 Up-Armored HMMWVs with a value of approximately $25 million.

     As the Up-Armored HMMWV fleet grows, we are experiencing continued growth in fleet management activity and spare parts. The U.S. Military signed a five-year spare parts contract with us in March 1999. This contract designates us to provide HMMWV armor parts to all U.S. Military end users. The most recent fleet management contract option with the U.S. Military was exercised in March 2000.

     We are in the last year of a System Technical Support contract with the U.S. Military to support continued research and development on the Up-Armored HMMWV program. This contract, signed in 1997, has required us to provide up to 25,000 hours per year of engineering and development time to enhance and study the Up-Armored HMMWV. The last option to the contract was exercised in August 1999 for year 2000, work on which will continue into 2001. The U.S. Military is currently evaluating a further extension of this contract.

     As a subcontractor to Lockheed Martin Corporation, we have provided armoring for certain missile weapons systems. We were first engaged in September 1993 by Lockheed Martin to armor launch systems of missiles. We were most recently engaged by Lockheed Martin in February 2000 to provide this armoring and believe that we are well positioned for future engagements.

     Stewart & Stevenson Services, Incorporated has subcontracted with us to develop a ballistically armored and sealed HIMARS truck cab. Two phases of this contract have been released to us, totaling $1.5 million. We anticipate that this eventually will result in a multi-year production contract.

COMPETITION

     The markets for our products and services are highly competitive. Our competitors range from small businesses to multinational corporations.

     We believe that our design, engineering and production expertise in providing fully integrated ballistic and blast protected vehicles gives us a competitive advantage over those competitors who provide protection against only selected ballistic threats. The largest competitors on a worldwide basis in the production of armored commercial vehicles are DaimlerChrysler AG, which sells its armored Mercedes Benz products both on a special order basis as well as through its world-wide distribution system, and BMW AG, which sells its products through its worldwide dealer distribution system. In addition, there are a number of other vehicle armorers in Europe, the Middle East and Latin America which armor primarily locally manufactured automobiles. U.S.-based protected passenger automobile armorers include the Pittston Company (owner of Brinks armored vehicles), Moloney Coachbuilders, Inc., Armor Holdings, Inc., and Armet Armored Vehicles, Inc. The principal competitive factors are price, quality of engineering and design, production capability and capacity, ability to meet delivery schedules and reputation in the industry. There are a large number of companies that provide specific armoring packages for tactical wheeled vehicles, helicopters and selected other military applications. We believe that, as the size of the Up-Armored HMMWV requirement continues to grow, competition from major defense contractors may develop.

SEASONALITY, BACKLOG AND RELATED MATTERS

     Approximately 33% of our pro forma net sales during 1999 were derived from U.S. Military contracts and an additional 14% were derived from commercial contracts with U.S. governmental agencies or foreign governments. For 1998, these percentages were 45% and 9%, respectively. Military and governmental contracts generally are awarded on a periodic or sporadic basis. We frequently receive substantial orders in one quarter, the revenues from which are not recognized until one or more subsequent quarters. As a result, we have significant fluctuations from time to time in our business. Historically, these fluctuations have not been seasonal. We do not believe that our business is seasonal overall, although historically the first quarter has been weaker than the other three. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year.

     Our backlog at December 31, 1998 and 1999 was approximately $21.6 million and $18.2 million, respectively. Backlog consists of net sales value for firm orders not previously included in net sales on the basis of percentage-of-completion accounting. Because many timing and cost factors affect the production and delivery of our products, there is no certainty as to when net sales will be recognized from backlog. However, we expect to ship all of our 1999 backlog in 2000. Year-to-year comparisons of backlog are not necessarily indicative of future operating results.

     Our net sales from government contracts and most commercial contracts for our armoring products are recognized using the percentage-of-completion method. Under this method, contract revenues are reported based on the percentage that costs to date bear to total estimated costs. Estimated contract losses are recognized in full in the period in which it becomes likely that a loss will occur. Accordingly, contract revenues and total cost estimates are reviewed and revised periodically as the work progresses and as change orders are approved, and adjustments based upon the percentage-of-completion are reflected in contract revenues in the period when such estimates are revised. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PROPERTIES AND FACILITIES

     Our executive offices are located in Fairfield, Ohio. In addition, we maintain three other domestic offices or facilities in three states and offices or facilities in nine foreign countries. Our principal properties and facilities are as follows:

                                                       BUILDING
                     LOCATION                       SQUARE FOOTAGE    STATUS
                     --------                       --------------    ------
Fairfield, Ohio...................................     130,000         Owned
Lamballe, France..................................     125,000        Leased
Sao Paulo, Brazil.................................      50,000        Leased
Mexico City, Mexico...............................      20,000         Owned
Washington, D.C. area.............................         n/a        Leased
San Antonio, Texas................................         n/a         Owned

     FAIRFIELD, OHIO. In addition to executive offices, this facility contains full production and assembly facilities for our armored commercial vehicles and the manufacturing and distribution of Up-Armored HMMWVs. The facility is financed through tax-exempt debt and is pledged to secure the repayment of the debt. The facility includes a complete fabrication and machine shop equipped with a computer controlled plasma cutter, a computer controlled press break, mills, automated grinders, a robotic welder and two coordinate measuring machines, paint booths and ancillary equipment for both military and commercial painting.

     LAMBALLE, FRANCE. The site contains facilities for production of armored commercial and cash-in-transit vehicles, design studios for development of prototypes, integrated computer systems, and areas for parts, fabrication, painting and quality control. This facility also contains a ballistics range. It currently is leased for a term expiring in September 2000. We are in the process of constructing a replacement facility. For accounting purposes, this is treated as an operating lease.

     SAO PAULO, BRAZIL. This facility is used for manufacturing and sales of a full product line of armored commercial vehicles. It currently is leased for a term expiring in April 2002; however, either party can terminate the lease on 90 days written notice. For accounting purposes, this lease is treated as an operating lease.

     MEXICO CITY, MEXICO. This facility is used for manufacturing and sales of a full product line of armored commercial vehicles. The facility was purchased in 1996.

     WASHINGTON D.C. AREA. This facility is used for advanced security training and includes a portion of an abandoned airport runway that is used for advanced driver training. The facility is leased for a term expiring in May 2009. For accounting purposes, this lease is treated as an operating lease.

     SAN ANTONIO, TEXAS. This facility, which was acquired in 1997, consists of 165 acres of land used for advanced driver and force protection training.

     Our manufacturing capabilities include fully integrated manufacturing programs which link production control, materials control, quality control and accounting. We believe that our facilities are adequate for our current needs and that our properties, including machinery and equipment, are generally in good condition, well maintained and suitable for intended current and foreseeable uses.

EMPLOYEES

     We have approximately 953 employees, comprised of 93 in marketing and sales, 576 in operations, 68 in professional services, 61 in engineering and 155 in general and administrative. Our U.S. employees are not represented by any union and are not covered by any collective bargaining agreements. Approximately 224 employees of our French subsidiary are employed under agreements with the Confederation Francaise Democratique du Travail. Wage increase parameters are set twice a year by local management in consultation with the union. We have not experienced any work stoppages or employee related slowdowns and believe that our relationship with our employees is good.

GOVERNMENT REGULATION

     As a contractor with agencies of the U.S. Government, we are obligated to comply with a variety of regulations governing our operations and the workplace. Additionally, our contracts give the contracting agency the right to conduct audits of our facilities and operations, and these audits occur routinely. An audit involves a governmental agency's review of our compliance with the prescribed procedures established in connection with the government contract.

     Regulations promulgated by the U.S. Commerce Department require us to obtain a general destination license in connection with the sale of certain commercial products in foreign countries, and U.S. State Department regulations require us to file an export license in connection with sales of military equipment in foreign countries. Furthermore, the U.S. State Department prohibits all sales of military equipment to certain countries, and the U.S. complies with United Nations trade embargos. Additionally, foreign countries in which we do business or into which we expect to expand have laws and regulations which may restrict our business. We believe that we currently conduct our activities and operations in substantial compliance with applicable governmental laws and regulations.

ENVIRONMENTAL MATTERS

     Our operations are subject to a number of environmental laws, regulations and ordinances, both in the U.S. and foreign countries, governing activities that may have adverse environmental effects, such as discharges to air and water, as well as handling, storage and disposal practices for solid and hazardous materials. These laws also impose liability for the cost of remediating, and damages resulting from, sites of past releases of hazardous materials. Environmental laws continue to change rapidly, and it is likely that we will be subject to increasingly stringent environmental standards in the future. We believe that we currently conduct our activities and operations in substantial compliance with applicable environmental laws.

PATENTS, TRADEMARKS AND COPYRIGHTS

     We currently have six issued U.S. patents relating to our armoring business. We have several federally registered trademarks and copyrights and have registered our trademarks in numerous foreign countries. Although we do not believe that our ability to compete in any of our product markets is dependent on our intellectual property, we do believe that the protection afforded by our "Armoring Assembly" and "Vehicle Mine Protection Structure" patents, both of which relate to vehicle underbody blast protection, provides us with important technological advantages over our competitors. Although we have protected our technologies to the extent that we believe appropriate, there can be no assurance that the measures to protect our proprietary rights will deter or prevent unauthorized use of our technologies. In other countries, proprietary rights may not be protected to the same extent as in the United States.

LEGAL PROCEEDINGS

     We have learned that an individual has filed a qui tam suit, which is under seal, against OHE under the Civil False Claims Act, 31 U.S.C. sec. 3729 alleging that OHE and three of its vendors knowingly violated their contractual requirements with the U.S. Army. On January 18, 2000, an attorney for the U.S. Department of Justice stated that it was his intention to recommend that the Government intervene and take over the suit and estimated Kroll-O'Gara's liability to be as high as $16,000,000 stemming from its vendors' alleged failure to have certified welders. Although Kroll-O'Gara strongly disputes the Government's contentions against it and will vigorously contest the Government's claims, in September 2000, Kroll-O'Gara began settlement negotiations with the U.S. Department of Justice. Kroll-O'Gara's management currently believes a settlement of this matter is possible for approximately $1.1 million and Kroll-O'Gara will accrue this expense in the third quarter of fiscal 2000. Any liability and legal expenses arising from the qui tam proceeding will be The O'Gara Company's sole responsibility after the split-up.

     Kroll-O'Gara has been named as a defendant in eight lawsuits alleging that its officers and directors breached their fiduciary duties in connection with the now terminated proposed acquisition of a majority of Kroll-O'Gara's shares by a company formed by Blackstone Capital Partners III Merchant Banking Fund L.P. Five of the lawsuits were filed in the Court of Common Please, Butler County, Ohio, and were consolidated on November 29, 1999. The remaining three lawsuits were filed in the United States District Court for the Southern District of New York and were consolidated on November 30, 1999. In the amended complaints, plaintiffs allege that Kroll-O'Gara's officers and directors breached their fiduciary duties by deferring acquisitions, by negotiating an inadequate acquisition price, by failing to engage in arms-length negotiations and by failing to seek redress from Blackstone after Blackstone terminated the proposed transaction. The plaintiffs also allege that Blackstone and American International Group, Inc. aided and abetted the directors' and officers' alleged breaches of fiduciary duties. The plaintiffs seek to bring their claims derivatively on behalf of Kroll-O'Gara and also seek class certification. On behalf of Kroll-O'Gara and putative plaintiff classes of shareholders, they seek a declaration that the individual defendants breached their fiduciary duty and seek damages and attorneys' fees in an unspecified amount. We have agreed to pay approximately 41.5% of any liabilities and costs related to this lawsuit.

     In addition to the matters discussed above, we are involved in litigation from time to time in the ordinary course of our business. However, we do not believe that there is any currently pending litigation, individually or in the aggregate, that is likely to have a material adverse effect on our business, financial condition, results of operations or cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information concerning our directors and executive officers.

                    NAME                        AGE                     POSITION
                    ----                        ---   --------------------------------------------
Thomas M. O'Gara.............................   49    Chairman of the Board
Wilfred T. O'Gara............................   43    President and Chief Executive Officer,
                                                      Director
Abram S. Gordon..............................   37    Vice President, General Counsel and
                                                      Secretary
Nicholas P. Carpinello.......................   50    Vice President and Chief Financial Officer

                            [directors to be added]

     THOMAS M. O'GARA is Chairman of the Board of The O'Gara Company. He has been Vice Chairman of the Board of Kroll-O'Gara since December 1997. Mr. O'Gara served as Chairman of the Board of the former O'Gara Company from August 1996 until December 1997. Mr. O'Gara also has been Chairman of the Board of OHE since 1990 and was OHE's Chief Executive Officer from 1990 until 1995. He has been a director of the former O'Gara Company or Kroll-O'Gara since August 1996 and a director of OHE since 1988. Mr. O'Gara has held numerous executive officer and director positions with the company, its subsidiaries and its predecessors since 1975. From 1984 until 1986, Mr. O'Gara also was Honorary Consul General for the Sultanate of Oman. Thomas M. O'Gara and Wilfred T. O'Gara are brothers.

     WILFRED T. O'GARA is President and Chief Executive Officer of The O'Gara Company. He has served as Co-Chief Executive Officer of Kroll-O'Gara and Chief Executive Officer of Kroll-O'Gara's Security Products and Services Group since April 2000. Previously he had served as Kroll-O'Gara's President and Chief Operating Officer since December 1997 and as the former O'Gara Company's Chief Executive Officer from August 1996 until December 1997. Mr. O'Gara has been associated with the company, its subsidiaries and its predecessors since 1983 and has held numerous executive officer and director positions, including serving as Chief Executive Officer of OHE since January 1996, President and Chief Operating Officer of OHE from 1991 through 1995 and Vice President--Sales and Marketing of OHE from 1988 until 1991. Mr. O'Gara has been a director of the former O'Gara Company or Kroll-O'Gara since August 1996 and a director of OHE since 1991. Mr. O'Gara also is a director of LSI Industries, Inc.

     ABRAM S. GORDON is Vice President, General Counsel and Secretary of The O'Gara Company, positions he has held with the former O'Gara Company or Kroll-O'Gara since January 1997. Prior to that time he was with the law firm of Taft, Stettinius & Hollister LLP, Cincinnati, Ohio, from October 1987 until December 1996.

     NICHOLAS P. CARPINELLO initially is serving as Vice President and Chief Financial Officer of The O'Gara Company. He has been Controller and Treasurer of Kroll-O'Gara since December 1997. From August 1996 until December 1997 he served as former O'Gara Company's Executive Vice President, Chief Financial Officer and Treasurer, positions he also has held with OHE since 1993. Mr. Carpinello has been associated with the former O'Gara Company or Kroll-O'Gara and its predecessors since 1984. From 1975 until 1984, he was employed by Arthur Andersen LLP where he served as a manager in the audit and small business consulting divisions. Mr. Carpinello has advised the company that he currently anticipates resigning from his employment as soon as practicable after the split-up.

     [directors to be added]

DIRECTORS' MEETINGS, FEES AND COMMITTEES

     Our Board of Directors will hold regularly scheduled meetings, and will hold special meetings as necessary to review significant matters affecting the company and to act upon matters requiring Board approval.

     After the split-up, our Board will have an Audit Committee and a
Compensation Committee. The Audit Committee will be composed of                ,
               , and                . The Audit Committee will recommend the
appointment of independent accountants and review and discuss with the independent accountants the scope of their examination, their proposed fee and the overall approach to the audit. The Audit Committee also will review with the independent accountants and the company's financial management the annual financial statements and discuss the effectiveness of internal accounting
controls. The Compensation Committee will be composed of                ,
               , and                . The Compensation Committee will be
responsible for establishing executive officers' compensation and fringe benefits and administering the company's stock option and other executive benefit plans. The Board will not have a Nominating Committee.

     Directors who are not our employees will receive an annual retainer of $15,000, plus options to purchase 2,000 shares of O'Gara Company common stock, for serving as directors. These directors also will be paid $1,000 for each Board meeting attended in person and $750 for attending Board meetings held by telephone. Each Committee Chairman will receive an additional annual retainer of $1,600 and committee members, including the Chairman, will receive $750 per meeting attended, whether in person or by telephone, unless the meeting occurs on the same day as a Board meeting, in which case no separate fee will be paid. Employee directors will not be separately compensated for their services as directors.

     We expect to adopt an Outside Directors' Deferred Compensation Plan. Under this plan each nonemployee director will be entitled to defer all or a portion of his director's fees into a bookkeeping account. The account will be credited with "phantom" units representing shares of O'Gara Company common stock equivalent in value to the amount of each fee deferred, at the time earned. Unless a later time is selected by a director, the value of the units in the director's account will be paid in cash when the director's service on the Board terminates or at the time of a "change in control" of The O'Gara Company as defined in the plan.

                    EXECUTIVE COMPENSATION AND BENEFIT PLANS

HISTORICAL COMPENSATION INFORMATION

     The following table describes the compensation paid by Kroll-O'Gara during the last three years to Mr. Wilfred T. O'Gara, our Chief Executive Officer, and to each of our other executive officers. These persons are sometimes referred to as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                      COMPENSATION AWARDS
                                 ANNUAL COMPENSATION             -----------------------------
                        --------------------------------------   RESTRICTED      SECURITIES
                                                  OTHER ANNUAL     STOCK      UNDERLYING STOCK    ALL OTHER
       NAME AND                SALARY    BONUS    COMPENSATION     AWARDS      OPTION GRANTS     COMPENSATION
  PRINCIPAL POSITION    YEAR     ($)      ($)         ($)           ($)             (#)             ($)(1)
  ------------------    ----   -------   ------   ------------   ----------   ----------------   ------------
Thomas M. O'Gara......  1999   275,000       --       --            --                 --           7,030
  Chairman of the
     Board              1998   275,000       --       --            --                 --           7,651
                        1997   252,083       --       --            --             23,150           7,452

Wilfred T. O'Gara.....  1999   350,000       --       --            --             17,000           8,675
  President and         1998   350,000       --       --            --                 --           6,816
  Chief Executive
     Officer            1997   240,000   45,000       --            --             98,150           6,590

Abram S. Gordon.......  1999   150,000       --       --            --              5,000           5,813
  Vice President        1998   135,000   35,000       --            --                 --           4,160
                        1997    97,237   25,000       --            --             15,000             233
Nicholas P.
  Carpinello..........  1999   180,000       --       --            --             10,000          10,024
  Vice President......  1998   140,000       --       --            --                 --           9,055
                        1997   140,000   40,000       --            --             14,000           9,248

---------------

(1) For 1999 represents profit-sharing contributions of $2,400 for each person; executive disability insurance plan benefits of $3,706 for Mr. Thomas M. O'Gara, $5,708 for Mr. Wilfred T. O'Gara, $6,700 for Mr. Carpinello, and $2,993 for Mr. Gordon; and group term life insurance benefits of $924 for Mr. Thomas M. O'Gara, $567 for Mr. Wilfred T. O'Gara, $924 for Mr. Carpinello and $420 for Mr. Gordon.

     The following table presents information on option grants to the named executive officers during 1999 pursuant to Kroll-O'Gara's 1996 Stock Option Plan. The Plan does not provide for the grant of stock appreciation rights ("SARs").

                             OPTION GRANTS IN 1999

                                                     INDIVIDUAL GRANTS(1)                   POTENTIAL REALIZABLE
                                     ----------------------------------------------------     VALUE AT ASSUMED
                                     NUMBER OF                                                 ANNUAL RATES OF
                                     SECURITIES    % OF TOTAL                                    STOCK PRICE
                                     UNDERLYING     OPTIONS                                   APPRECIATION FOR
                                      OPTIONS      GRANTED TO    EXERCISE OR                     OPTION TERM
                                      GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------
               NAME                     (#)       FISCAL YEAR      ($/SH)         DATE        5%($)      10%($)
               ----                  ----------   ------------   -----------   ----------   ---------   ---------
Thomas M. O'Gara...................        --          --              --            --           --          --
Wilfred T. O'Gara..................    17,000         2.6          26.938       3/24/09      287,994     729,834
Abram S. Gordon....................     5,000         0.8          26.938       3/24/09       84,704     214,657
Nicholas P. Carpinello.............    10,000         1.5          26.938       3/24/09      169,408     429,314

---------------

(1) All options vest one-third per year beginning one year after the date of grant. The exercise price of all options may be paid in cash or by the transfer of shares of Kroll-O'Gara's common stock valued at their fair market value on the date of exercise. Under the terms of the Plan each option became exercisable in full when the agreement for the reorganization and dissolution of Kroll-O'Gara was signed.

     With respect to each named executive officer, the following table sets forth information concerning stock options exercised during 1999 and unexercised stock options held at December 31, 1999.

                      AGGREGATED OPTION EXERCISES IN 1999
                   AND OPTION VALUES AS OF DECEMBER 31, 1999

                                                                      NUMBER OF
                                                                     SECURITIES        VALUE OF
                                                                     UNDERLYING      UNEXERCISED
                                                      VALUE          UNEXERCISED     IN-THE-MONEY
                                                   REALIZED($)       OPTIONS AT       OPTIONS AT
                                                 ----------------     FY-END(#)       FY-END($)
                                     SHARES      (MARKET PRICE ON   -------------   --------------
                                   ACQUIRED ON    EXERCISE LESS     EXERCISABLE/     EXERCISABLE/
              NAME                 EXERCISE(#)   EXERCISE PRICE)    UNEXERCISABLE   UNEXERCISABLE
              ----                 -----------   ----------------   -------------   --------------
Thomas M. O'Gara.................        --               --         15,443/7,717    67,905/33,955
Wilfred T. O'Gara................    14,703          341,240        62,730/49,717    86,612/42,444
Abram S. Gordon..................        --               --         11,666/8,334        33,100/--
Nicholas P. Carpinello...........        --               --        24,332/14,668    127,163/7,337

EMPLOYMENT AGREEMENTS

     Each of the named executive officers has an employment agreement with Kroll-O'Gara which expires on November 30, 2000. These agreements will be continued on a month-to-month basis until the split-up and will be terminated after the split-up. Notwithstanding the terms of the agreements, each named executive officer has waived his right to any severance or other payment when his agreement terminates as a result of the split-up. Our Compensation Committee will review executive officer compensation after the split-up and recommend employment agreements to the Board as it deems appropriate.

     The current agreements have the following terms: They provide for annual base salaries for Mr. Thomas M. O'Gara, Mr. Wilfred T. O'Gara, Mr. Gordon and Mr. Carpinello of $275,000, $350,000, $175,000 and $180,000, respectively. Each executive officer also is entitled to participate in an annual bonus plan established by the Compensation Committee of Kroll-O'Gara's Board and to receive up to 50% of the bonus in shares of Kroll-O'Gara common stock. Pursuant to the employment agreements, employment may be terminated by Kroll-O'Gara at any time with or without cause, except that, in a case of termination without cause, the employee is entitled to receive compensation for the greater of the balance of the term of the agreement or one year. The agreements also provide that if Kroll-O'Gara does not renew the agreement for one year or more at the end of the term, the employee will receive an amount equal to one year's base salary. Each employment agreement restricts the executive officer from competing with Kroll-O'Gara during the term of the agreement, and for two years thereafter if termination of employment is for cause or at the volition of the employee. In addition, Messrs. Thomas M. and Wilfred T. O'Gara each has agreed that during his employment and for a period of 10 years thereafter he will not directly or indirectly own any interest in or perform any services for any entity which uses the word "O'Gara" as a business or trade name and competes with Kroll-O'Gara.

STOCK PLANS

  Employee Stock Purchase Plan

     The O'Gara Company Employee Stock Purchase Plan provides our employees and employees of our designated subsidiaries with an opportunity and an incentive to acquire an ownership interest in our common stock.

     A total of                shares of common stock may be issued under the
plan. To participate in the plan, an employee must have been employed for at least 90 continuous days and may not own stock possessing 5% or more of the voting power or value of all classes of our stock. We estimate that
approximately                employees currently are eligible to participate in
the plan. Appropriate adjustments in the number of shares issuable under the plan will be made to reflect changes in our capitalization.

     An employee who elects to participate in the plan must authorize regular after-tax payroll deductions. The minimum deduction allowed by the plan is $5 per week. The maximum deduction permitted is 5% of the employee's W-2 earnings per payroll. Deductions will be credited to the participant's stock purchase account maintained by Fifth Third Bank, the plan's custodian. In addition to payroll deduction amounts, a participant's account will be credited with any dividends on shares held in the account. Participants will receive no interest on accrued funds in their stock purchase accounts.

     The plan establishes offering periods which initially will run from January through June and July through December of each year, commencing July 1, 2001. Immediately following the end of each offering period, Fifth Third Bank will purchase whole shares of the our common stock with the funds available in a participant's account. Purchases may be made on the open market or from us. The purchase price to the participant will be 90% of the fair market value of the stock at the beginning of the offering period or at the end of the offering period, whichever is less. We will bear the remainder (10%) of the cost and the brokerage fees on any open market purchases. The plan committee has the authority to change the timing and/or length of the offering periods. For purposes of the plan "fair market value" generally means the closing sale price of the our common stock reported in The Wall Street Journal on an applicable date.

     In any calendar year, a participant may not purchase common stock under the plan having a market value of more than $25,000, calculated based on the full fair market value of the common stock at the beginning of each offering period that year. Participants have the right to direct the voting of all shares held in their accounts and to receive statements twice a year on the status of their accounts. A participant may designate one or more beneficiaries to receive his or her interest in the plan in the event of the participant's death.

     Distributions from a participant's account will be made either on the request of the participant or in accordance with the requirements of the plan. A participant may request a withdrawal from his or her account at any time; however, the participant then must withdraw everything in the account, must cease payroll deductions under the plan and may not resume payroll deductions under the plan until the start of an offering period beginning at least six months after the withdrawal.

     The plan requires that all shares of common stock and cash in a participant's account be distributed (1) if the participant ceases to be eligible to participate in the plan (for example, as the result of termination of employment) or (2) if the plan is terminated.

     The plan will be administered by a committee of at least two persons chosen by our Board of Directors. Subject to the general control of the Board and the terms of the plan, the committee has full power to adopt rules relating to the plan and to administer and interpret the plan. The plan may be amended at any time by the Board. The Board also has the power to terminate or suspend the plan at any time.

  2000 Stock Incentive Plan

     The O'Gara Company 2000 Stock Incentive Plan is designed primarily to provide employees with incentives and rewards to encourage them to continue their association with us, and to maximize their performance and to provide "performance-based compensation." The O'Gara Company 2000 Stock Incentive Plan specifically provides for the grant of (1) qualified stock options, (2) non-qualified stock options, and (3) shares of restricted stock which are known collectively as incentive awards. The O'Gara Company 2000 Stock Incentive Plan also provides that the compensation committee may grant other types of stock-based awards in amounts, and on terms and conditions, as the compensation committee will in its discretion determine.

     The maximum number of shares of O'Gara Company common stock for which incentive awards may be granted under The O'Gara Company 2000 Stock Incentive Plan is 1,200,000. The maximum number of shares of The O'Gara Company common stock for which any individual may be granted incentive awards during any calendar year is 100,000. Our current employees and our affiliates will be eligible to receive grants of incentive awards.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GENERAL

     This section describes certain transactions and relationships during the last three fiscal years between The O'Gara Company, as it will be constituted after the split-up, and The O'Gara Company's executive officers, directors and 5% shareholders after the split-up. Except with respect to interest rates charged on certain of the intercompany notes and accounts payable/receivable, we believe that the material terms of the transactions described below were as favorable as could have been obtained from unrelated third parties.

VICTORY AVIATION

     Victory Aviation Services, Inc. is a Delaware corporation of which Messrs. Thomas M. O'Gara, Wilfred T. O'Gara and Carpinello own approximately 92%, 1% and 1%, respectively, of the outstanding capital stock.

     Lease agreements. We have a Master Equipment Lease with Victory Aviation, entered into in July 1995, under which we lease various items of equipment from Victory Aviation. As of December 31, 1999, we had approximately $1,250,000 of equipment under lease. Rental expenses were $396,005, $396,005, $566,213 for the years ended December 31, 1997, 1998 and 1999, respectively.

     Supplier arrangements. During 1995 and 1996, we purchased the dual-hard steel required for its vehicle armoring from Victory Aviation, which distributed the steel for an unrelated third party. As a result of financing arrangements entered into at the time, the company had receivables of $282,345 from Victory Aviation at each of December 31, 1997, 1998 and 1999, which sum is guaranteed by the shareholders of Victory Aviation. All other aspects of the arrangement have been terminated.

     Corporate aircraft. In February 1995, we entered into a lease for a Gulfstream G-II aircraft owned by Victory Aviation. The lease later was amended to provide us with a hourly discount from the normal commercial hourly rate on future charters of corporate aircraft from Victory Aviation in order to amortize the remaining portion of existing lease deposits from the original aircraft lease. We had approximately $233,939, $484,000, $403,000 in unamortized lease deposits with Victory Aviation as of December 31, 1997, 1998, and 1999 respectively. Rental expense related to the Gulfstream lease, including amortization of the deposit, was $234,000, $292,000, $82,000 for 1997, 1998 and
1999, respectively.

     In 1997, the company paid Victory Aviation $576,000 relating to use of the G-II aircraft in connection with the merger with Kroll Holdings, Inc. In 1998, we paid Victory Aviation $296,000 relating to use of the G-II aircraft during the roadshow for a stock offering and $270,000 relating to use of another corporate aircraft in connection with the merger with Securify. We believe that the rates paid were equivalent to that charged by Victory Aviation to other unrelated companies for similar services during 1997 and 1998 and compared favorably to rates charged by another unrelated charter service for similar aircraft.

INTERCOMPANY NOTES AND ACCOUNTS PAYABLE/RECEIVABLE AND CERTAIN LOANS

     In 1998, Mr. Thomas M. O'Gara repaid a $120,191 advance made by us prior to Kroll-O'Gara's initial public offering. This amount was not represented by a promissory note. During 1998, Mr. Thomas M. O'Gara agreed to reimburse us for a portion of general and administrative expenses, including outside professional fees, office rent and travel expenses, which were incurred for the benefit of both us and Mr. T. O'Gara. Amounts due to the company at December 31, 1998 and 1999 pursuant to this agreement were $429,953 and $0, respectively.

AIG

     Since 1995, Kroll-O'Gara has purchased some of its liability insurance, including Professional Errors and Omissions and Directors and Officers liability insurance, from AIG's subsidiaries. AIG's subsidiaries billed the company $814,154, $474,800, and $361,320 for this insurance during 1997, 1998, and 1999, respectively. Kroll-O'Gara obtains the coverage through an independent insurance broker and where possible obtains competitive proposals from unrelated third parties.

BUILDING LEASE

     OLG, Limited, an Ohio limited liability company of which Messrs. Thomas M. O'Gara, Wilfred T. O'Gara and Carpinello own approximately 91%, 5%, and 1% of the outstanding capital stock, was formed in March 1996 for the purpose of acquiring and leasing to us a facility located at 4175 Mulhauser Road, Fairfield, Ohio. OLG sold the building in August 1998. Total lease payments made in 1998 by us to OLG, prior to its sale of the building, were $150,837.

                             RELATIONSHIP WITH KRCS

     The O'Gara Company, Kroll O'Gara and KRCS have entered into an agreement and plan of reorganization and dissolution, which provides for the split-up of Kroll-O'Gara. As part of the split-up The O'Gara Company, KRCS and Securify will enter into a tax sharing agreement and The O'Gara Company, Kroll-O'Gara and KRCS will enter into a cross-indemnification agreement. These agreements have been filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." As a result of these agreements, The O'Gara Company and KRCS will have an ongoing relationship after the split-up.

TAX SHARING AGREEMENT

     We and KRCS will enter into a tax sharing agreement regarding the payment and refund of taxes that are attributable to periods beginning prior to and including the date of the distribution and any taxes resulting from the distribution. The agreement generally will provide that for any taxable period, we and KRCS will make payments to each other so that, to the extent that either company or any of its subsidiaries is included in (1) Kroll-O'Gara's consolidated group for U.S. federal income tax purposes or (2) any consolidated, combined or unitary group which includes Kroll-O'Gara or any of its subsidiaries for state, local or foreign income tax purposes, that company will be responsible for only a portion of the taxes. Each company's portion will be based on that company's relative contribution to the group.

     Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the agreement will allocate tax liabilities between us and KRCS, for any period in which either company or any of its subsidiaries was included in Kroll-O'Gara's consolidated group, that company or any of its subsidiaries could be liable for any federal tax liability that was incurred, but not discharged, by the other. Under the agreement, each company will indemnify the other for those liabilities.

     The agreement will prohibit us and KRCS from taking actions that could jeopardize the tax treatment of the distribution.

     For example, we will not take certain actions for two years following the distribution unless we obtain either an IRS ruling or an opinion of counsel (to be determined by KRCS in its reasonable discretion) to the effect that these actions will not affect the tax-free nature of the distribution. These actions include transactions with respect to:

     - some issuances of stock (in connection with acquisitions or otherwise), or any other instrument that could constitute equity for federal income tax purposes, of The O'Gara Company (or any instruments or contracts, including options, warrants, rights or securities exercisable for, or convertible into, stock, or any instrument that could constitute equity for federal income tax purposes, of The O'Gara Company);

     - some transactions with respect to the capital stock of, or other equity interest in, The O'Gara Company, including some redemptions, repurchases, stock acquisitions or stock dispositions or the dissolution, merger, consolidation or complete or partial liquidation of The O'Gara Company; and

     - some recapitalizations of The O'Gara Company, including some stock splits, reverse stock splits, stock dividends or other changes in capital structure.

     The agreement will allocate responsibility for any taxes arising from restructurings related to the split-up, and we and KRCS will indemnify each other with respect to taxes allocated to it. In addition, the agreement will provide that we and KRCS will indemnify each other for any taxes arising out of the failure of the split-up to qualify as tax-free as a result of actions taken, or the failure to take required actions, by it. The tax sharing agreement also will provide that KRCS and we will cooperate in the preparation of tax returns and will exchange information and retain records which may affect their income tax liabilities.

CROSS-INDEMNIFICATION AGREEMENT

     The O'Gara Company, Kroll-O'Gara and KRCS will enter into a cross-indemnification agreement. Under the cross-indemnification agreement, KRCS will indemnify Kroll-O'Gara and us against liabilities relating to the operation of the investigations and intelligence and voice and data communications businesses, whether those liabilities arise on, prior to or after the split-up. We will indemnify Kroll-O'Gara and KRCS against liabilities relating to the operation of the security products and services business, whether those liabilities arise on, prior to or after the split- up and matters arising out of our financial information included in KRCS' registration statement. If a contingent liability does not exclusively relate to one business or the other, it will be considered a shared contingent liability, and we will be responsible for approximately 41.5% and KRCS will be responsible for approximately 58.5% of that liability. The cross-indemnification agreement does not apply to tax claims or liabilities, which are covered by the tax sharing agreement described above.

VOICE AND DATA COMMUNICATIONS BUSINESS

     The KRCS subsidiaries that are involved in the voice and data communications business will enter into a license agreement for the use of the O'Gara name in their voice and data communications business and a strategic alliance agreement with our subsidiary, O'Gara-Hess & Eisenhardt Armoring Company, for the sale of their voice and data communications products and services in or with our products and services.

SECURIFY

     In the agreement and plan of reorganization and dissolution, we and KRCS have entered into arrangements regarding the sale of our Securify common stock and our respective registration rights.

               PRINCIPAL SHAREHOLDERS AND HOLDINGS OF MANAGEMENT

     The following table sets forth the anticipated beneficial ownership of our common stock immediately after the split-up by (1) each beneficial owner of more than five percent of the common stock, (2) each director and named executive officer individually, and (3) all directors and executive officers as a group. The actual holdings will vary based on the number of shares of Kroll-O'Gara common stock outstanding immediately prior to the split-up; however the changes will not be material. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and dispositive power with respect to the listed shares.

                                                                 BENEFICIAL OWNERSHIP
                                                                 --------------------
                            NAME                                  NUMBER      PERCENT
                            ----                                 ---------    -------
Thomas M. O'Gara(1)..........................................    1,546,572       25.8
Wilfred T. O'Gara............................................      155,438        2.6
Abram S. Gordon..............................................           64          *
Nicholas P. Carpinello.......................................       36,365          *
[directors to be added]......................................
All directors and executive officers as a group (  persons)..    1,738,439       29.0
American International Group, Inc.(1)........................

---------------

 * Less than 1%.

(1) Messrs. O'Gara, Gordon and Carpinello's address is 9113 LeSaint Drive, Fairfield, Ohio 45014. AIG's address is 70 Pine Street, New York, New York 10270.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of The O'Gara Company, consists of 15,000,000 shares of common stock, $.01 par value per share, and 100,000 shares of undesignated preferred stock, $.01 par value per share. After the split-up, we will have 6,000,000 shares of common stock outstanding. There will be no preferred stock outstanding. The following description summarizes the material terms of our capital stock. Your rights as a shareholder of The O'Gara Company will be governed by the provisions of our Articles of Incorporation and Code of Regulations and by the provisions of Ohio law, including the Ohio General Corporation Law ("OGCL").

COMMON STOCK

     Common Stock. You will be entitled to one vote for each share held of record by you on all matters submitted to a vote of shareholders. You will not have the right to cumulate your votes in the election of directors.

     Subject to preferences which may be granted to holders of any preferred stock which is issued, you will be entitled to share in any dividends that the Board of Directors, in its discretion, validly declares from funds legally available. In the event of liquidation, each outstanding share of O'Gara Company common stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and any preferred stock liquidation preferences.

     You will have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or any other securities of The O'Gara Company. There are no redemption or sinking fund provisions with regard to the O'Gara Company common stock. All outstanding shares of O'Gara Company common stock will be fully paid, validly issued and nonassessable.

     The vote of holders of a majority of all outstanding shares of O'Gara Company common stock is required to amend the company's Articles and to approve mergers, reorganizations and similar transactions.

PREFERRED STOCK

     We may issue up to 100,000 authorized shares of preferred stock from time to time in series having such designations, preferences and rights, qualifications and limitations as the Board of Directors may determine, without any need for your approval. Preferred stock could be given rights which would adversely affect your equity and could have preference to your O'Gara Company common stock with respect to dividends and liquidation, voting and other rights and privileges. Issuance of preferred stock could have the effect of acting as an anti-takeover device to prevent a change of control of The O'Gara Company.

PROVISIONS AFFECTING BUSINESS COMBINATIONS AND CHANGES IN CONTROL

     Chapter 1704 of the Ohio Revised Code may be viewed as having an anti-takeover effect. This statute, in general, prohibits an "issuing public corporation," the definition of which will include The O'Gara Company, from entering into a "Chapter 1704 Transaction" with the beneficial owner of 10% or more of the outstanding shares of the corporation (an "interested shareholder") for at least three years after the date on which the interested shareholder attains a 10% ownership, unless the board of directors of the corporation approves, prior to the person becoming an interested shareholder, either the transaction or the acquisition of shares resulting in a 10% ownership position. A "Chapter 1704 Transaction" includes, among other things, a merger or consolidation with, a sale of substantial assets to, or the receipt of a loan, guaranty or other financial benefit which is not proportionately received by all shareholders, from the interested shareholder. After the three-year period, a Chapter 1704 Transaction with the interested shareholder is permitted only if either the transaction is approved by the holders of at least two-thirds of the voting power of the corporation (or such different proportion as is required by the corporation's articles of incorporation), including a majority of the shares not owned by the interested shareholder, or the business combination results in the shareholders other than the interested shareholder receiving a prescribed "fair price" for their shares. One significant effect of Chapter 1704 is to encourage a person to negotiate with the board of directors of a corporation prior to becoming an interested shareholder.

     In addition, Section 1707.043 of the Ohio Revised Code requires a person or entity that makes a proposal to acquire the control of a corporation to repay to that corporation any profits made from trades in the corporation's stock within 18 months after making the control proposal.

     Section 1701.831 of the OGCL, Ohio's "Control Share Acquisition Statute," requires shareholder approval of any proposed "control share acquisition" of an Ohio corporation. A "control share acquisition" is the acquisition, directly or indirectly, by any person of shares of a corporation that, when added to all other shares of the corporation that may be voted, directly or indirectly, by the acquiring person, would entitle such person to exercise or direct the exercise of

     (a) 20% or more, but less than 33 1/3%, of the voting power of the corporation in the election of directors, or

     (b) 33 1/3% or more, but less than a majority, of such voting power, or

     (c) a majority or more of such voting power.

     The control share acquisition must be approved in advance by the holders of a majority of the outstanding voting shares represented at a meeting at which a quorum is present and by the holders of a majority of the portion of the outstanding voting shares represented at the meeting excluding the voting shares owned by the acquiring shareholder and certain "interested shares," including shares owned by officers elected or appointed by the directors of the corporation and by directors of the corporation who are also employees of the corporation.

     The purpose of the Control Share Acquisition Statute is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover The provisions of the Control Share Acquisition Statute grant shareholders of The O'Gara Company the assurance that they will have adequate time to evaluate the proposal of an acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person's purchase program to go forward in the same manner and with the same proxy information that would be available to them if a proposed merger of the company were before them and, most importantly, that the interests of all shareholders will be taken into account and the probability will be increased that they will be treated equally regarding the price to be offered for their common shares if the proposal is approved.

     The Control Share Acquisition Statute applies not only to traditional offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the Control Share Acquisition Statute could render approval of any control share acquisition difficult in that the transaction must be authorized at a special meeting of shareholders, at which a quorum is present, by the affirmative vote of the majority of the voting power represented and by a majority of the portion of that voting power excluding interested shares. Any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some shareholders might find financially attractive. On the other hand, the need on the part of the acquiring person to convince the shareholders of the company of the value and validity of the person's offer may cause the offer to be more financially attractive in order to gain shareholder approval.

     In addition, Section 1701.59 of the OGCL provides that, in determining what a director reasonably believes to be in the best interests of the corporation, the director may consider, in addition to the interests of the corporation's shareholders, any of the interests of the corporation's employees, suppliers, creditors and customers, the economy of the State of Ohio and the U.S., community and societal considerations and the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

     Although we believe that these provisions are in The O'Gara Company's best interests, you should be aware that the provisions could be disadvantageous to you because the overall effect of these statutes may be to render more difficult or discourage the removal of incumbent management or the assumption of effective control by other persons.

TRANSFER AGENT AND REGISTRAR

     The registrar and transfer agent for O'Gara Company common stock will be Fifth Third Bank, Cincinnati, Ohio.

                                 LEGAL MATTERS

     The validity of the O'Gara Company common stock covered by this prospectus will be passed upon by Taft, Stettinius & Hollister LLP, Cincinnati, Ohio.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The combined financial statements of The O'Gara Company as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for costs of start-up activities in the first quarter of 1999, as discussed in Note 2(q) to the combined financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the SEC to register the O'Gara Company common stock that Kroll-O'Gara shareholders will receive in the split-up. This prospectus is a part of that registration statement and does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information we refer you to the registration statement and its exhibits. Statements in this prospectus regarding the terms of any contract or document are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by the relevant reference.

     After the split-up, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. The registration statement is, and these future filings with the SEC will be, available to the public over the Internet at the SEC's website at http://www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
THE O'GARA COMPANY
Report of Independent Public Accountants....................     F-2
Combined Balance Sheets as of December 31, 1998 and 1999....     F-3
Combined Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999..........................     F-5
Combined Statements of Shareholders' Equity for the Years
  Ended December 31, 1997, 1998 and 1999....................     F-6
Combined Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999..........................     F-7
Notes to Combined Financial Statements......................     F-8
Combined Balance Sheets as of December 31, 1999 and June 30,
  2000 (unaudited)..........................................    F-34
Combined Statements of Operations for the Six Months Ended
  June 30, 1999 and 2000 (unaudited)........................    F-36
Combined Statements of Shareholders' Equity for the Period
  Ended June 30, 2000 (unaudited)...........................    F-37
Combined Statements of Cash Flows for the Six Months Ended
  June 30, 1999 and 2000 (unaudited)........................    F-38
Notes to Combined Unaudited Financial Statements............    F-39
THE O'GARA COMPANY PRO FORMA FINANCIAL STATEMENTS
  (UNAUDITED)
Unaudited Pro Forma Combining Condensed Balance Sheet as of
  June 30, 2000.............................................    F-45
Unaudited Pro Forma Combining Condensed Statements of
  Operations for the Six Months Ended June 30, 2000
  (unaudited)...............................................    F-47
Unaudited Pro Forma Combining Condensed Statements of
  Operations for the Year Ended December 31, 1999...........    F-49

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE KROLL-O'GARA COMPANY:

     We have audited the accompanying combined balance sheets of THE O'GARA COMPANY (Note 1) and subsidiaries as of December 31, 1998 and 1999 and the related combined statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The O'Gara Company and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 2(q) to the combined financial statements, effective in the first quarter of 1999, the Company changed its method of accounting for costs of start-up activities.

                                        Arthur Andersen LLP
Cincinnati, Ohio
  September 14, 2000

                               THE O'GARA COMPANY

                            COMBINED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999

                                                                  1998            1999
                                                              ------------    ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  6,416,652    $  3,395,566
  Marketable securities.....................................     6,563,054              --
  Trade accounts receivable, net of allowance for doubtful
     accounts of approximately $509,510 and $968,749 in 1998
     and 1999, respectively (Notes 2 and 4).................    21,480,116      24,314,173
  Related party receivables (Note 6)........................       381,534         334,934
  Costs and estimated earnings in excess of billings on
     uncompleted contracts (Note 4).........................    26,408,097      24,159,724
  Inventories (Note 4)......................................    18,607,062      21,194,072
  Prepaid expenses and other................................     4,515,479       5,026,544
  Deferred tax asset (Note 5)...............................     1,118,830       1,743,947
                                                              ------------    ------------
          Total current assets..............................    85,490,824      80,168,960
                                                              ------------    ------------
PROPERTY, PLANT AND EQUIPMENT, at cost (Notes 2 and 7):
  Land......................................................     1,661,900       1,970,094
  Buildings and improvements................................     6,342,553       6,630,563
  Leasehold improvements....................................       656,189       1,109,421
  Furniture and fixtures....................................     3,384,034       6,243,522
  Machinery and equipment...................................     6,974,724      12,521,171
  Construction-in-progress..................................     1,427,363              --
                                                              ------------    ------------
                                                                20,446,763      28,474,771
  Less-accumulated depreciation.............................    (7,129,220)     (9,315,376)
                                                              ------------    ------------
                                                                13,317,543      19,159,395
                                                              ------------    ------------
COSTS IN EXCESS OF ASSETS ACQUIRED AND OTHER INTANGIBLE
  ASSETS, net of accumulated amortization of $1,694,922 and
  $3,192,086 in 1998 and 1999, respectively (Notes 2 and
  3)........................................................    18,319,997      17,195,049
OTHER ASSETS:
  Other assets (Note 4).....................................     3,114,799       1,318,206
  Deferred tax asset (Note 5)...............................       559,051         430,729
                                                              ------------    ------------
                                                                21,993,847      18,943,984
                                                              ------------    ------------
                                                              $120,802,214    $118,272,339
                                                              ============    ============

            The accompanying notes to combined financial statements
             are an integral part of these combined balance sheets.

                               THE O'GARA COMPANY

                            COMBINED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999

                                                                  1998            1999
                                                              ------------    ------------
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt due to third-parties
     (Note 7)...............................................  $  1,336,449    $  2,245,927
  Current portion of allocated Kroll-O'Gara long-term
     debt...................................................            --       9,454,702
  Trade accounts payable....................................    20,653,939      22,588,044
  Related party payables (Note 6)...........................       341,358              --
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................       182,656         360,725
  Accrued liabilities (Note 4)..............................    10,408,563       7,680,234
  Income taxes currently payable (Note 5)...................       599,248              --
  Customer deposits.........................................     2,283,312       1,395,984
                                                              ------------    ------------
          Total current liabilities.........................    35,805,525      43,725,616

OTHER LONG-TERM LIABILITIES.................................       406,606         521,787

ALLOCATION OF KROLL-O'GARA LONG-TERM DEBT...................    13,560,212      15,072,798

LONG-TERM DEBT DUE TO THIRD PARTIES, net of current portion
  (Note 7)..................................................     2,258,976         853,639
                                                              ------------    ------------
          Total liabilities.................................    52,031,319      60,173,840
                                                              ------------    ------------

COMMITMENTS AND CONTINGENCIES (Notes 8 and 11)
SHAREHOLDER'S EQUITY (Notes 1 and 4(e)):
  Advances from Kroll-O'Gara, net...........................    70,926,669      58,868,241
  Deferred compensation (Note 10)...........................    (1,113,936)     (1,030,079)
  Accumulated other comprehensive income (loss).............    (1,041,838)        260,337
                                                              ------------    ------------
          Total shareholder's equity........................    68,770,895      58,098,499
                                                              ------------    ------------
                                                              $120,802,214    $118,272,339
                                                              ============    ============

            The accompanying notes to combined financial statements
             are an integral part of these combined balance sheets.

                               THE O'GARA COMPANY

                       COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                       1997            1998            1999
                                                   ------------    ------------    ------------
NET SALES........................................  $100,738,987    $131,690,342    $118,507,042
COST OF SALES....................................    72,383,397      95,290,444      83,619,864
                                                   ------------    ------------    ------------
     Gross profit................................    28,355,590      36,399,898      34,887,178
OPERATING EXPENSES:
  Selling and marketing..........................     6,523,927       7,643,386       8,854,226
  General and administrative.....................    10,144,436      13,094,713      20,583,388
  Restructuring charge (Note 4)..................            --              --         291,757
  Failed merger related costs (Note 2(s))........            --              --         703,819
  Merger related costs (Note 3)..................     2,932,674       1,136,554         145,429
                                                   ------------    ------------    ------------
     Operating expenses..........................    19,601,037      21,874,653      30,578,619
                                                   ------------    ------------    ------------
     Operating income............................     8,754,553      14,525,245       4,308,559
OTHER INCOME (EXPENSE):
  Interest expense...............................    (2,967,936)     (2,415,307)     (1,994,705)
  Interest income................................           535         600,325          86,826
  Other, net.....................................      (249,001)       (547,593)       (244,391)
                                                   ------------    ------------    ------------
     Income before minority interest, provision
       for income taxes, extraordinary item and
       cumulative effect of change in accounting
       principle.................................     5,538,151      12,162,670       2,156,289
  Minority interest..............................       156,223              --              --
                                                   ------------    ------------    ------------
     Income before provision for income taxes,
       extraordinary item and cumulative effect
       of change in accounting principle.........     5,381,928      12,162,670       2,156,289
  Provision for income taxes.....................     2,821,709       5,015,853       2,303,377
                                                   ------------    ------------    ------------
     Income (loss) before extraordinary item and
       cumulative effect of change in accounting
       principle.................................     2,560,219       7,146,817        (147,088)
  Extraordinary loss, net of applicable tax
     benefit of $129,250 (Note 2(r)).............      (193,875)             --              --
                                                   ------------    ------------    ------------
     Income (loss) before cumulative effect of
       change in accounting principle............     2,366,344       7,146,817        (147,088)
  Cumulative effect of change in accounting
     principle, net of applicable tax benefit of
     $408,000 in 1999 (Note 2(q))................            --              --        (778,041)
                                                   ------------    ------------    ------------
          Net income (loss)......................  $  2,366,344    $  7,146,817    $   (925,129)
                                                   ============    ============    ============
Earnings (Loss) Per Share (Note 2(n)):
  Basic and diluted..............................  $       0.39    $       1.19    $      (0.15)
                                                   ============    ============    ============
Weighted Average Shares Outstanding (Note 2 (n)):
  Basic and diluted..............................     6,000,000       6,000,000       6,000,000
                                                   ============    ============    ============

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                               THE O'GARA COMPANY

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                                     ACCUMULATED
                                                                                        OTHER
                                     COMPREHENSIVE   ADVANCES FROM     DEFERRED     COMPREHENSIVE
                                     INCOME (LOSS)   KROLL-O'GARA    COMPENSATION   INCOME (LOSS)      TOTAL
                                     -------------   -------------   ------------   -------------   ------------
BALANCE, December 31, 1996.........                  $ 12,793,403    $        --     $   (44,772)   $ 12,748,631
Comprehensive income:
  Net income.......................   $2,366,344        2,366,344             --              --       2,366,344
                                      ----------
  Other comprehensive income
    (loss), net of tax:
      Foreign currency translation
         adjustment, net of
         $335,000 tax benefit......     (502,634)              --             --              --              --
                                      ----------
      Other comprehensive loss.....     (502,634)              --             --        (502,634)       (502,634)
                                      ----------
         Comprehensive income......   $1,863,710               --             --              --              --
                                      ==========
Change in advances from
  Kroll-O'Gara.....................                    12,086,918             --              --      12,086,918
                                                     ------------    -----------     -----------    ------------
BALANCE, December 31, 1997.........                    27,246,665             --        (547,406)     26,699,259
Comprehensive income:
  Net income.......................   $7,146,817        7,146,817             --              --       7,146,817
                                      ----------
  Other comprehensive income
    (loss), net of tax:
      Foreign currency translation
         adjustment, net of
         $330,000 tax benefit......     (494,432)              --             --              --              --
                                      ----------
      Other comprehensive loss.....     (494,432)              --             --
                                      ----------
         Comprehensive income......   $6,652,385               --             --        (494,432)       (494,432)
                                      ==========
Change in advances from
  Kroll-O'Gara.....................                    35,341,091             --              --      35,341,091
Deferred compensation related to
  stock options of Kroll-O'Gara
  (Note 10)........................                     1,192,096     (1,113,936)             --          78,160
                                                     ------------    -----------     -----------    ------------
BALANCE, December 31, 1998.........                    70,926,669     (1,113,936)     (1,041,838)     68,770,895
Comprehensive income (loss):
  Net loss.........................   $ (925,129)        (925,129)            --              --        (925,129)
                                      ----------
  Other comprehensive income
    (loss), net of tax:
      Foreign currency translation
         adjustment, net of
         $868,000 tax provision....    1,302,175               --             --              --              --
                                      ----------
      Other comprehensive income...    1,302,175               --             --       1,302,175       1,302,175
                                      ----------
         Comprehensive income......   $  377,046               --             --              --              --
                                      ==========
Change in advances from
  Kroll-O'Gara.....................                   (11,546,894)            --              --     (11,546,894)
Deferred compensation related to
  restricted stock of Kroll-O'Gara
  (Note 10)........................                       413,595         83,857              --         497,452
                                                     ------------    -----------     -----------    ------------
BALANCE, December 31, 1999.........                  $ 58,868,241    $(1,030,079)    $   260,337    $ 58,098,499
                                                     ============    ===========     ===========    ============

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                               THE O'GARA COMPANY

                  COMBINED STATEMENTS OF CASH FLOWS (NOTE 14)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                          1997           1998           1999
                                                      ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................  $  2,366,344   $  7,146,817   $   (925,129)
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operations --
       Depreciation and amortization................     1,902,748      2,431,877      3,683,320
       Bad debt expense.............................       582,377        337,203      1,144,722
       Share in net income of joint ventures........      (121,650)            --             --
       Noncash compensation expense.................            --         78,160        497,452
  Change in assets and liabilities, net of effects
     of acquisitions --
       Receivables-trade and unbilled...............    (4,786,333)    (6,859,225)    (3,978,779)
       Costs and estimated earnings in excess of
          billings on uncompleted contracts.........     3,290,709    (14,510,296)     2,248,373
       Inventories, prepaid expenses and other
          assets....................................    (6,536,340)    (5,048,018)    (1,673,698)
       Accounts payable and income taxes currently
          payable...................................     4,365,566      2,462,800      1,334,857
       Billings in excess of costs and estimated
          earnings on uncompleted contracts.........      (801,365)       (68,214)       178,069
       Amounts due to/from related parties..........       (28,162)      (158,862)      (294,758)
       Deferred taxes...............................      (926,239)      (751,642)      (496,795)
       Accrued liabilities, long-term liabilities
          and customer deposits.....................      (916,387)     3,514,132     (3,500,476)
                                                      ------------   ------------   ------------
          Net cash used in operating activities.....    (1,608,732)   (11,425,268)    (1,782,842)
                                                      ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net...    (3,211,995)    (4,051,921)    (8,028,008)
  Acquisitions, net of cash acquired (Note 3).......    (8,103,948)    (3,200,000)            --
  Sale (purchases) of marketable securities, net....            --     (6,563,054)     6,563,054
                                                      ------------   ------------   ------------
          Net cash used in investing activities.....   (11,315,943)   (13,814,975)    (1,464,954)
                                                      ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (repayments of) allocated
     Kroll-O'Gara long-term debt....................    20,812,083     (5,247,473)    10,967,288
  Proceeds from third party debt....................       278,979      1,066,585             --
  Payments of third party debt......................      (797,658)      (609,074)      (495,859)
  Increase (decrease) in advances from
     Kroll-O'Gara...................................     4,184,942     34,451,091    (11,546,894)
  Foreign currency translation......................      (473,947)      (581,551)     1,481,562
  Net repayments under revolving lines of credit....    (9,376,835)      (559,112)            --
                                                      ------------   ------------   ------------
          Net cash provided by financing
            activities..............................    14,627,564     28,520,466        406,097
                                                      ------------   ------------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...........     1,702,889      3,280,223     (2,841,699)
Effects of foreign currency exchange rates on cash
  and cash equivalents..............................       (28,687)        87,119       (179,387)
CASH AND CASH EQUIVALENTS, beginning of year........     1,375,108      3,049,310      6,416,652
                                                      ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, end of year..............  $  3,049,310   $  6,416,652   $  3,395,566
                                                      ============   ============   ============

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                               THE O'GARA COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

(1) BASIS OF PRESENTATION --

     The O'Gara Company (O'Gara or the Company) is a wholly owned holding company subsidiary of The Kroll-O'Gara Company (Kroll-O'Gara).

     In April 2000, Kroll-O'Gara decided to explore the split-up of its principal businesses into two independent public companies; O'Gara is a newly incorporated company organized in preparation for the split-up. Under an agreement and plan of reorganization and dissolution of Kroll-O'Gara (which was executed effective September 8, 2000), adopted by Kroll-O'Gara's Board of Directors on August 30, 2000, the completion of which is subject to a number of conditions including the receipt of a favorable tax ruling and the approval by Kroll-O'Gara's shareholders, O'Gara will receive substantially all of the assets and liabilities of Kroll-O'Gara's Security Products and Services Group, and 60% of Kroll-O'Gara's ownership interest in the common stock of the entity comprising its Information Security Group, as well as a portion of Kroll-O'Gara's assets and liabilities that are not attributable to a particular business group. The remaining business of Kroll-O'Gara, primarily the Investigations and Intelligence Group, the Voice and Data Communications Group and 40% of Kroll-O'Gara's ownership interest in the common stock of the entity comprising the Information Security Group, as well as the other assets and liabilities that are not attributable to a particular business group, will be transferred to and assumed by another newly incorporated company, Kroll Risk Consulting Services, Inc. (KRCS). After these transfers, certain management shareholders of Kroll-O'Gara will exchange all of their shares of Kroll-O'Gara common stock for shares of O'Gara common stock and other management shareholders of Kroll-O'Gara will exchange all their shares of Kroll-O'Gara common stock for shares of KRCS common stock. Kroll-O'Gara then will distribute, on a pro rata basis, all remaining shares of O'Gara common stock and KRCS common stock held by it to the remaining holders of Kroll-O'Gara common stock. The exchanging management shareholders will not participate in this distribution. Concurrent with the completion of these transactions, O'Gara and KRCS will become separate publicly-traded companies. Subsequent to the reorganization and split-up, Kroll-O'Gara will be dissolved.

     As part of the reorganization and split-up, Kroll-O'Gara will incur approximately $2.8 million (net of tax benefit of $1.9 million) of charges for the write off of certain intangibles and unamortized financing fees, debt prepayment fees and compensation costs related to accelerated vesting of stock option plans. KRCS and O'Gara have agreed to split these charges on an agreed-upon basis.

     The accompanying combined financial statements are presented on a carve-out basis and include the historical results of operations and assets and liabilities allocated to O'Gara, prior to the effects of the reorganization, which includes most of the businesses that operate in Kroll-O'Gara's Security Products and Services Group as well as 100% of the business that operates in Kroll-O'Gara's Information Security Group. These combined financial statements have been prepared from Kroll-O'Gara's historical accounting records.

     The newly incorporated O'Gara has its origins in the former O'Gara Company, a holding company for previously affiliated companies. A wholly owned subsidiary of the former O'Gara Company merged with Kroll Holdings, Inc. in December 1997 in a transaction accounted for as a pooling of interests. At the time of that merger the former O'Gara Company changed its name to The Kroll-O'Gara Company. See Note 3 for a further discussion of this merger transaction.

                               THE O'GARA COMPANY

     O'Gara was allocated $4.4 million and $5.4 million of overhead costs related to Kroll-O'Gara's corporate administrative functions in 1998 and 1999, respectively. For the year ended December 31, 1997, the former O'Gara Company operated on a standalone basis and, accordingly, no allocation of overhead costs was recorded in the accompanying combined financial statements. The allocations for 1998 and 1999 were based on a specific identification of Kroll-O'Gara's administrative costs attributable to O'Gara and, to the extent that such identification was not practicable, on the basis of O'Gara's sales as a percentage of Kroll-O'Gara's sales. The allocated costs are included in the various operating expense captions in the accompanying combined statements of operations. Management believes that such allocation methodology is reasonable. Subsequent to the split-up, O'Gara will be required to manage these functions and will be responsible for the expenses associated with the operations of a stand-alone public company. Management does not believe these expenses on a stand-alone basis will be significantly different from those reflected in the accompanying statements of operations.

     O'Gara's operations have been financed through its operating cash flows and advances from Kroll-O'Gara. O'Gara's interest expense includes an allocation of Kroll-O'Gara's interest expense based on Kroll-O'Gara's weighted average interest rate applied to intercompany advances. Interest expense allocated from Kroll-O'Gara was $2.0 million and $1.7 million for the years ended December 31, 1998 and 1999, respectively. The historical interest expense allocated to O'Gara may not be indicative of future interest expense incurred. Income tax was calculated as if O'Gara had filed separate income tax returns. O'Gara's future effective tax rate will depend largely on its structure and tax strategies as a separate, independent public company.

     The O'Gara Company expects to obtain debt funding prior to completion of the split-up to repay the portion of Kroll-O'Gara's third party financing obligations assumed by it as well as to establish a working capital and letter of credit facility.

     On September 14, 2000, Kroll-O'Gara amended its credit agreement to provide for an extension of its temporary increase in its revolving line of credit from $25.0 million to $40.0 million. Pursuant to the amended credit agreement, the increase in the revolving line of credit is effective until January 1, 2001, at which time all borrowings in excess of $25.0 million must be repaid. The credit facility continues to provide for a letter of credit facility of approximately $7.6 million. Both the letter of credit facility and the line of credit mature on May 31, 2001. Advances under the revolving line of credit bear interest at rates ranging from prime to prime plus 0.75%, or, at Kroll-O'Gara's option, LIBOR plus 1.50% to LIBOR plus 2.50%, dependent upon a defined financial ratio.

     Kroll-O'Gara's currently existing credit agreements include certain financial covenant restrictions. Kroll-O'Gara was not in compliance with certain of these covenants as of December 31, 1999 and as of June 30, 2000. All such events of non-compliance have been subsequently amended or waived by the lenders. Had the lenders not provided a waiver or amendment, all amounts outstanding under the credit agreements would have been subject to acceleration by the lenders. Pending the separation, Kroll-O'Gara will require additional sources of capital to supplement operating cash flow, either through amending and increasing its credit facilities, through an equity offering of one of its subsidiaries or both. In the absence of the separation of the businesses, management is of the opinion that there will be sufficient liquidity available from existing operations and credit facilities, which can be supplemented, if necessary, with additional secured or unsecured financing, to finance the continuing operations of Kroll-O'Gara.

                               THE O'GARA COMPANY

     In addition, O'Gara and KRCS will enter into agreements, principally a tax sharing and cross-indemnification agreement, governing the relationships between the separated businesses of Kroll-O'Gara after the split-up.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --

     (a) NATURE OF OPERATIONS AND BASIS OF COMBINATION -- The accompanying combined financial statements include the accounts of all majority-owned subsidiaries involved in most of the businesses that operate in Kroll-O'Gara's Security Products and Services Group as well as the Information Security Group. The Security Products and Services Group markets ballistic and blast protected vehicles and security services. The Information Security Group offers information and computer security services, including network and system security review and repair. All material intercompany accounts and transactions are eliminated. Investments in 20% to 50% owned entities are accounted for on the equity method and investments in less than 20% owned entities are accounted for on the cost method. Affiliated entities are not included in the accompanying combined financial statements, and include entities that are directly or indirectly owned by current shareholders or former shareholders.

     (b) REVENUE RECOGNITION -- Revenue related to contracts for security products (both government and commercial) results principally from long-term fixed price contracts and is recognized on the percentage-of-completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is calculated by comparing the costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. However, adjustments to this measurement are made when management believes that costs incurred materially exceed effort expended. Contract costs include all direct material and labor costs, along with certain direct overhead costs related to contract production.

         Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it becomes known that such losses will occur. Changes in estimated total contract costs result in revisions to contract revenue. These revisions are recognized when determined.

         Revenue from information security services is recognized as the services are performed. O'Gara records either billed or unbilled accounts receivable based on case-by-case invoicing determinations.

     (c) CASH AND CASH EQUIVALENTS -- Cash equivalents consist of all highly liquid debt instruments with an initial maturity of three months or less at the date of purchase. O'Gara invests excess cash in overnight repurchase agreements, which are government collateralized securities. The carrying amount of cash and cash equivalents approximates fair value of those instruments due to their short maturity.

     (d) MARKETABLE SECURITIES -- Pursuant to the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), O'Gara must classify its debt and marketable securities as either trading, available-for-sale or held-to-maturity. O'Gara's marketable security investments consist largely of available-for-

                               THE O'GARA COMPANY
         sale municipal obligations. These securities are valued at current market value, which approximates cost.

         Unrealized holding gains and losses, net of the related income tax effect, on the available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. There were no such unrealized gains or losses as of December 31, 1997, 1998 and 1999.

     (e) CONCENTRATIONS OF CREDIT RISK -- Financial instruments that subject O'Gara to credit risk consist principally of trade receivables. Concentrations of credit risk with respect to accounts receivable are limited by the number of clients that comprise O'Gara's client base, along with the different industries and geographic regions in which O'Gara's clients operate. O'Gara does not generally require collateral or other security to support client receivables, although O'Gara does require retainers, up-front deposits or irrevocable letters-of-credit in certain situations. O'Gara has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past history. Management does not anticipate incurring losses on its trade receivables in excess of established allowances.

     (f) PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Depreciation is computed on both straight-line and accelerated methods over the estimated useful lives of the related assets as follows:

Buildings and improvements.................................  5-40 years
Furniture and fixtures.....................................  4-10 years
Machinery and equipment....................................  3-12 years
Leasehold improvements.....................................  Life of lease

     (g) IMPAIRMENT OF LONG-LIVED ASSETS -- Pursuant to the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), long-lived assets, certain identifiable intangibles and goodwill related to those assets must be reviewed for impairment by asset group for which the lowest level of independent cash flows can be identified. In accordance with this standard, O'Gara periodically reviews the carrying value of these assets and impairments are recognized when the expected undiscounted future cash flows are less than the carrying amount of the asset. Based on its most recent analysis, O'Gara believes no impairment existed at December 31, 1999. However, it is possible, due to a change in circumstances, that carrying values could become impaired in the future. Such impairment could have a material effect on the results of operations in a particular reporting period.

     (h) COSTS IN EXCESS OF ASSETS ACQUIRED -- Costs in excess of assets acquired represents the excess of the purchase cost over the fair value of net assets acquired in a purchase business combination. Costs in excess of assets acquired, net of accumulated amortization, as of December 31, 1998 and 1999 were $16,867,312 and $15,911,000, respectively. Amortization is recorded on a straight-line basis over periods ranging from 15 to 30 years. Amortization of costs in excess of assets acquired for the years ended December 31, 1997, 1998 and 1999 was $411,233, $641,673 and $1,058,549, respectively.

                               THE O'GARA COMPANY

     (i) OTHER INTANGIBLE ASSETS -- Other intangible assets, comprised mainly of customer lists and non-compete agreements, are amortized on a straight-line basis. Customer lists are amortized over a fifteen year period and the non-compete agreements are amortized over the lives of the respective agreements, which range from two and one-half years to five years. Other intangible assets, net of accumulated amortization, as of December 31, 1998 and 1999 were $1,452,685 and $1,284,049, respectively. Amortization of other intangible assets for the years ended December 31, 1997, 1998 and 1999 was $32,222, $468,631 and
         $438,615, respectively.

     (j) FOREIGN CURRENCY TRANSLATION -- Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included in a separate component of shareholders' equity.

         Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. Amounts receivable or payable in foreign currencies, other than the subsidiary's local currency, are translated at the rates of exchange prevailing at the balance sheet date. The effect of transactional gains or losses is included in other income (expense) in the accompanying combined statements of operations.

     (k) USE OF ESTIMATES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (l) RESEARCH AND DEVELOPMENT -- Research and development costs are expensed as incurred. O'Gara incurred approximately $136,000, $537,000 and $297,000 for the years ended December 31, 1997, 1998 and 1999, respectively, for research and development. These costs are included in general and administrative expenses in the accompanying combined statements of operations.

     (m) ADVERTISING -- O'Gara expenses the cost of advertising as incurred. Advertising expenses for the years ended December 31, 1997, 1998 and 1999 were approximately $681,000, $1,327,000 and $1,508,000, respectively.

     (n) EARNINGS PER SHARE -- In 1997, O'Gara adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). In accordance with SFAS 128, basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year.

         O'Gara is expected to be capitalized initially with 6.0 million shares of outstanding common stock. This number of shares was assumed to be outstanding for all periods presented. To date, no common stock equivalents of O'Gara have been issued. Therefore, basic and diluted earnings per share are the same.

                               THE O'GARA COMPANY

         Basic and diluted earnings per share based on income before extraordinary item and cumulative effect of change in accounting principle was $0.43 for the year ended December 31, 1997. The basic and diluted per share impact of the extraordinary item was $0.03.

         Basic and diluted loss per share based on loss before extraordinary item and cumulative effect of change in accounting principle was $0.02 for the year ended December 31, 1999. The basic and diluted per share impact of the cumulative effect of change in accounting principle was $0.13.

     (o) NEW ACCOUNTING PRONOUNCEMENTS -- In 1998, O'Gara adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. O'Gara has chosen to disclose comprehensive income, which encompasses net income and foreign currency translation adjustments in the combined statements of shareholders' equity. Prior years have been restated to conform to the SFAS 130 requirements. The accumulated other comprehensive income (loss) balances of ($0.5) million, ($1.0) million and $0.3 million at December 31, 1997, 1998 and 1999, respectively, consisted entirely of foreign currency translation adjustments.

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. O'Gara has several forward contracts in place in association with demand notes from one of its subsidiaries. These instruments currently qualify for hedge accounting. O'Gara has not yet quantified the impact of adopting SFAS 133 on its financial statements and has not determined the timing of or method of adoption of SFAS 133. However, SFAS 133 could increase volatility in earnings and other comprehensive income.

         In March 2000, the FASB issued Financial Accounting Standards Board Interpretation No. 44 ("Interpretation No. 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion 25." Interpretation No. 44 is effective July 1, 2000. Interpretation No. 44 clarifies the application of APB Opinion 25 for certain matters, specifically (a) the definition of an employee for purposes of applying APB Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Management does not anticipate that the adoption of Interpretation No. 44 will have a material impact on O'Gara's financial position or results of operations.

     (p) STOCK-BASED COMPENSATION -- O'Gara has elected to account for the cost of its employee stock options and other forms of employee stock-based compensation plans utilizing the intrinsic

                               THE O'GARA COMPANY
         value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25) as allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). APB 25 requires compensation cost for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the option exercise price. SFAS 123 established a fair value-based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. SFAS 123 allows an entity to continue to measure compensation cost using the principles of APB 25 if certain pro forma disclosures are made. The pro forma disclosures required by SFAS 123 are presented in Note 10(c).

     (q) CHANGE IN ACCOUNTING PRINCIPLE -- In April 1998, the American Institute of Certified Public Accountants released Statement of Position (SOP) 98-5 "Reporting on the Cost of Start-Up Activities." The SOP requires costs of start-up activities, including preoperating costs, organization costs and other start-up costs, to be expensed as incurred. O'Gara's former practice was to capitalize certain of these expenses and amortize them over periods ranging from one to five years. Included in the accompanying December 31, 1998 combined balance sheet is approximately $1.2 million of preoperating, organization and start-up costs which would have been expensed had this statement already been implemented. O'Gara adopted the provisions of this statement in the first quarter of fiscal 1999 and recorded a cumulative effect of a change in accounting principle of $0.8 million, net of a tax benefit of $0.4 million.

     (r) EXTRAORDINARY LOSS -- In connection with a refinancing in 1997 of certain long-term debt, O'Gara fully amortized the remaining deferred financing costs from a previous credit agreement, resulting in an extraordinary charge to net income of $0.2 million, net of a tax benefit of $0.1 million.

     (s) FAILED MERGER RELATED COSTS -- On November 15, 1999 Kroll-O'Gara announced that it had entered into a definitive agreement with Blackstone Capital Partners III Merchant Banking Fund L.P. (Blackstone) pursuant to which shares held by all Kroll-O'Gara shareholders, other than certain members of management, would be acquired by Blackstone. On April 12, 2000, Kroll-O'Gara announced that Blackstone had withdrawn its offer to acquire Kroll-O'Gara shares. Costs allocated to O'Gara associated with the failed merger through December 31, 1999 were approximately $0.7 million ($0.4 million after taxes, or $0.07 per diluted share) and consisted primarily of fees for attorneys, accountants, travel and other related charges. O'Gara anticipates additional expenses will be incurred in fiscal 2000.

     (t) DERIVATIVE FINANCIAL INSTRUMENTS -- Financial instruments in the form of foreign currency exchange contracts are utilized by O'Gara to hedge its exposure to movements in foreign currency exchange rates. O'Gara does not hold or issue derivative financial instruments for trading purposes. Gains and losses on foreign exchange contracts are deferred and amortized as an adjustment to the cumulative foreign currency translation adjustment component of equity over the terms of the agreements in accordance with hedge accounting standards. The fair value of foreign currency exchange contracts is not recognized in the combined financial statements since they are accounted for as hedges.

     (u) RECLASSIFICATIONS -- Certain reclassifications have been reflected in 1997 and 1998 to conform with the current period presentation.

                               THE O'GARA COMPANY

(3) MERGERS AND ACQUISITIONS --

     Kroll-O'Gara has completed numerous business combinations in the Security Products and Services Group and the Information Security Group in the periods presented. The transactions were accounted for as both purchase business combinations and pooling of interests business combinations as follows:

     (a) POOLING OF INTERESTS TRANSACTIONS -- In December 1997, a wholly owned subsidiary of the former O'Gara Company was merged with and into Kroll Holdings, Inc. (Kroll). Effective upon the consummation of the merger with Kroll, each then issued and outstanding share of Kroll common stock, including shares subject to issuance under Kroll stock option plans, were converted into shares, or options to acquire shares, of common stock of the former O'Gara Company and the Company changed its name to The Kroll-O'Gara Company. The merger constituted a tax-free reorganization and was accounted for as a pooling of interests.

         In connection with this merger, O'Gara recorded, in the fourth quarter of 1997, a charge to operating expenses of approximately $2.9 million ($2.6 million after taxes, or $0.43 per diluted share) for direct and other merger-related costs pertaining to the transaction. Merger transaction costs were nonrecurring and consisted primarily of fees for investment bankers, attorneys, accountants, financial printing, travel and other related charges.

         In December 1998, a wholly owned subsidiary of Kroll-O'Gara was merged with and into Securify Inc. (Securify). Effective upon the consummation of the merger, all of the outstanding preferred and common stock of Securify was converted to shares of Kroll-O'Gara's common stock. In addition, outstanding employee stock options of Securify were converted at the same exchange factor as Securify common stock into options to purchase 179,877 shares of Kroll-O'Gara common stock. Effective with the consummation of the merger, Kroll-O'Gara created the Information Security Group and Securify's results of operation and financial position are reported in this group.

         In 1998, Kroll-O'Gara allocated to O'Gara in the fourth quarter, a charge to operating expenses of approximately $1.1 million ($0.8 million after taxes, or $0.13 per diluted share) for direct and other merger and integration related costs. Merger transaction costs were non-recurring and consisted primarily of fees for investment bankers, attorneys, accountants, financial printing, travel and other related charges.

         In 1999, Kroll-O'Gara allocated to O'Gara a charge to operating expenses of approximately $0.1 million for other merger and integration costs related primarily to the Securify merger completed in the fourth quarter of 1998.

     (b) PURCHASE TRANSACTIONS -- Kroll-O'Gara completed three acquisitions in 1997 that were accounted for as purchase business combinations and were included in the Security Products and Services Group. The aggregate purchase price of these three acquisitions amounted to approximately $19.5 million and consisted of $11.7 million in cash, $1.2 million in seller-provided financing and 583,572 shares of Kroll-O'Gara common stock (valued at approximately $6.6 million or an average of $11.31 per share). In connection with these acquisitions, the Company entered into various employment and non-compete agreements with officers and key

                               THE O'GARA COMPANY
         employees of the acquired companies with varying terms and conditions. The results of operations of the acquired businesses are included in the combined financial statements from the respective effective dates of acquisition. The resulting goodwill from these transactions is being amortized over periods ranging from fifteen to thirty years. In addition to these 1997 acquisitions, Kroll-O'Gara also exercised its option to acquire the minority interest in its O'Gara Brazilian subsidiary for approximately 69,565 shares of common stock valued at approximately $1.2 million.

         Kroll-O'Gara made one significant acquisition in 1997 which is included above. In February 1997, Labbe, S.A. (Labbe), a Company located in France specializing in vehicle armoring systems, was acquired for approximately $14.2 million, consisting of $10.7 million in cash and 376,597 shares of Kroll-O'Gara's common stock valued at approximately $3.5 million or $9.29 per share. For accounting purposes, the acquisition was effective on January 1, 1997 and results of operations of Labbe are included in the combined financial statements of O'Gara from that date forward.

         Kroll-O'Gara completed one acquisition in the Security Products and Services Group in 1998 that was accounted for as a purchase business combination. In September 1998, Kroll-O'Gara, through its O'Gara-Hess & Eisenhardt de Columbia (OHE-Columbia) subsidiary, completed the acquisition of the assets of Protec, S.A., headquartered in Bogota, Colombia, which specializes in vehicle armoring systems and manufacturing bullet and smash resistant glass for its own use and for sale to third parties. OHE-Columbia has been included in the Security Products and Services Group. The purchase price of this acquisition amounted to approximately $4.1 million and consisted of $3.2 million in cash and 38,788 shares of Kroll-O'Gara common stock (valued at approximately $0.9 million or an average of $22.95 per share). For accounting purposes, the acquisition was effective on October 1, 1998 and the results of operations of OHE-Columbia are included in the combined financial statements from that date forward. The resulting goodwill from this transaction is being amortized over a 20 year period.

         In connection with the 1997 and 1998 purchase acquisitions, the original assets acquired and liabilities assumed were as follows (dollars in thousands):

                                                       OTHER 1997
                                           LABBE      ACQUISITIONS    PROTEC
                                          --------    ------------    -------
FAIR VALUE OF ASSETS ACQUIRED INCLUDING:
     Cash...............................  $  3,501      $   125       $    --
     Accounts receivable................     4,689          242            --
     Inventories........................     3,392          553            --
     Other current assets...............       316           11            75
     Property, plant and equipment......     3,360          298           311
     Other non-current assets...........     2,357            4            --
     Costs in excess of assets acquired
       and other intangible assets......     7,802        5,348         3,917
                                          --------      -------       -------
                                            25,417        6,581         4,303

                               THE O'GARA COMPANY

                                                       OTHER 1997
                                           LABBE      ACQUISITIONS    PROTEC
                                          --------    ------------    -------
     Less: Cash paid for net assets.....   (10,730)      (1,000)       (3,200)
     Fair value of debt issued..........        --       (1,331)           --
     Fair value of Kroll-O'Gara stock
       issued...........................    (3,431)      (3,178)         (890)
                                          --------      -------       -------
                                          $ 11,256      $ 1,072       $   213
                                          ========      =======       =======
LIABILITIES ASSUMED INCLUDING:
  Liabilities assumed and acquisition
     costs..............................  $  9,287      $ 1,053       $    99
  Debt..................................     1,969           19           114
                                          --------      -------       -------
                                          $ 11,256      $ 1,072       $   213
                                          ========      =======       =======

(4) BALANCE SHEET ACCOUNTS --

     (a) TRADE ACCOUNTS RECEIVABLE AND COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON UNCOMPLETED CONTRACTS -- The following summarizes the components of trade accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts:

                                                       DECEMBER 31,
                                                --------------------------
                                                   1998           1999
                                                -----------    -----------
United States Military:
  Billed receivables..........................  $ 3,225,664    $ 4,877,570
  Costs and estimated earnings in excess of
     billings on uncompleted contracts........   21,042,185     13,827,929
                                                -----------    -----------
          Total United States Military........  $24,267,849    $18,705,499
                                                ===========    ===========
Other contracts and receivables:
  Billed receivables..........................  $18,254,452    $19,436,603
  Costs and estimated earnings in excess of
     billings on uncompleted contracts........    5,365,912     10,331,795
                                                -----------    -----------
          Total other contracts and
            receivables.......................  $23,620,364    $29,768,398
                                                ===========    ===========
Total trade accounts receivable, net..........  $21,480,116    $24,314,173
                                                ===========    ===========
Total costs and estimated earnings in excess
  of billings on uncompleted contracts........  $26,408,097    $24,159,724
                                                ===========    ===========

        Costs and estimated earnings in excess of billings on uncompleted contracts are net of $107,374,834 and $131,582,751 of progress billings to the United States Military at December 31, 1998 and 1999, respectively.

        Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized on long-term contracts in excess of billings because amounts were not billable at the balance sheet date. It is anticipated such unbilled amounts attributable to the United States Military will generally be billed over the next 180 days from the balance sheet date as the contract is substantially completed. Amounts receivable on other contracts are generally billed as shipments are made. It is estimated that substantially all such amounts will be billed within one year, although contract extensions may delay certain collections beyond one year.

                               THE O'GARA COMPANY

        The following summarizes activity in the allowance for doubtful accounts on trade accounts receivable:

                                                               ADDITIONS
                                                  BALANCE      CHARGED TO
                                                BEGINNING OF   COSTS AND                   BALANCE END
                                                   PERIOD       EXPENSES    DEDUCTIONS      OF PERIOD
                                                ------------   ----------   ----------    --------------
      Year ended December 31, 1997............    $149,253     $  582,377   $ (74,376)       $657,254
      Year ended December 31, 1998............     657,254        337,203    (484,947)        509,510
      Year ended December 31, 1999............     509,510      1,144,722    (685,483)        968,749

     (b) INVENTORIES -- Inventories are stated at the lower cost or market using the first-in, first-out (FIFO) method and include the following:

                                                       DECEMBER 31,
                                                --------------------------
                                                   1998           1999
                                                -----------    -----------
Raw materials.................................  $ 7,102,009    $14,494,953
Vehicle costs and work-in-process.............   11,505,053      6,699,119
                                                -----------    -----------
                                                $18,607,062    $21,194,072
                                                ===========    ===========

        The following summarizes activity in valuation reserves for inventory obsolescence:

                                                                     ADDITIONS
                                                    BALANCE         CHARGED TO                    BALANCE
                                                  BEGINNING OF       COSTS AND                     END OF
                                                     PERIOD          EXPENSES        DEDUCTIONS    PERIOD
                                                  ------------   -----------------   ----------   --------
      Year ended December 31, 1997..............    $252,114         $112,000         $(23,782)   $340,332
      Year ended December 31, 1998..............     340,332            9,668               --     350,000
      Year ended December 31, 1999..............     350,000          116,752               --     466,752

                               THE O'GARA COMPANY

     (c) OTHER ASSETS -- Other assets are stated at cost less accumulated amortization and are being amortized on a straight-line basis over their estimated useful lives, as applicable. Other assets consist of the following:

                                          USEFUL            DECEMBER 31,
                                           LIFE       ------------------------
             DESCRIPTION                  (YEARS)        1998          1999
             -----------                -----------   ----------    ----------
Preoperating and start-up costs.......    --          $1,185,574    $       --
Security deposits.....................    --             264,255       145,904
Long-term receivable..................    --             380,000            --
Non-refundable deposit on an equipment
  lease with a related party..........     5             537,784       537,784
Deferred financing fees...............   7-30            514,729       460,719
Other long-term assets................    --             366,096       411,941
                                                      ----------    ----------
                                                       3,248,438     1,556,348
Less- accumulated amortization........                  (133,639)     (238,142)
                                                      ----------    ----------
                                                      $3,114,799    $1,318,206
                                                      ==========    ==========

        Preoperating and start-up costs in 1998 included costs applicable to bids in process which were deferred when management believed it was probable that future contracts would be obtained. These costs were transferred to contract costs when contracts were awarded or were expensed when the contract award was no longer considered probable. Preoperating and start-up costs also included certain costs incurred in connection with establishing operations in new locations. In accordance with SOP 98-5, all such costs were expensed in the first quarter of fiscal 1999 (See Note 2 (q)).

     (d) ACCRUED LIABILITIES -- Accrued liabilities consist of the following at December 31, 1998 and 1999:

                                                       DECEMBER 31,
                                                 -------------------------
                  DESCRIPTION                       1998           1999
                  -----------                    -----------    ----------
Payroll and related benefits...................  $ 5,713,201    $3,784,935
Accrued professional fees......................      655,628       529,972
Property, sales and other taxes payable........    1,614,652       400,306
Accrued hedge contract settlement..............      699,820            --
Accrued medical costs..........................      192,666       332,394
Accrued interest...............................      168,342       128,252
Accrued warranty reserve.......................      451,773       442,597
Other accruals.................................      912,481     2,061,778
                                                 -----------    ----------
                                                 $10,408,563    $7,680,234
                                                 ===========    ==========

     (e) SHAREHOLDER'S EQUITY -- The combined advances from Kroll-O'Gara include the respective contributed capital and retained earnings/deficit accounts of the subsidiaries comprising the Security Products and Services Group and the Information Security Group, in addition to

                               THE O'GARA COMPANY
         allocations made by Kroll-O'Gara to O'Gara. Included below in "Other subsidiaries-retained deficit" as of December 31, 1998 and 1999 is approximately $9.3 million and $11.1 million, respectively, of allocated corporate overhead expenses. Included in "Other subsidiaries-advances from Kroll-O'Gara" as of December 31, 1998 and 1999 is approximately $13.5 million and $7.2 million, respectively, of allocated net corporate assets. The components of equity are summarized as follows:

                                                   1998           1999
                                                -----------    -----------
O'Gara-Hess & Eisenhardt Armoring Co.
  Contributed capital.........................  $ 2,427,627    $ 2,427,627
  Retained earnings...........................   12,443,149     18,005,640
  Advances from Kroll-O'Gara..................   19,502,881     13,149,269
                                                -----------    -----------
                                                 34,373,657     33,582,536
                                                -----------    -----------
Securify Inc.
  Contributed capital.........................    6,889,001      6,889,001
  Retained deficit............................   (2,061,261)    (3,858,328)
  Advances from Kroll-O'Gara..................           --        678,119
                                                -----------    -----------
                                                  4,827,740      3,708,792
                                                -----------    -----------
Other subsidiaries
  Contributed capital.........................           --             --
  Retained deficit............................   (5,483,578)   (10,174,131)
  Advances from Kroll-O'Gara..................   37,208,850     31,751,044
                                                -----------    -----------
                                                 31,725,272     21,576,913
                                                -----------    -----------
          Total...............................  $70,926,669    $58,868,241
                                                ===========    ===========

     (f) RESTRUCTURING OF OPERATIONS -- In the first quarter of 1999, O'Gara began implementation of a restructuring plan (the "Plan") to reduce costs and improve operating efficiencies. The Plan was substantially completed by the end of the second quarter of 1999. The total non-recurring pre-tax restructuring charge recorded pursuant to the Plan was approximately $0.3 million. Total payments or write-offs made pursuant to the Plan through December 31, 1999 were $0.3 million. O'Gara does not expect to incur any other significant restructuring charges in future periods related to this Plan. The principal element of the restructuring plan was the elimination of approximately 55 employees. The primary components of the restructuring charge in 1999 were as follows:

                        DESCRIPTION                             EXPENSE
                        -----------                             --------
Severance and related costs.................................    $195,095
Writedown of property, plant and equipment..................      96,662
                                                                --------
                                                                $291,757
                                                                ========

(5) INCOME TAXES --

     O'Gara accounts for income taxes under the liability method pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax liabilities and assets are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates.

                               THE O'GARA COMPANY

     O'Gara is a wholly owned subsidiary of Kroll-O'Gara and does not file an individual tax return. Accordingly, for purposes of these separate combined financial statements, O'Gara has computed deferred income tax assets and liabilities using the separate return method as allowed by SFAS 109. Under this method, the allocation of tax expense or tax benefit is based on what O'Gara's current and deferred tax expense would have been had O'Gara filed separate tax returns. This method also assumes that all net operating loss carryforwards are available to be utilized by the respective subsidiaries.

     O'Gara's provision for income taxes, excluding the cumulative effect of a change in accounting principle and the extraordinary loss, for all periods is summarized as follows:

                                        1997          1998          1999
                                     ----------    ----------    ----------
Currently payable:
  Federal..........................  $2,086,857    $3,225,141    $2,098,616
  State and local..................     368,269       569,142       370,344
  Foreign..........................     972,459     1,632,204       592,815
                                     ----------    ----------    ----------
                                      3,427,585     5,426,487     3,061,775
                                     ----------    ----------    ----------
Deferred:
  Federal..........................    (514,995)     (349,039)     (460,187)
  State and local..................     (90,881)      (61,595)      (81,210)
  Foreign..........................          --            --      (217,001)
                                     ----------    ----------    ----------
                                       (605,876)     (410,634)     (758,398)
                                     ----------    ----------    ----------
                                     $2,821,709    $5,015,853    $2,303,377
                                     ==========    ==========    ==========

     A reconciliation between the statutory federal income tax rate and the effective tax rate is summarized as follows:

                                 1997                 1998                  1999
                           -----------------    -----------------    ------------------
                             AMOUNT     RATE      AMOUNT     RATE      AMOUNT     RATE
                           ----------   ----    ----------   ----    ----------   -----
Provision for income
  taxes at the federal
  statutory rate.........  $1,829,856   34.0%   $4,135,308   34.0%   $  733,138    34.0%
State and local income
  taxes, net of federal
  benefit................     339,435    6.3       571,796    4.7       269,532    12.5
Nondeductible expenses...     795,084   14.8      (199,811)  (1.7)      476,670    22.1
Change in valuation
  allowance..............    (504,962)  (9.4)      107,206    0.9       661,620    30.7
Effect of foreign
  (income) loss..........     218,465    4.0       156,041    1.3        31,262     1.4
Other....................     143,831    2.7       245,313    2.0       131,155     6.1
                           ----------   ----    ----------   ----    ----------   -----
  Provision for income
     taxes...............  $2,821,709   52.4%   $5,015,853   41.2%   $2,303,377   106.8%
                           ==========   ====    ==========   ====    ==========   =====

                               THE O'GARA COMPANY

     The components of O'Gara's combined deferred income tax assets and liabilities as of December 31 are summarized below:

                                                     1998          1999
                                                  ----------    ----------
Deferred tax assets:
  Allowance for doubtful accounts...............  $   94,847    $  260,256
  Depreciation and amortization.................      33,280        50,467
  Net operating loss carryforwards..............     606,466     1,268,086
  Payroll and other benefits....................   1,008,253       789,739
  Other accruals................................     522,891       439,823
  Acquisition costs.............................     452,780       628,887
  Other.........................................     112,206       521,239
                                                  ----------    ----------
                                                   2,830,723     3,958,497
  Valuation allowance...........................    (492,657)   (1,154,277)
                                                  ----------    ----------
     Net deferred tax assets....................   2,338,066     2,804,220
                                                  ----------    ----------
Deferred tax liabilities:
  Percentage of completion on foreign
     subsidiaries...............................    (381,917)     (201,148)
  Foreign leasing transactions..................    (125,827)     (147,146)
  Other.........................................    (152,441)     (281,250)
                                                  ----------    ----------
                                                    (660,185)     (629,544)
                                                  ----------    ----------
Net deferred tax asset..........................  $1,677,881    $2,174,676
                                                  ==========    ==========

     O'Gara has certain foreign and domestic net operating loss carryforwards, which approximated $0.6 million and $1.3 million at December 31, 1998 and 1999, respectively. The foreign net operating loss carryforwards relate primarily to Mexico and the Philippines. The carryforwards expire beginning in 2001. A valuation allowance for all existing foreign carryforwards has been provided as it is not more likely than not that the tax benefit will be realized in the foreseeable future. Adjustments to the valuation allowance, if any, will be recorded in the periods in which it is determined the asset is realizable.

     In connection with the reorganization and split-up, O'Gara has entered into a tax sharing agreement with KRCS whereby each member of the consolidated group for U.S. tax purposes is jointly and severally liable for the federal liability of each other member of the consolidated group. Accordingly, for any period in which either company was included in Kroll-O'Gara's consolidated group, that company could be liable for any federal tax liability that was incurred, but not discharged, by the other.

                               THE O'GARA COMPANY

(6) RELATED PARTY TRANSACTIONS --

     (a) SUMMARY OF RELATED PARTY TRANSACTIONS -- The following summarizes transactions with related parties:

                                               YEARS ENDED DECEMBER 31,
                                           --------------------------------
                                             1997        1998        1999
                                           --------   ----------    -------
Purchases
  from Kroll-O'Gara Shareholder..........  $     --   $  118,700    $90,350
  from affiliated entities...............        --    1,325,410         --
Lease expense to affiliated entities.....   813,000      838,597    566,213
Commission expense from Kroll-O'Gara.....        --           --     40,000
Non-interest bearing advances to a
  Kroll-O'Gara shareholder...............   172,779      482,541     52,588
Air charter fees included in offering or
  merger costs...........................   576,000      566,000         --

     (b) BUILDING AND EQUIPMENT LEASES -- AFFILIATED ENTITIES -- Effective June 1, 1998, O'Gara reached an agreement to terminate the corporate aircraft lease which originated in February 1995 with an affiliated entity. The terms of the aircraft lease addendum provide O'Gara with a future hourly discount from the normal commercial hourly rate in order to amortize the remaining portion of existing lease deposits from the original aircraft lease. Rental expense, including amortization recognized, approximated $234,000, $292,000 and $82,000 for the years ended December 31, 1997, 1998 and 1999, respectively. O'Gara also paid this affiliated entity $576,000 in fiscal 1997 for usage of the aircraft to consummate the merger with Kroll and included such amounts in merger-related costs. O'Gara paid $296,000 in 1998 for usage of the aircraft during the roadshow for a stock offering and included such amount in stock issuance costs. O'Gara also paid $270,000 in fiscal 1998 for usage of the aircraft to consummate the merger with Securify and included such amount in merger related costs. Management is of the opinion that the hourly rate paid by O'Gara was equivalent to the rate charged by the affiliated entity to other unrelated companies for similar services and it was favorably comparable to rates charged by another unrelated charter service for similar aircraft. As of December 31, 1998 and 1999, O'Gara had approximately $484,371 and $402,081, respectively in unamortized lease deposits with this affiliated entity.

         O'Gara is currently leasing various equipment from an affiliated entity under various three year lease agreements. Rental expense approximated $579,000, $547,000 and $484,000 for the years ended December 31, 1997,
         1998 and 1999, respectively.

                               THE O'GARA COMPANY

(7) LONG-TERM DEBT DUE TO THIRD PARTIES --

     The components of long-term debt due to third parties are as follows at:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1998           1999
                                                            -----------    -----------
Economic Development Revenue Bonds, variable interest rate
  approximating 85% of the bond equivalent yield of 13
  week U.S. Treasury bills (not to exceed 12%), which
  approximated 5.17% at December 31, 1999, payable in
  scheduled installments through September 2016, subject
  to optional tender by the bondholders and a
  corresponding remarketing agreement, secured by certain
  property, plant and equipment and a bank letter of
  credit (Note 11)........................................  $ 1,357,224    $ 1,275,974
Notes payable to former shareholders of acquired
  companies, interest at fixed rates ranging from 7% to
  10%, payable in scheduled installments through July
  1999....................................................      912,424        250,000
Other notes payable, interest at 7% to 10.9% payable in
  scheduled installments through September 2007, certain
  notes secured by various equipment......................    1,325,777      1,573,592
                                                            -----------    -----------
                                                              3,595,425      3,099,566
Less -- current portion...................................   (1,336,449)    (2,245,927)
                                                            -----------    -----------
                                                            $ 2,258,976    $   853,639
                                                            ===========    ===========

     Scheduled maturities of long-term debt at December 31, 1999 are as follows:

2000.......................................................    $2,245,927
2001.......................................................       229,073
2002.......................................................       135,656
2003.......................................................       108,192
2004.......................................................       112,109
Thereafter.................................................       268,609
                                                               ----------
                                                               $3,099,566
                                                               ==========

(8) OPERATING LEASES --

     O'Gara leases office space and certain equipment and supplies under agreements with terms from one to fifteen years. The following is a schedule, by year, of approximate future minimum rental or usage payments required under operating leases that have initial or non-cancelable lease terms in excess of one year as of December 31, 1999:

2000.......................................................    $1,846,783
2001.......................................................     1,647,572
2002.......................................................       782,076
2003.......................................................       442,814
2004.......................................................       216,125
Thereafter.................................................       823,493
                                                               ----------
                                                               $5,758,863
                                                               ==========

                               THE O'GARA COMPANY

     Rental expense charged against current operations amounted to approximately $1,517,992, $1,257,418 and $1,836,662, for the years ended December 31,
     1997, 1998 and 1999, respectively.

(9) DEFINED CONTRIBUTION PLAN --

     O'Gara and its subsidiaries participate in a Kroll-O'Gara sponsored profit sharing/401(k) plan covering substantially all employees. Contributions to the plan are discretionary. The plan includes a matching contribution whereby O'Gara will contribute a percentage of the amount a participant contributes, limited to certain maximum amounts. Plan contribution expense charged against current operations amounted to approximately $125,000 and $185,000, for the years ended December 31, 1997 and 1999, respectively. There was no contribution expense for the year ended December 31, 1998.

(10) EQUITY ARRANGEMENTS --

     (a) STOCK OPTION PLANS -- O'Gara employees were granted stock options under Kroll-O'Gara's 1996 stock option plan (the 1996 Plan). Options for 243,600, 60,500 and 311,100 shares were granted during 1997, 1998 and
         1999, respectively. Options granted under the 1996 plan have been granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years. Additionally, effective with the merger with Securify, each outstanding Securify stock option was converted at the exchange factor into options to purchase Kroll-O'Gara common stock. After conversion, total stock options granted under the previously existing Securify stock option plan in 1998 were 210,756. No options were granted under the previously existing Securify stock option plan in 1999.

         In connection with stock options granted by Securify during the year ended December 31, 1998, O'Gara recorded deferred compensation of $1,192,096, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. This amount is presented as a reduction of shareholders' equity, to be expensed ratably over the vesting periods of the applicable options. Approximately $78,000 and $298,000 was expensed in 1998 and 1999, respectively, with the balance to be expensed ratably over the next three years as the options vest. These options will, however, fully vest in connection with the reorganization and split-up, resulting in an acceleration of the remaining unrecognized compensation expense.

     (b) RESTRICTED STOCK PLAN -- Effective August 12, 1998, Kroll-O'Gara adopted a stock incentive plan (the 1998 Stock Incentive Plan) for employees. There were no shares granted under the plan during 1998; however, during fiscal 1999, 12,500 shares were granted under the plan to O'Gara employees. In connection with the shares granted under the Stock Incentive Plan in 1999, O'Gara recorded deferred compensation of $413,595 representing the difference between the fair market value of Kroll-O'Gara common stock on the date of grant and the purchase price of the shares. This amount is presented as a reduction of shareholders' equity, to be expensed ratably over the vesting periods of the applicable grants. Approximately $199,000 was expensed in 1999, with the balance to be expensed ratably through March 2002 as the grants vest. However, the remaining grants will vest in full at the time of the reorganization, resulting in an acceleration of the remaining unrecognized compensation expense.

                               THE O'GARA COMPANY

     (c) STOCK BASED COMPENSATION DISCLOSURE -- SFAS 123 requires, at a minimum, pro forma disclosures of expense for stock-based awards based on their fair values. The pro forma amounts below are not necessarily representative of the effects of stock-based awards on future pro forma net income because the plans eventually adopted by O'Gara may differ from Kroll-O'Gara stock option plans and accordingly (1) future grants of employee stock options by O'Gara management may not be comparable to awards made to employees while O'Gara was a part of Kroll-O'Gara, and
         (2) the assumptions used to compute the fair value of any stock option awards will be specific to O'Gara and, therefore, may not be comparable to the Kroll-O'Gara assumptions used. If O'Gara had measured compensation cost for the Kroll-O'Gara stock options granted to its employees under the fair value method prescribed by SFAS 123, O'Gara's net income (loss) for the years ended December 31, 1997, 1998 and 1999 would have been as follows:

                                         1997         1998          1999
                                      ----------   ----------    -----------
Net income (loss):
  As reported.......................  $2,366,344   $7,146,817    $  (925,129)
  Pro forma.........................  $1,676,813   $6,518,404    $(2,167,758)
Diluted earnings (loss) per share:
  As reported.......................  $     0.50   $     1.52    $     (0.20)
  Pro forma.........................  $     0.36   $     1.39    $     (0.46)

        The fair value of these options is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used by Kroll-O'Gara for grants in 1997, 1998 and 1999:

                                          YEAR ENDED DECEMBER 31,
                                   -------------------------------------
                                      1997         1998          1999
                                   -----------  -----------   -----------
Dividend yield...................      --           --            --
Expected volatility..............     40.5%        41.4%         41.4%
Risk-free interest rate..........  5.96%-6.76%  4.61%-5.67%   5.29%-5.44%

Expected lives...................   7.5 years  2.5-7.5 years   7.5 years

        Option grants by Kroll-O'Gara to O'Gara employees during 1997 have a weighted-average exercise price of $15.52, a weighted-average fair value of $10.28 and remaining contractual lives, on a weighted-average basis, of 9.4 years. The 271,256 options granted by Kroll-O'Gara to O'Gara employees during 1998 have a weighted-average exercise price of $4.71, a weighted-average fair value of $6.70 and contractual lives, on a weighted-average basis, of 9.4 years. The 311,100 options granted by Kroll-O'Gara to O'Gara employees during 1999 have a weighted-average exercise price of $27.70, a weighted-average fair value of $14.80 and contractual lives, on a weighted-average basis, of 9.2 years.

                               THE O'GARA COMPANY

        A summary of the status of Kroll-O'Gara stock options granted to O'Gara employees at December 31, 1997, 1998 and 1999, and the change during the years then ended is presented in the table below:

                              1997                 1998                 1999
                       ------------------   ------------------   ------------------
                                 WEIGHTED             WEIGHTED             WEIGHTED
                                 AVERAGE              AVERAGE              AVERAGE
                                 EXERCISE             EXERCISE             EXERCISE
                       SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                       -------   --------   -------   --------   -------   --------
Outstanding,
  beginning of
  year...............  180,000    $ 5.79    381,449    $11.60    561,827   $  9.24
Granted..............  243,600     15.52    271,256      4.71    311,100     27.70
Exercised............   (4,200)     9.00    (88,378)     5.82    (63,906)     4.26
Forfeited/Expired/
  Cancelled..........  (37,951)     9.46     (2,500)    17.50    (40,467)    22.10
                       -------    ------    -------    ------    -------   -------
Outstanding, end of
  year...............  381,449    $11.60    561,827    $ 9.24    768,554   $ 12.62
                       =======    ======    =======    ======    =======   =======
Exercisable, end of
  year...............  146,750    $ 6.16    351,777    $ 6.44    387,856   $  8.77
                       =======    ======    =======    ======    =======   =======

        Of the options outstanding at December 31, 1999, 135,396 options are exercisable at prices per share ranging from $0.52 to $0.84 per share, 355,513 options are exercisable at prices per share ranging from $9.00 to $20.75 per share and 277,645 options are exercisable at prices per share ranging from $26.94 to $34.88 per share. All options that were outstanding but not yet exercisable at December 31, 1999 become fully vested in connection with the reorganization and split-up.

        Effective May 12, 2000, Kroll-O'Gara established a new stock option plan (the 2000 Plan). Pursuant to this plan, O'Gara employees were granted 291,400 stock options on May 12, 2000. Additionally, effective May 12, 2000, Kroll-O'Gara amended the 1996 Plan and granted options to certain O'Gara employees for 82,000 shares of common stock under that plan. By their terms, none of the May 12, 2000 options vest as a result of the reorganization and split-up.

        The stock option share data described above has not been modified to give effect to anticipated changes to the capital structure of O'Gara.

(11) COMMITMENTS AND CONTINGENCIES --

     (a) LETTERS OF CREDIT -- Under the terms of the Economic Development Revenue Bonds Agreement, O'Gara is required to maintain a letter of credit supporting the debt. As of December 31, 1999, O'Gara's lender was committed to providing this letter of credit through May 31, 2000; the letter of credit was subsequently amended to extend its maturity through May 31, 2001. As of December 31, 1999, O'Gara had an outstanding letter of credit in the amount of $1,437,625.

         At December 31, 1999, O'Gara had standby and purchase letters of credit, issued on its behalf by its primary lender, in the aggregate amount of $1,330,710.

                               THE O'GARA COMPANY

     (b) EMPLOYMENT AGREEMENTS -- Kroll-O'Gara and O'Gara have employment agreements with O'Gara executive officers and management level personnel with annual compensation ranging in value from $66,000 to $350,000, over varying periods extending to April 2005. The agreements generally provide for salary continuation in the event of termination without cause for the greater of the remainder of the agreement or one year. The agreements also contain certain non-competition clauses and generally provide for one year's salary if the agreement is not renewed.

         As of December 31, 1999, the remaining aggregate commitment under these employment agreements if all individuals were terminated without cause was approximately $3.4 million. In conjunction with the reorganization and split-up certain of these employment agreements will be terminated.

     (c) LEGAL MATTERS -- Kroll-O'Gara has been named as a defendant in eight lawsuits alleging that its officers and directors breached their fiduciary duties in connection with the now terminated proposed acquisition of a majority of Kroll-O'Gara's shares by a company formed by Blackstone. Five of the lawsuits were filed in the Court of Common Pleas, Butler County, Ohio, and were consolidated on November 29, 1999. The remaining three lawsuits were filed in the United States District Court for the Southern District of New York and were consolidated on November 30, 1999. In amended complaints, plaintiffs allege that Kroll-O'Gara's officers and directors breached their fiduciary duties by deferring acquisitions, by negotiating an inadequate acquisition price, by failing to engage in arms-length negotiations and by failing to seek redress from Blackstone after Blackstone terminated the proposed transaction. The plaintiffs also allege that Blackstone and AIG aided and abetted the directors' and officers' alleged breaches of fiduciary duties. The plaintiffs seek to bring their claims derivatively on behalf of Kroll-O'Gara and also seek class certification. On behalf of Kroll-O'Gara and putative plaintiff classes of shareholders, they seek a declaration that the individual defendants breached their fiduciary duty and seek damages and attorneys' fees in an unspecified amount. The defendants believe that the allegations in the complaints are wholly meritless and will defend the suits vigorously. In accordance with the provisions of the reorganization agreement, any liability and expenses relating to this matter will be shared by KRCS and O'Gara on an approximate 58.5% and 41.5% basis, respectively.

         O'Gara has learned that an individual has filed a qui tam suit, which is under seal, against OHE under the Civil False Claims Act, 31 U.S.C. sec. 3729, alleging that OHE and three of its vendors knowingly violated their contractual requirements with the Army. On January 18, 2000, an attorney for the U.S. Department of Justice stated that it was his intention to recommend that the Government intervene and take over the suit and estimated OHE's liability to be as high as $16,000,000 stemming from its vendors' alleged failure to have certified welders. Though O'Gara strongly disputes the Government's contention and will vigorously contest the Government's claims, in September 2000, O'Gara began settlement negotiations with the U.S. Department of Justice. Management currently believes a settlement of this matter is possible for approximately $1.1 million and O'Gara will accrue this expense in the third quarter of fiscal 2000. In accordance with the provisions of the reorganization agreement, any liability and expenses relating to this matter will be the responsibility of O'Gara.

                               THE O'GARA COMPANY

         In addition to the matters discussed above, O'Gara is involved in litigation from time to time in the ordinary course of its business; however, O'Gara does not believe that there is any currently pending or threatened litigation, individually or in the aggregate, that is likely to have a material adverse effect on its financial position, results of operations or its cash flows.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS --

     The fair values of significant current assets, current liabilities and long-term debt approximate their respective historical carrying amounts.

     O'Gara has entered into 5 foreign currency exchange contracts to effectively hedge its exposure to certain foreign currency rate fluctuations on demand loans to one subsidiary which are denominated in a foreign currency. By virtue of these contracts, O'Gara has fixed the total dollar amount which it will receive under the aforementioned subsidiary loan through the maturity dates of the contracts regardless of the fluctuations in the exchange rate. As of December 31, 1999, the total notional amount of the contracts, which mature between January 2000 and July 2001, was $14.8 million. O'Gara's cumulative foreign currency translation adjustment component of shareholders' equity was decreased by $1.0 million in 1998 and increased by $2.0 million in 1999 as a result of these agreements.

     O'Gara has estimated the fair value of its foreign exchange contracts based on information obtained from the counterparty of the amount O'Gara would receive at December 31, 1999 in order to terminate the agreements. As of December 31, 1999, O'Gara would have received approximately $1.3 million upon cancellation of all contracts.

(13) CUSTOMER AND SEGMENT DATA --

     (a) SEGMENT DATA -- O'Gara operates in two business segments, the Security Products and Services Group and the Information Security Group. The following summarizes information about O'Gara's business segments:

                                                SECURITY
                                                PRODUCTS
                                                  AND      INFORMATION
                                                SERVICES    SECURITY
                                                 GROUP        GROUP       OTHER    COMBINED
                                                --------   -----------   -------   --------
1997
-----
Net sales to unaffiliated customers...........  $100,739     $    --     $    --   $100,739
                                                ========     =======     =======   ========
Gross profit..................................  $ 28,356     $    --     $    --   $ 28,356
                                                ========     =======     =======   ========
Operating income..............................  $  8,755     $    --     $    --   $  8,755
                                                ========     =======     =======   ========
Identifiable assets at year-end...............  $ 72,672     $    --     $    --   $ 72,672
                                                ========     =======     =======
Corporate assets..............................                                        9,013
                                                                                   --------
Total assets at year-end......................                                     $ 81,685
                                                                                   ========

                               THE O'GARA COMPANY

                                                SECURITY
                                                PRODUCTS
                                                  AND      INFORMATION
                                                SERVICES    SECURITY
                                                 GROUP        GROUP       OTHER    COMBINED
                                                --------   -----------   -------   --------
1998
-----
Net sales to unaffiliated customers...........  $131,574     $   116     $    --   $131,690
                                                ========     =======     =======   ========
Gross profit (loss)...........................  $ 37,120     $  (395)    $  (325)  $ 36,400
                                                ========     =======     =======   ========
Operating income (loss).......................  $ 20,626     $(2,194)    $(3,907)  $ 14,525
                                                ========     =======     =======   ========
Identifiable assets at year-end...............  $103,134     $ 4,288     $    --   $107,422
                                                ========     =======     =======
Corporate assets..............................                                       13,380
                                                                                   --------
Total assets at year-end......................                                     $120,802
                                                                                   ========
1999
-----
Net sales to unaffiliated customers...........  $114,162     $ 4,345     $    --   $118,507
                                                ========     =======     =======   ========
Gross profit..................................  $ 32,587     $ 2,300     $    --   $ 34,887
                                                ========     =======     =======   ========
Operating income (loss).......................  $ 11,376     $(1,764)    $(5,303)  $  4,309
                                                ========     =======     =======   ========
Identifiable assets at year-end...............  $105,340     $ 3,359     $    --   $108,699
                                                ========     =======     =======
Corporate assets..............................                                        9,573
                                                                                   --------
Total assets at year-end......................                                     $118,272
                                                                                   ========

        Total net sales by segment includes sales to unaffiliated customers. Intersegment sales are nominal. Operating income (loss) is total net sales less operating expenses. Operating income (loss) does not include the following items: interest expense, other expenses and income taxes. The Other column includes allocated corporate overhead costs. Depreciation expense and capital expenditures for each of O'Gara's business segments for the years ended December 31, 1997, 1998 and 1999 are as follows:

                                                    SECURITY
                                                    PRODUCTS
                                                      AND      INFORMATION
                                                    SERVICES    SECURITY
                                                     GROUP        GROUP      OTHER   COMBINED
                                                    --------   -----------   -----   --------
1997
-----
Depreciation expense..............................   $1,427      $   --      $ --     $1,427
                                                     ======      ======      ====     ======
Capital expenditures..............................   $3,149      $   --      $ --     $3,149
                                                     ======      ======      ====     ======
1998
-----
Depreciation expense..............................   $1,282      $   24      $  6     $1,312
                                                     ======      ======      ====     ======
Capital expenditures..............................   $3,427      $  186      $313     $3,926
                                                     ======      ======      ====     ======
1999
-----
Depreciation expense..............................   $2,188      $   93      $143     $2,424
                                                     ======      ======      ====     ======
Capital expenditures..............................   $5,611      $1,673      $590     $7,874
                                                     ======      ======      ====     ======

        Identifiable assets by segment are those assets that are used in O'Gara's operations in each segment. Corporate assets allocated to O'Gara consist principally of cash, marketable

                               THE O'GARA COMPANY
        securities, computer software, deferred tax assets, certain intangible assets and certain prepaid expenses.

        The following summarizes information about O'Gara's different geographic areas:

                                        UNITED               OTHER
                                        STATES    FRANCE    FOREIGN   ELIMINATIONS   COMBINED
                                        -------   -------   -------   ------------   --------
1997
-----
Net sales to unaffiliated customers...  $62,015   $20,524   $18,200     $    --      $100,739
Intercompany..........................    3,003     2,130       624      (5,757)           --
                                        -------   -------   -------     -------      --------
          Total net sales.............  $65,018   $22,654   $18,824     $(5,757)     $100,739
                                        =======   =======   =======     =======      ========
Operating income......................  $ 5,402   $ 1,813   $ 1,540     $    --      $  8,755
                                        =======   =======   =======     =======      ========
Identifiable assets...................  $34,117   $22,898   $15,657     $    --      $ 72,672
                                        =======   =======   =======     =======
Corporate assets......................                                                  9,013
                                                                                     --------
          Total assets at year-end....                                               $ 81,685
                                                                                     ========
1998
-----
Net sales to unaffiliated customers...  $77,766   $26,164   $27,760     $    --      $131,690
Intercompany..........................      898       637       186      (1,721)           --
                                        -------   -------   -------     -------      --------
          Total net sales.............  $78,664   $26,801   $27,946     $(1,721)     $131,690
                                        =======   =======   =======     =======      ========
Operating income......................  $ 8,524   $ 2,185   $ 3,816     $    --      $ 14,525
                                        =======   =======   =======     =======      ========
Identifiable assets...................  $57,493   $28,106   $21,823     $    --      $107,422
                                        =======   =======   =======     =======
Corporate assets......................                                                 13,380
                                                                                     --------
          Total assets at year-end....                                               $120,802
                                                                                     ========
1999
-----
Net sales to unaffiliated customers...  $69,446   $25,315   $23,746     $    --      $118,507
Intercompany..........................    2,037     1,445       423      (3,905)           --
                                        -------   -------   -------     -------      --------
          Total net sales.............  $71,483   $26,760   $24,169     $(3,905)     $118,507
                                        =======   =======   =======     =======      ========
Operating income (loss)...............  $ 4,104   $ 2,012   $(1,807)    $    --      $  4,309
                                        =======   =======   =======     =======      ========
Identifiable assets...................  $63,683   $25,808   $19,208     $    --      $108,699
                                        =======   =======   =======     =======
Corporate assets......................                                                  9,573
                                                                                     --------
          Total assets at year-end....                                               $118,272
                                                                                     ========

        O'Gara accounts for transfers between geographic areas at cost plus a proportionate share of operating profit.

                               THE O'GARA COMPANY

        The following summarizes O'Gara's sales in the United States and foreign locations:

                                                YEARS ENDED DECEMBER 31,
                                             ------------------------------
                                               1997       1998       1999
                                             --------   --------   --------
                                                 (DOLLARS IN THOUSANDS)
Sales to unaffiliated customers:
  U.S. Government..........................  $ 43,719   $ 62,059   $ 54,953
  Other United States......................     8,362      5,813      9,162
  Middle East..............................     5,887      3,998      1,618
  Europe...................................    15,829     31,202     29,759
  Central and South America................    19,135     20,766     19,716
  Other Foreign............................     7,807      7,852      3,299
                                             --------   --------   --------
                                             $100,739   $131,690   $118,507
                                             ========   ========   ========

        Export sales by O'Gara's domestic operations were approximately 12%, 11% and 4% of net sales for the years ended December 31, 1997, 1998 and 1999, respectively.

        O'Gara is subject to audit and investigation by various agencies which oversee contract performance in connection with O'Gara's contracts with the U.S. Government. Management believes that potential claims from such audits and investigations will not have a material adverse effect on the combined financial statements. In addition, contracts with the U.S. Government may contain cost or performance incentives or both based on stated targets or other criteria. Cost or performance incentives are recorded at the time there is sufficient information to relate actual performance to targets or other criteria.

        O'Gara has foreign operations and assets in Brazil, Colombia, France, Italy, Mexico, Russia and the Philippines. In addition, O'Gara sells its products and services in other foreign countries and has continued to increase its level of international activity. Accordingly, O'Gara is subject to various risks including, among others, foreign currency restrictions, exchange rate fluctuations, government instability and complexities of local laws and regulations.

     (b) MAJOR CUSTOMERS -- During the years ended December 31, 1997, 1998 and 1999 sales in the Security Products and Services Group to the U.S. Government approximated 43%, 47% and 46% of O'Gara's net sales, respectively.

                               THE O'GARA COMPANY

(14) SUPPLEMENTAL CASH FLOWS DISCLOSURES --

     The following is a summary of cash paid related to certain items:

                                                            1997          1998          1999
                                                         ----------    ----------    ----------
          SUPPLEMENTAL DISCLOSURE OF
            CASH FLOW INFORMATION:
               Cash paid for interest..................  $2,951,794    $  473,107    $  212,277
                                                         ==========    ==========    ==========
               Cash paid for taxes.....................  $2,599,000    $1,303,277    $2,455,459
                                                         ==========    ==========    ==========
          SUPPLEMENTAL DISCLOSURE OF
            NON-CASH ACTIVITIES:
               Deferred compensation related to options
                 and restricted stock..................  $       --    $1,192,096    $  413,595
                                                         ==========    ==========    ==========
               Fair value of Kroll-O'Gara stock issued
                 in connection with acquisition of
                 businesses............................  $6,608,485    $  890,185    $       --
                                                         ==========    ==========    ==========
               Notes issued in connection with
                 acquisition of businesses.............  $1,331,513    $       --    $       --
                                                         ==========    ==========    ==========
               Fair value of stock issued in connection
                 with acquisition of minority
                 interest..............................  $1,243,474    $       --    $       --
                                                         ==========    ==========    ==========

     The supplemental cash flow disclosure information does not include allocated interest and tax expense that was funded directly by Kroll-O'Gara.

(15) SUBSEQUENT EVENT

     In the third quarter of fiscal 2000, O'Gara began implementation of a plan to reduce costs. O'Gara anticipates incurring a total non-recurring pre-tax charge of less than $1.0 million in connection with this cost reduction plan. The primary component of the restructuring charge is severance related to the termination of employees.

                               THE O'GARA COMPANY

                      COMBINED BALANCE SHEETS (UNAUDITED)
                   AS OF DECEMBER 31, 1999 AND JUNE 30, 2000

                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------    --------
                                                               (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and equivalents (Note 5).............................    $  3,395      $  2,597
  Trade accounts receivable, net of allowance for doubtful
     accounts of $969 and $750 at December 31, 1999 and June
     30, 2000, respectively.................................      24,314        23,135
  Related party receivables.................................         335           425
  Costs and estimated earnings in excess of billings on
     uncompleted contracts..................................      24,160        15,241
  Inventories (Note 6)......................................      21,194        26,787
  Prepaid expenses and other................................       5,027         3,998
  Deferred tax asset........................................       1,744         1,744
                                                                --------      --------
          Total current assets..............................      80,169        73,927
                                                                --------      --------
PROPERTY, PLANT AND EQUIPMENT, at cost
  Land......................................................       1,970         1,946
  Buildings and improvements................................       6,631         6,418
  Leasehold improvements....................................       1,109         1,057
  Furniture and fixtures....................................       6,243         5,847
  Machinery and equipment...................................      12,521        15,296
                                                                --------      --------
                                                                  28,474        30,564
  Less: accumulated depreciation............................      (9,315)      (10,746)
                                                                --------      --------
                                                                  19,159        19,818
                                                                --------      --------
COSTS IN EXCESS OF ASSETS ACQUIRED AND OTHER INTANGIBLE
  ASSETS, net of accumulated amortization of $3,192 and
  $3,278 at December 31, 1999 and June 30, 2000,
  respectively..............................................      17,195        15,683
OTHER ASSETS:
  Other assets..............................................       1,318         1,169
  Deferred tax asset........................................         431           431
                                                                --------      --------
                                                                  18,944        17,283
                                                                --------      --------
                                                                $118,272      $111,028
                                                                ========      ========

 The accompanying notes are an integral part of these combined balance sheets.

                               THE O'GARA COMPANY

                      COMBINED BALANCE SHEETS (UNAUDITED)
                   AS OF DECEMBER 31, 1999 AND JUNE 30, 2000

                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------    --------
                                                               (DOLLARS IN THOUSANDS)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt due to third-parties....    $  2,246      $  1,671
  Current portion of allocated Kroll-O'Gara long-term
     debt...................................................       9,455        15,652
  Trade accounts payable....................................      22,588        20,943
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................         361           486
  Accrued liabilities.......................................       7,680         6,584
  Customer deposits.........................................       1,396         2,085
  Income taxes currently payable............................          --            10
                                                                --------      --------
          Total current liabilities.........................      43,726        47,431
                                                                --------      --------

OTHER LONG-TERM LIABILITIES.................................         522           194

ALLOCATION OF KROLL-O'GARA LONG-TERM DEBT...................      15,072        15,725

LONG-TERM DEBT DUE TO THIRD PARTIES, net of current
  portion...................................................         854           966
                                                                --------      --------
          Total liabilities.................................      60,174        64,316
SHAREHOLDERS' EQUITY (Note 1):
  Advances from Kroll-O'Gara................................      58,868        50,653
  Deferred compensation.....................................      (1,030)         (826)
  Accumulated other comprehensive income (loss).............         260        (3,115)
                                                                --------      --------
          Total shareholders' equity........................      58,098        46,712
                                                                --------      --------
                                                                $118,272      $111,028
                                                                ========      ========

 The accompanying notes are an integral part of these combined balance sheets.

                               THE O'GARA COMPANY

                 COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                  1999           2000
                                                              ------------    ----------
                                                                (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE AMOUNTS)
NET SALES...................................................   $   56,962     $   53,335
COST OF SALES...............................................       38,434         40,347
                                                               ----------     ----------
          Gross profit......................................       18,528         12,988
OPERATING EXPENSES:
  Selling and marketing expenses............................        4,096          4,390
  General and administrative expenses.......................        7,023         11,649
  Separation expenses (Note 1)..............................           --            280
  Failed merger expenses (Note 9)...........................           --            830
  Merger expenses...........................................           36             --
  Restructuring expense (Note 2)............................          292             --
                                                               ----------     ----------
          Operating income (loss)...........................        7,081         (4,161)
                                                               ----------     ----------
OTHER INCOME (EXPENSE):
  Interest expense..........................................         (799)        (1,167)
  Other, net................................................           28           (134)
                                                               ----------     ----------
          Income (loss) before provision for income taxes
            and cumulative effect of change in accounting
            principle.......................................        6,310         (5,462)
  Provision for income taxes................................        2,454            327
                                                               ----------     ----------
          Income (loss) before cumulative effect of change
            in accounting principle.........................        3,856         (5,789)
  Cumulative effect of change in accounting principle, net
     of applicable tax benefit of $408 (Note 4).............         (778)            --
                                                               ----------     ----------
  Net income (loss).........................................   $    3,078     $   (5,789)
                                                               ==========     ==========
PER SHARE DATA:
EARNINGS (LOSS) PER SHARE (Note 3)
  Basic and diluted.........................................   $     0.51     $    (0.96)
                                                               ==========     ==========
          Weighted Average Shares Outstanding...............    6,000,000      6,000,000
                                                               ==========     ==========

    The accompanying notes are an integral part of these combined financial statements.

                               THE O'GARA COMPANY

            COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY (UNAUDITED)
                       FOR THE PERIOD ENDED JUNE 30, 2000

                                                                                    ACCUMULATED
                                                                                       OTHER
                                    COMPREHENSIVE   ADVANCES FROM     DEFERRED     COMPREHENSIVE
                                    INCOME (LOSS)   KROLL-O'GARA    COMPENSATION   INCOME (LOSS)    TOTAL
                                    -------------   -------------   ------------   -------------   -------
BALANCE, December 31, 1999........                     $58,868        $(1,030)        $   260      $58,098
Comprehensive loss
  Net loss........................     $(5,789)         (5,789)            --              --       (5,789)
                                       -------
  Other comprehensive loss, net of
     tax:
     Foreign currency translation
       adjustment, net of $2,250
       tax benefit................      (3,375)             --             --              --           --
                                       -------
     Other comprehensive loss.....      (3,375)             --             --          (3,375)      (3,375)
                                       -------
       Comprehensive loss.........     $(9,164)             --             --              --           --
                                       =======
Change in advances from
  Kroll-O'Gara....................                      (2,426)            --              --       (2,426)
Deferred compensation related to
  restricted stock of
  Kroll-O'Gara....................                          --            204              --          204
                                                       -------        -------         -------      -------
BALANCE, June 30, 2000............                     $50,653        $  (826)        $(3,115)     $46,712
                                                       =======        =======         =======      =======

The accompanying notes to combined financial statements are an integral part of these combined statements.

                               THE O'GARA COMPANY

                 COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $   3,078      $(5,789)
  Adjustments to reconcile net income (loss) to net cash
     used in operating activities --
       Depreciation and amortization........................      1,581        2,260
       Bad debt expense.....................................        122          144
       Noncash compensation expense.........................        245          204
  Change in assets and liabilities, net of effects of
     acquisitions and dispositions --
       Receivables -- trade.................................      2,183        1,035
       Costs and estimated earnings in excess of billings on
        uncompleted contracts...............................      3,514        8,919
       Inventories, prepaid expenses and other assets.......     (7,040)      (3,550)
       Accounts payable and income taxes currently
        payable.............................................     (8,765)      (1,670)
       Billings in excess of costs and estimated earnings on
        uncompleted contracts...............................        (94)         125
       Amounts due to/from related parties..................       (229)         (56)
       Customer deposits....................................     (1,037)         689
       Accrued liabilities..................................      6,610       (1,095)
       Long-term liabilities................................       (343)        (328)
                                                              ---------      -------
          Net cash provided by (used in) operating
            activities......................................       (175)         888
                                                              ---------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net...........     (4,206)      (2,272)
  Sale of marketable securities.............................      6,032           --
                                                              ---------      -------
          Net cash provided by (used in) investing
            activities......................................      1,826       (2,272)
                                                              ---------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds (repayments) from allocated Kroll-O'Gara
     long-term debt.........................................      2,165          653
  Payments of third party debt..............................       (285)        (255)
  Increase (decrease) in advances from Kroll-O'Gara.........     (9,450)      (2,426)
  Net borrowings (repayments) under revolving lines of
     credit.................................................      9,116        5,989
  Foreign currency translation..............................     (2,435)      (3,244)
                                                              ---------      -------
          Net cash provided by (used in) financing
            activities......................................       (889)         717
                                                              ---------      -------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS.............        762         (667)
Effects of foreign currency exchange rates on cash..........       (132)        (131)
                                                              ---------      -------
CASH AND EQUIVALENTS, BEGINNING OF PERIOD...................      6,417        3,395
                                                              ---------      -------
CASH AND EQUIVALENTS, END OF PERIOD.........................  $   7,047      $ 2,597
                                                              =========      =======

    The accompanying notes are an integral part of these combined financial statements.

                               THE O'GARA COMPANY

                NOTES TO COMBINED UNAUDITED FINANCIAL STATEMENTS
                   AS OF DECEMBER 31, 1999 AND JUNE 30, 2000

(1) GENERAL

     The O'Gara Company (O'Gara or the Company) is a wholly owned holding company subsidiary of The Kroll-O'Gara Company (Kroll-O'Gara) and currently consists of most of the businesses that operate in Kroll-O'Gara's Security Products and Services Group as well as the business that operates in Kroll-O'Gara's Information Security Group.

     In April 2000, Kroll-O'Gara decided to reorganize itself and split into two separate companies; O'Gara is a newly incorporated company organized in preparation for the split-up. Under an agreement and plan of reorganization, the completion of which is pending receipt of favorable tax rulings and the approval by Kroll-O'Gara's shareholders, O'Gara will receive substantially all of the assets and liabilities of the Security Products and Services Group and a 60% ownership interest in the common stock of the entity comprising the Information Security Group, as well as certain other assets and liabilities that are not assignable to a particular business group. The remaining business of Kroll-O'Gara, primarily the Investigation and Intelligence Group, the Voice and Data Communication Group and a 40% ownership interest in the common stock of the entity comprising the Information Security Group, as well as the remaining other assets and liabilities that are not assignable to a particular business group, will be spun off into a newly incorporated company, Kroll Risk Consulting Services (KRCS). Concurrent with the completion of the reorganization and spin-off, O'Gara and KRCS will become separate publicly-traded companies. Also, in conjunction with the reorganization and spinoff, certain management shareholders of O'Gara will exchange all of their shares of Kroll-O'Gara common stock for shares of O'Gara prior to the split-up. Therefore, these management shareholders will not participate in the pro rata distribution of O'Gara common stock and will not receive any stock in KRCS.

     Costs associated with this separation in the six months ended June 30, 2000 were approximately $0.3 million ($0.05 per diluted share) and consisted primarily of fees for attorneys, accountants and other related charges. O'Gara anticipates additional expenses will be incurred in the second half of 2000.

     The accompanying combined financial statements are presented on a carve-out basis and include the historical results of operations and assets and liabilities allocated to O'Gara, prior to the effects of the reorganization, which includes most of the businesses that operate in Kroll-O'Gara's Security Products and Services Group as well as 100% of the business that operates in Kroll-O'Gara's Information Security Group. These combined financial statements have been prepared from Kroll-O'Gara's historical accounting records.

     O'Gara was allocated $1.6 million and $4.5 million of overhead costs related to Kroll-O'Gara's corporate administrative functions for the six months ended June 30, 1999 and 2000, respectively. The allocation was based on a specific identification of Kroll-O'Gara's administrative costs attributable to O'Gara and, to the extent that such identification was not practicable, on the basis of O'Gara's sales as a percentage of Kroll-O'Gara's sales. The allocated costs are included in the various operating expense captions in the accompanying combined statements of operations. Management believes that such allocation methodology is reasonable. Subsequent to the spin-off, O'Gara will be required to manage these functions and will be responsible for the expenses associated with the operations of a stand-alone public company.

                               THE O'GARA COMPANY

     O'Gara's operations have been financed through its operating cash flows and advances from Kroll-O'Gara. O'Gara's interest expense includes an allocation of Kroll-O'Gara's interest expense based on Kroll-O'Gara's weighted average interest rate applied to intercompany advances. Income tax was calculated as if O'Gara had filed separate income tax returns. O'Gara's future effective tax rate will depend largely on its structure and tax strategies as a separate, independent public company.

     The O'Gara Company expects to obtain debt funding prior to completion of the split-up to repay the portion of Kroll-O'Gara's third party financing obligations assumed by it as well as a working capital and letter of credit facility.

     On September 14, 2000, Kroll-O'Gara amended its credit agreement to provide for an extension of its temporary increase in its revolving line of credit from $25.0 million to $40.0 million. Pursuant to the amended credit agreement, the increase in the revolving line of credit is effective until January 1, 2001, at which time all borrowings in excess of $25.0 million must be repaid. The credit facility continues to provide for a letter of credit facility of approximately $7.6 million. Both the letter of credit facility and the line of credit mature on May 31, 2001. Advances under the revolving line of credit bear interest at rates ranging from prime to prime plus 0.75%, or, at Kroll-O'Gara's option, LIBOR plus 1.50% to LIBOR plus 2.50%, dependent upon a defined financial ratio.

     Kroll-O'Gara's currently existing credit agreements include certain financial covenant restrictions. Kroll-O'Gara was not in compliance with certain of these covenants as of December 31, 1999 and as of June 30, 2000. All such events of non-compliance have been subsequently amended or waived by the lenders. Had the lenders not provided a waiver or amendment, all amounts outstanding under the credit agreements would have been subject to acceleration by the lenders. In addition, O'Gara and KRCS will enter into agreements governing the relationships between the separated businesses of Kroll-O'Gara that are the result of the plan of reorganization. Such agreements shall include a tax sharing and cross-indemnification agreement. Subsequent to the reorganization and spin-off, Kroll-O'Gara will be dissolved.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. Operating results for the six month period ended June 30, 2000, are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. The accompanying financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in O'Gara's audited financial statements contained elsewhere in this document for the year ended December 31, 1999.

(2) RESTRUCTURING OF OPERATIONS

     In the first quarter of 1999, O'Gara began implementation of a restructuring plan (the "Plan") to reduce costs and improve operating efficiencies. The Plan was substantially completed by the end of the second quarter of 1999. Including the first quarter 1999 charge of $0.2 million, the total non-recurring, pre-tax restructuring charge associated with the Plan was $0.3 million. Total payments or writeoffs made pursuant to the Plan through June 30, 2000 were $0.3 million. O'Gara does not

                               THE O'GARA COMPANY
     expect to incur any other significant restructuring charges in future periods related to this Plan. The principal elements of the restructuring plan are the elimination of approximately 55 employees. The primary components of the restructuring charge as of June 30, 2000 are as follows:

DESCRIPTION                                                     EXPENSE
-----------                                                     -------
Severance and related costs.................................     $195
Writedown of property, plant and equipment..................       97
                                                                 ----
                                                                 $292
                                                                 ====

(3) EARNINGS PER SHARE

     In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share", basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Dilutive common stock equivalents represent shares issuable upon assumed exercise of stock options and warrants and upon assumed issuance of restricted stock.

     O'Gara is expected to be capitalized initially with 6.0 million shares of common stock. This number of shares was assumed to be outstanding for all periods presented. To date, no common stock equivalents of O'Gara have been issued so basic and diluted earnings per share are the same.

     Basic and diluted earnings per share based on income before cumulative effect of change in accounting principle were $0.64 for the six months ended June 30, 1999. The basic and diluted per share impact of the change in accounting principle was $0.13.

(4) NEW PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants released Statement of Position (SOP) 98-5 "Reporting on the Cost of Start-Up Activities". The SOP requires costs of start-up activities, including pre-operating costs, organization costs and start-up costs to be expensed as incurred. Kroll-O'Gara's practice was to capitalize these expenses and amortize them over periods ranging from one to five years. O'Gara adopted SOP 98-5 in the first quarter of 1999 and recorded a cumulative effect of an accounting change of $0.8 million, net of a tax benefit of $0.4 million.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. O'Gara has five forward contracts in place in association with a demand note from a subsidiary. These instruments qualify for hedge accounting. O'Gara has not yet quantified the impact of adopting SFAS 133 on its financial statements and has not determined the timing of or method of adoption

                               THE O'GARA COMPANY
     of SFAS 133. However, SFAS 133 could increase volatility in earnings and other comprehensive income.

     In March 2000, the FASB issued Financial Accounting Standards Board Interpretation No. 44 ("Interpretation No. 44"), "Accounting for Certain Transactions involving Stock Compensation -- an interpretation of APB Opinion 25." Interpretation No. 44 is effective July 1, 2000. Interpretation No. 44 clarifies the application of APB Opinion 25 for certain matters, specifically (a) the definition of an employee for purposes of applying APB Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Management does not anticipate that the adoption of Interpretation No. 44 will have a material impact on financial position or the results of operations.

(5) SUPPLEMENTAL CASH FLOW DISCLOSURE

     Cash equivalents consist of all highly liquid debt instruments with an initial maturity of three months or less at the date of purchase. Kroll-O'Gara invests excess cash in overnight repurchase agreements, which are government collateralized securities. The carrying amount of cash and cash equivalents approximates fair value of those instruments due to their short maturity.

                                                             1999           2000
                                                            -------        -------
                                                            (DOLLARS IN THOUSANDS)
Cash paid for taxes.......................................   $ 28           $224
Cash paid for interest....................................   $ 61           $ 52
Non-cash activity:
Deferred compensation related to options and restricted
  stock...................................................   $414           $ --

(6) INVENTORIES

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and include the following:

                                                        DECEMBER 31,    JUNE 30,
INVENTORY CATEGORY                                          1999          2000
------------------                                      ------------    --------
                                                         (DOLLARS IN THOUSANDS)
Raw materials.........................................    $14,495       $19,437
Vehicle costs and work-in-process.....................      6,699         7,350
                                                          -------       -------
          Total inventory.............................    $21,194       $26,787
                                                          =======       =======

(7) DERIVATIVE FINANCIAL INSTRUMENTS

     Financial instruments in the form of foreign currency exchange contracts are utilized by O'Gara to hedge its exposure to movements in foreign currency exchange rates. O'Gara does not hold or issue derivative financial instruments for trading purposes. Gains and losses on foreign exchange contracts are deferred and amortized as an adjustment to the cumulative foreign currency translation adjustment component of equity over the terms of the agreements in accordance with hedge accounting standards.

                               THE O'GARA COMPANY

     O'Gara has entered into five foreign currency exchange contracts to hedge its exposure to certain foreign currency rate fluctuations on a demand loan to a subsidiary that is denominated in the foreign currency. By virtue of these contracts, O'Gara has fixed the total dollar amount that they will receive under the aforementioned subsidiary loan through the maturity dates of the contracts regardless of the fluctuations in the exchange rate. At June 30, 2000, the total notional amount of the contracts, which mature between July 2000 and January 2002, is $14.6 million. O'Gara's foreign currency translation adjustment component of shareholder's equity was increased by $0.8 million in the six months ended June 30, 2000 as a result of these agreements.

     O'Gara has estimated the fair value of the foreign exchange contracts based on information obtained from the counterparty of the amount O'Gara would receive at June 30, 2000 in order to terminate the agreements. As of June 30, 2000, O'Gara would have received approximately $1.9 million upon cancellation of all contracts.

(8) SEGMENT DATA

     During 1999 and 2000, O'Gara operated in two business segments, the Security Products and Services Group and the Information Security Group.

     The following summarizes information about the Company's business segments:

                                        SECURITY      INFORMATION
                                      PRODUCTS AND     SECURITY
                                     SERVICES GROUP      GROUP       OTHER    CONSOLIDATED
                                     --------------   -----------   -------   ------------
                                                    (DOLLARS IN THOUSANDS)
SIX MONTHS ENDED JUNE 30, 1999
Net sales to unaffiliated
  customers........................     $54,482         $ 2,480     $    --     $ 56,962
                                        =======         =======     =======     ========
Gross profit.......................     $17,262         $ 1,266     $    --     $ 18,528
                                        =======         =======     =======     ========
Operating income (loss)............     $ 8,674         $   152     $(1,745)    $  7,081
                                        =======         =======     =======     ========
SIX MONTHS ENDED JUNE 30, 2000
Net sales to unaffiliated
  customers........................     $51,525         $ 1,810     $    --     $ 53,335
                                        =======         =======     =======     ========
Gross profit.......................     $13,229         $  (241)    $    --     $ 12,988
                                        =======         =======     =======     ========
Operating income (loss)............     $ 4,647         $(4,704)    $(4,104)    $ (4,161)
                                        =======         =======     =======     ========
Identifiable assets at June 30,
  2000.............................     $97,376         $ 4,907     $    --     $102,283
                                        =======         =======     =======
Corporate assets...................                                                8,745
                                                                                --------
     Total assets at June 30,
       2000........................                                             $111,028
                                                                                ========

(9) FAILED MERGER COSTS

     On November 15, 1999, Kroll-O'Gara announced that it had entered into a definitive agreement with Blackstone Capital Partners III Merchant Banking Fund L.P. (Blackstone) pursuant to which shares held by all Kroll-O'Gara shareholders, other than certain members of management, would be acquired by Blackstone. On April 12, 2000, Kroll-O'Gara announced that Blackstone had withdrawn its offer to acquire Kroll-O'Gara shares. Allocated costs to O'Gara associated with the failed recapitalization merger in the six months ended June 30, 2000 were approximately $0.8 million ($0.14 per diluted share) and consisted primarily of fees for attorneys, accountants, travel and other related charges.

                               THE O'GARA COMPANY
          UNAUDITED PRO FORMA COMBINING CONDENSED FINANCIAL STATEMENTS

     The unaudited pro forma combining condensed financial statements of The O'Gara Company give effect to the reorganization and split-up transaction and have been prepared from The O'Gara Company audited combined financial statements presented elsewhere in this document. These unaudited pro forma statements should also be read in conjunction with the audited combined financial statements of The O'Gara Company.

     The unaudited pro forma combining condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the reorganization and split-up transaction had been consummated as of the beginning of the periods indicated, nor are they indicative of future financial position or results of operations.

                               THE O'GARA COMPANY

             UNAUDITED PRO FORMA COMBINING CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 2000

                                                             O'GARA      PRO FORMA      O'GARA
                                                            SPLIT-UP    ADJUSTMENTS    PRO FORMA
                                                            --------    -----------    ---------
                                                                   (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS
     Cash.................................................  $  2,597     $     --      $  2,597
     Accounts receivable, net.............................    23,560           --        23,560
     Costs and estimated earnings in excess of billings on
       uncompleted contracts..............................    15,241           --        15,241
     Inventories..........................................    26,787           --        26,787
     Other current assets.................................     5,742           --         5,742
                                                            --------     --------      --------
          Total current assets............................    73,927           --        73,927
  Property, plant, and equipment, net.....................    19,818           --        19,818
  Costs in excess of assets acquired and other intangible
     assets...............................................    15,683         (819)(2)    14,864
  Other assets............................................     1,600         (212)(3)     1,388
                                                            --------     --------      --------
          Total assets....................................  $111,028     $ (1,031)     $109,997
                                                            ========     ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Current portion of allocated Kroll-O'Gara long-term
       debt...............................................  $ 15,652     $     --      $ 15,652
     Current portion of long-term debt due to third
       parties............................................     1,671           --         1,671
     Accounts payable.....................................    20,943           --        20,943
     Accrued liabilities..................................     6,624        2,519(4)      9,143
     Other current liabilities............................     2,541       (1,750)(5)       791
                                                            --------     --------      --------
          Total current liabilities.......................    47,431          769        48,200
  Long-term debt due to third parties, net of current
     portion..............................................       966           --           966
  Allocation of Kroll-O'Gara long-term debt...............    15,725           --        15,725
  Other long-term liabilities.............................       194           --           194
  Minority interest in consolidated subsidiary............        --          710(1)        710
                                                            --------     --------      --------
          Total liabilities...............................    64,316        1,479        65,795
  Shareholders' equity....................................    46,712       (2,510)(6)    44,202
                                                            --------     --------      --------
          Total liabilities and shareholders' equity......  $111,028     $ (1,031)     $109,997
                                                            ========     ========      ========

---------------

(1) To recognize KRCS' minority ownership interest of 40% in the Information Security Group (ISG).
(2) To recognize write-off of certain intangibles that will not be utilizable by Kroll-O'Gara as a result of the reorganization and split-up transaction.
(3) To recognize write-off of unamortized deferred financing costs resulting from the anticipated prepayment of certain third party indebtedness as a result of the reorganization and split-up transaction.
(4) To recognize transaction costs ($1,689) expected to be incurred associated with the reorganization and split-up transaction, as well as to recognize debt prepayment fees ($830) associated with the prepayment of certain third party indebtedness.
(5) To recognize related tax benefit to be realized in conjunction with the transactions discussed above.

(6) Reflects adjustments to shareholders' equity for transactions discussed above as follows (in thousands):

  Tax benefit of accelerated stock option compensation......  $    330
  Debt prepayment fee ($830) and financing cost write-off,
     net of tax.............................................      (625)
  Transaction costs ($1,689), net of tax....................    (1,014)
  Intangible asset write-offs ($819), net of tax............      (491)
  KRCS' minority ownership interest of 40% in ISG...........      (710)
                                                              --------
                                                              $ (2,510)
                                                              ========

            The accompanying notes to combined financial statements
               are an integral part of these combined statements.

                               THE O'GARA COMPANY

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                                        O'GARA      PRO FORMA(3)(4)(5)       O'GARA
                                                       SPLIT-UP    ADJUSTMENTS(6)(7)(9)     PRO FORMA
                                                       --------    ---------------------    ---------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales............................................  $53,335            $   --             $53,335
Cost of sales........................................   40,347                --              40,347
                                                       -------            ------             -------
     Gross profit....................................   12,988                --              12,988
Selling and marketing expenses.......................    4,390                --               4,390
General and administrative expenses..................   11,650                --              11,650
Separation expenses..................................      280                --                 280
Failed merger expenses...............................      829                --                 829
                                                       -------            ------             -------
     Operating loss..................................   (4,161)               --              (4,161)
Interest expense.....................................   (1,167)               --(10)          (1,167)
Other expense........................................     (134)               --                (134)
                                                       -------            ------             -------
     Loss from continuing operations before minority
       interest, provision for income taxes,
       extraordinary item and cumulative effect of
       change in accounting principle................   (5,462)               --              (5,462)
Minority interest....................................       --             1,881(1)            1,881
                                                       -------            ------             -------
     Loss from continuing operations before provision
       for income taxes, extraordinary item and
       cumulative effect of change in accounting
       principle.....................................   (5,462)            1,881              (3,581)
Provision for income taxes...........................      327                --(2)              327
                                                       -------            ------             -------
     Loss from continuing operations.................  $(5,789)           $1,881             $(3,908)
                                                       =======            ======             =======
Basic and diluted loss per share from continuing
  operations.........................................  $ (0.96)                              $ (0.65)
                                                       =======                               =======
Basic and diluted weighted average shares
  outstanding........................................    6,000                                 6,000(8)
                                                       =======                               =======

---------------

 (1) To reflect KRCS' minority ownership interest of 40% in the Information Security Group (ISG).

 (2) Pro forma adjustments exclude a benefit for income taxes on KRCS' share of the ISG net loss as no benefit was recognized in the historical The O'Gara Company results of operations for the six months ended June 30, 2000.

 (3) Pro forma adjustments exclude the impact of compensation expense, if any, that might result from the exchange of Kroll-O'Gara common shares by certain management shareholders for shares of The O'Gara Company, based on the respective fair values at the exchange date.

 (4) Pro forma adjustments exclude the impact of compensation expense of approximately $0.5 million, net of estimated tax benefit of approximately $0.3 million, for a non-recurring charge associated with the accelerated vesting of certain ISG stock option grants and certain restricted stock grants resulting from the reorganization and split-up transaction.

 (5) Pro forma adjustments exclude the allocation of an extraordinary charge from Kroll-O'Gara that will occur in conjunction with the reorganization and split-up transaction resulting from the anticipated prepayment of certain third party indebtedness. The total allocated charge from Kroll-O'Gara is estimated to be approximately $0.6 million, net of estimated tax benefit of approximately $0.4 million, and includes a prepayment fee and the write-off of unamortized deferred financing costs.

 (6) The O'Gara Company expects to incur additional charges currently estimated to be approximately $1.0 million, net of estimated tax benefit of approximately $0.7 million, to reflect costs associated with the reorganization and split-up transaction. These non-recurring charges are not reflected in the unaudited pro forma combining condensed statements of operations.

 (7) Management does not believe that corporate overhead costs associated with the operations of a stand-alone public company will be significantly different from those expenses allocated from Kroll-O'Gara and reflected in the historical statements of operations of The O'Gara Company above.

 (8) The O'Gara Company is expected to be capitalized initially with 6.0 million shares of common stock. This number of shares was assumed to be outstanding for all periods presented. To date, no common stock equivalents of The O'Gara Company have been issued so basic and diluted loss per share are the same.

 (9) Pro forma adjustments exclude a non-recurring charge estimated to be approximately $0.5 million, net of estimated tax benefit of approximately $0.3 million, associated with the write-off of certain assets (intangibles and certain trademarks) that will not be utilizable by the company as a result of the reorganization and split-up transaction.

(10) The pro forma statement of operations above does not give any effect to any potential reductions or increases in interest expense relating to debt being assumed by The O'Gara Company as part of the reorganization and split-up.

                               THE O'GARA COMPANY

        UNAUDITED PRO FORMA COMBINING CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                     O'GARA      PRO FORMA(3)(4)(5)      O'GARA
                                                    SPLIT-UP    ADJUSTMENTS(6)(7)(9)    PRO FORMA
                                                    --------    --------------------    ---------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.........................................  $118,507            $ --            $118,507
Cost of sales.....................................    83,620              --              83,620
                                                    --------            ----            --------
     Gross profit.................................    34,887              --              34,887
Selling and marketing expenses....................     8,854              --               8,854
General and administrative expenses...............    20,584              --              20,584
Restructuring expenses............................       292              --                 292
Merger related expenses...........................       145              --                 145
Failed merger expenses............................       704              --                 704
                                                    --------            ----            --------
     Operating income.............................     4,308              --               4,308
Interest expense..................................    (1,995)             --(10)          (1,995)
Other expense.....................................      (157)             --                (157)
                                                    --------            ----            --------
     Income from continuing operations before
       minority interest, provision for income
       taxes, extraordinary item and cumulative
       effect of change in accounting principle...     2,156              --               2,156
Minority interest.................................        --             719(1)              719
                                                    --------            ----            --------
     Income from continuing operations before
       provision for income taxes, extraordinary
       item and cumulative effect of change in
       accounting principle.......................     2,156             719               2,875
Provision for income taxes........................     2,303             288(2)            2,591
                                                    --------            ----            --------
     Income (loss) from continuing operations.....  $   (147)           $431            $    284
                                                    ========            ====            ========
Basic and diluted earnings (loss) per share from
  continuing operations...........................  $  (0.02)                           $   0.05
                                                    ========                            ========
Basic and diluted weighted average shares
  outstanding.....................................     6,000                               6,000(8)
                                                    ========                            ========

---------------

 (1) To reflect KRCS' minority ownership interest of 40% in the Information Security Group (ISG).

 (2) To recognize the provision/(benefit) for income taxes on pro forma adjustments at an effective rate of 40%.

 (3) Pro forma adjustments exclude the impact of compensation expense, if any, that might result from the exchange of Kroll-O'Gara common shares by certain management shareholders for shares of The O'Gara Company, based on the respective fair values at the exchange date.

 (4) Pro forma adjustments exclude the impact of compensation expense of approximately $0.6 million, net of estimated tax benefit of approximately $0.4 million, for a non-recurring charge associated with the accelerated vesting of certain ISG stock option grants and certain restricted stock grants resulting from the reorganization and split-up transaction.

 (5) Pro forma adjustments exclude the allocation of an extraordinary charge from Kroll-O'Gara that will occur in conjunction with the reorganization and split-up transaction resulting from the prepayment of certain third party indebtedness. The total allocated charge from Kroll-O'Gara is estimated to be approximately $0.6 million, net of estimated tax benefit of approximately $0.4 million, and includes a prepayment fee and the write-off of unamortized deferred financing costs.

 (6) The O'Gara Company expects to incur additional charges (in addition to the $0.3 million of charges recognized for the six months ended June 30, 2000) currently estimated to be approximately $1.0 million, net of estimated tax benefit of approximately $0.7 million, to reflect costs associated with the reorganization and split-up transaction. These non-recurring charges are not reflected in the unaudited pro forma combining condensed statements of operations.

 (7) Management does not believe that corporate overhead costs associated with the operations of a stand-alone public company will be significantly different from those expenses allocated from Kroll-O'Gara and reflected in the historical statements of operations of The O'Gara Company above.

 (8) The O'Gara Company is expected to be capitalized initially with 6.0 million shares of common stock. This number of shares was assumed to be outstanding for all periods presented. To date, no common stock equivalents of The O'Gara Company have been issued so basic and diluted earnings (loss) per share are the same.

 (9) Pro forma adjustments exclude a non-recurring charge estimated to be approximately $0.5 million, net of estimated tax benefit of approximately $0.3 million, associated with the write-off of certain assets (certain intangibles and trademarks) that will not be utilizable by the company as a result of the reorganization and split-up transaction.

(10) The pro forma statement of operations above does not give any effect to any potential reductions or increases in interest expense relating to debt being assumed by The O'Gara Company as part of the reorganization and split-up.

                                6,000,000 SHARES

                                     [LOGO]

                               THE O'GARA COMPANY

                                  COMMON STOCK

                              -------------------
                                   PROSPECTUS
                              -------------------

                                            , 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS, AMONG OTHER THINGS, MAY HAVE CHANGED SINCE THAT DATE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND SPLIT-UP.

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities registered hereby. There are no underwriting commissions or fees in connection with the split-up. All of such amounts (except the SEC registration fee) are estimated.

SEC registration fee........................................  $   12,332
Nasdaq National Market listing fee..........................
Accounting fees and expenses................................
Legal fees and expenses.....................................
Printing and engraving expenses.............................
Transfer agent and registrar fees and expenses..............
Miscellaneous...............................................
                                                              ----------
     Total..................................................  $
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1701.13(E) of the Ohio General Corporation Law allows indemnification by the registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the registrant, by reason of the fact that he is or was a director, officer, employee or agent of the registrant, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the registrant unless determined by the court. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent counsel or by the shareholders.

     The registrant's Code of Regulations provides that the registrant shall indemnify such persons to the fullest extent permitted by law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The registrant issued 100 shares of its common stock to The Kroll-O'Gara Company on August 25, 2000. The securities were issued without registration under the Securities Act of 1933 in reliance upon the exemption provided by
Section 4(2) of that Act. No underwriting commission was paid in connection with the issuance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) Exhibits. The list of Exhibits is set forth beginning on page E-1 of this Registration Statement and is incorporated by reference.

     (B) Schedules have been omitted because they are either not applicable or not required or the information has been furnished in the combined financial statements.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, The O'Gara Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, the State of Ohio, as of the 20th day of September, 2000.

                                      The O'Gara Company

                                      By: /s/ WILFRED T. O'GARA
                                         ---------------------------------------
                                          Wilfred T. O'Gara
                                          Name: Wilfred T. O'Gara
                                          Title: President and Chief Executive
                                          Officer

                               POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wilfred T. O'Gara and Abram S. Gordon, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 20th day of September, 2000.

              SIGNATURE                                 TITLE
              ---------                                 -----

/s/ THOMAS M. O'GARA                     Chairman and Director
------------------------------------
Thomas M. O'Gara

/s/ WILFRED T. O'GARA                    Chief Executive Officer, President
------------------------------------     and Director (principal executive
Wilfred T. O'Gara                        officer)

/s/ NICHOLAS P. CARPINELLO               Chief Financial Officer (principal
------------------------------------     financial and accounting officer)
Nicholas P. Carpinello

                                LIST OF EXHIBITS

      EXHIBIT
       NUMBER                             DESCRIPTION
      -------                             -----------
            3.1   Amended and Restated Articles of Incorporation
            3.2   Code of Regulations
              5   Opinion of Taft, Stettinius & Hollister LLP (7)
           10.1   Agreement to armor HMMWVs between The Kroll-O'Gara Company and the United States Army Tank and Automotive Command,
                  dated May 12, 1994, as amended (1)
           10.2   Systems Technical Support Agreement between The Kroll-O'Gara
                  Company and the United States Army, dated January 20, 1997
                  (2)
           10.3   Supplemental Agreement Modification to acquire 360
                  additional armored HMMWVs between United States Army Tank
                  and Automotive Armaments Command and O'Gara-Hess and
                  Eisenhardt Armoring Company, dated March 31, 1997 (3)
           10.4   Supplemental Agreement Modifications to acquire 738
                  additional armored HMMWVs between the United States Army
                  Tank and Automotive Armaments Command and O'Gara-Hess &
                  Eisenhardt Armoring Company, dated March 31, 1998 and April
                  13, 1998 (4)
           10.5   Employment Agreement between The Kroll-O'Gara Company and
                  Thomas M. O'Gara, dated August 23, 1996 (1)*
           10.6   Employment Agreement between The Kroll-O'Gara Company and
                  Wilfred T. O'Gara, dated August 23, 1996 (1)*
           10.7   Employment Agreement between The Kroll-O'Gara Company and
                  Nicholas P. Carpinello dated August 23, 1996 (1)*
           10.8   Employment Agreement, dated October 17, 1997, between The
                  Kroll-O'Gara Company and Abram S. Gordon (5)*
           10.9   Amendment to Employment Agreement, dated October 17, 1997, between The Kroll-O'Gara Company and Thomas M. O'Gara (5)*
          10.10   Amendment to Employment Agreement, dated October 17, 1997, between The Kroll-O'Gara Company and Wilfred T. O'Gara (5)*
          10.11   Amendment to Employment Agreement, dated October 17, 1997, between The Kroll-O'Gara Company and Nicholas P. Carpinello
                  (5)*
          10.12   Form of Proposed Credit Agreement (7)
          10.13   Employee Stock Purchase Plan (7)
          10.14   2000 Stock Incentive Plan (7)
          10.15   Agreement and Plan of Reorganization and Dissolution of The
                  Kroll-O'Gara Company dated as of September 8, 2000 (6)
          10.16   Form of Tax Sharing Agreement between The O'Gara Company and
                  Kroll Risk Consulting Services, Inc. and Securify Inc. (6)
          10.17   Form of Cross-Indemnification Agreement by and among
                  Kroll-O'Gara, Kroll Risk Consulting Services, Inc. and The
                  O'Gara Company (6)
             21   Subsidiaries of the Registrant
           23.1   Consent of Taft, Stettinius & Hollister LLP (contained in
                  Exhibit 5) (7)

      EXHIBIT
       NUMBER                             DESCRIPTION
      -------                             -----------
           23.2   Consent of Arthur Andersen LLP
             24   Powers of Attorney (contained in Signature Page)
      27.1-27.5   Financial Data Schedules

---------------

 * Executive compensation agreement

(1) Filed as an Exhibit to The Kroll-O'Gara Company's Registration Statement on Form S-1, No. 333-11093 and incorporated herein by reference.

(2) Filed as an Exhibit to The Kroll-O'Gara Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

(3) Filed as an Exhibit to The Kroll-O'Gara Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference.

(4) Filed as an Exhibit to The Kroll-O'Gara Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1998 and incorporated herein by reference.

(5) Filed as an Exhibit to The Kroll-O'Gara Company's Registration Statement on Form S-4, No. 333-35845 and incorporated herein by reference.

(6) Filed as an Appendix to The Kroll-O'Gara Company's Preliminary Proxy Statement filed pursuant to Rule 14a-6 on September 19, 2000 and incorporated herein by reference.

(7) To be filed by amendment.

                                       E-2